Exhibit 99.1

Scheme Document

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in doubt as to any aspect of the Proposal, this Scheme Document or as to the action to be taken, you should consult a licensed securities dealer or registered institution in securities, a bank manager, solicitor, professional accountant, or other professional adviser.

If you have sold or transferred all your Bossini Shares in Bossini International Holdings Limited, you should at once hand this Scheme Document and the accompanying forms of proxy to the purchaser or the transferee or to the licensed securities dealer or registered institution in securities or other agent through whom the sale or transfer was effected for transmission to the purchaser or the transferee.

Hong Kong Exchanges and Clearing Limited, The Stock Exchange of Hong Kong Limited and Hong Kong Securities Clearing Company Limited take no responsibility for the contents of this Scheme Document, make no representation as to their accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Scheme Document.

This Scheme Document is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the applicable laws or regulations of such jurisdiction. This Scheme Document appears for information purposes only and does not constitute an invitation or offer to, nor is it intended to invite offers by, the public to subscribe for or to purchase or acquire or subscribe for any shares or securities of Bossini International Holdings Limited or Viva Goods Company Limited, and it must not be used for the purpose of offering or inviting offers for any securities.

VIVA GOODS COMPANY LIMITED	BOSSINI INTERNATIONAL HOLDINGS LIMITED

*

(Incorporated in the Cayman Islands with limited liability)	(Incorporated in Bermuda with limited liability)
(Stock Code: 933)	(Stock Code: 592)
DRAGON LEAP CONSUMABLES LIMITED
(Incorporated in the British Virgin Islands with limited liability)

(1) PROPOSAL FOR THE PRIVATISATION OF
BOSSINI INTERNATIONAL HOLDINGS LIMITED
BY DRAGON LEAP CONSUMABLES LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT
UNDER SECTION 99 OF THE COMPANIES ACT
(2) PROPOSED WITHDRAWAL OF LISTING OF THE SHARES OF
BOSSINI INTERNATIONAL HOLDINGS LIMITED

Financial adviser to the Offeror and Viva

Independent Financial Adviser to the Bossini Independent Board Committee

SOMERLEY CAPITAL LIMITED

Unless the context requires otherwise, capitalised terms used in this Scheme Document (including this cover page) are defined under "Definitions" in Part I of this Scheme Document. A letter from the Bossini Board is set out in "Letter from the Bossini Board" in Part IV of this Scheme Document. A letter from the Bossini Independent Board Committee containing its advice to the Disinterested Scheme Shareholders and the Bossini Optionholders in connection with the Proposal, the Scheme and the Option Offer is set out in "Letter from the Bossini Independent Board Committee" in Part V of this Scheme Document. A letter from the Bossini Independent Financial Adviser to the Bossini Independent Board Committee, containing its advice to the Bossini Independent Board Committee in connection with the Proposal, the Scheme and the Option Offer is set out in "Letter from the Bossini Independent Financial Adviser" in Part VI of this Scheme Document. An Explanatory Statement regarding the Scheme is set out in "Explanatory Statement" in Part VII of this Scheme Document. The actions to be taken by the Bossini Shareholders are set out in "Actions to be Taken" in Part II of this Scheme Document.

Notices convening the Court Meeting to be held at 2:00 p.m. on Monday, 10 February 2025 and the Bossini SGM to be held at 2:30 p.m. on Monday, 10 February 2025 (or as soon as practicable after the conclusion or adjournment of the Court Meeting) are set out in Appendix VI and Appendix VII to this Scheme Document, respectively. Whether or not you are able to attend the Court Meeting and/or the Bossini SGM or any adjournment thereof, you are strongly urged to complete and sign the enclosed PINK form of proxy in respect of the Court Meeting and the enclosed WHITE form of proxy in respect of the Bossini SGM, in accordance with the instructions printed thereon, and to lodge them at Bossini's Hong Kong branch Share Registrar, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong as soon as possible but in any event not later than the respective times and dates as stated under "Actions to be Taken" in Part II of this Scheme Document. If the PINK form of proxy is not so lodged, it may also be handed to the Chairman of the Court Meeting who shall have absolute discretion as to whether or not to accept it. If the WHITE form of proxy is not so lodged at least 48 hours before the time appointed for the Bossini SGM, it will not be valid. Completion and return of the forms of proxy for Court Meeting and/or the Bossini SGM will not preclude you from attending and voting in person at the relevant meeting or any adjournment thereof, should you so wish. In the event that you attend and vote at the relevant meeting or any adjournment thereof after having lodged your forms of proxy, the returned forms of proxy will be revoked by operation of law.

3 January 2025

*  for identification purpose only

IMPORTANT NOTICE

This Scheme Document contains important information and you are encouraged to read this Scheme Document in full, including the appendices carefully.

KEY TERMS OF PROPOSAL

The following are some key terms of the Proposal for your ease of reference:

1.	What are the Scheme Consideration and Option Cancellation Price?

Under the Proposal, upon the fulfilment of the Scheme Conditions and the Scheme becoming effective, all Scheme Shares will be cancelled and the Scheme Shareholders will be entitled to receive from Viva new Viva Shares to be issued:

For every 5 Scheme Shares cancelled	1 new Viva Share

The Offeror will make an appropriate offer to all the Bossini Optionholders in accordance with Rule 13 of the Takeovers Code. The Option Offer will be conditional upon the Scheme becoming effective. As the exercise prices for all outstanding Bossini Share Options are higher than the ascribed value of HK$0.108 per Bossini Share under the Scheme, the Bossini Share Options are "out of money". As such, the Option Offer will be made on the following terms:

For every 1,000 Bossini Share Options cancelled	1 new Viva Share
2.	What are the reasons and benefits of the Proposal?
(a)	Exit investments for Viva Shares with higher market capitalisation and multi- brand operator

The Offeror is of the view that the Proposal provides a good opportunity for Scheme Shareholders to realise their holdings of Bossini Shares in return for Viva Shares which has a more attractive investment potential with Viva being a multi-brand operator owning different well-known fashion brands, including Clarks and Testoni while remain invested and participated in the business of Bossini through the holding of Viva Shares.

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IMPORTANT NOTICE

(b)	Scheme Consideration represents an exit premium to the prevailing price of the Bossini Shares

The Proposal offers an exit to the Scheme Shareholders at a premium to the prevailing price of the Bossini Shares. Based on the closing price of HK$0.54 per Viva Share as quoted on the Stock Exchange on the Last Trading Day, the value of Scheme Consideration represents a premium of approximately 22.73%, 12.50% and 5.88% over the average closing price of approximately HK$0.088, HK$0.096 and HK$0.102 per Bossini Share for the 30, 90 and 120 trading days up to and including the Last Trading Day, respectively. Upon completion of the Scheme, the Scheme Shareholders will be entitled to receive 1 new Viva Share for every 5 Scheme Shares cancelled, which is equivalent to 1 Bossini Share for 0.2 new Viva Share. The Implied NAV of 0.2 Viva Share (excluding the perpetual convertible bonds) of approximately HK$0.141 on a pre-deal basis or approximately HK$0.139 on a post-deal basis are both higher than the NAV per Bossini Share of approximately HK$0.047 as at 30 June 2024, representing a premium of approximately 200.0% or 195.7% over the NAV per Bossini Share, respectively.

(c)	The listed platform has provided limited equity financing capabilities

The Proposal offers Bossini an opportunity to reduce the costs and expenses associated with maintaining its listing status, while affording the Offeror and Bossini enhanced flexibility to pursue its long-term growth strategy.

3.	What is the location, date and time of the Court Meeting and the Bossini SGM?

The Court Meeting will be held at 2:00 p.m. on Monday, 10 February 2025 and the Bossini SGM to be held at 2:30 p.m. on Monday, 10 February 2025 (or as soon as practicable after the conclusion or adjournment of the Court Meeting). The venue of the Court Meeting and the Bossini SGM is 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong.

NOTICE TO OVERSEAS HOLDER OF SCHEME SHARES AND BOSSINI OPTIONHOLDERS

The making and implementation of the Scheme to the Scheme Shareholders who are not residents in Hong Kong and the making of the Option Offer to the Bossini Optionholders may be affected by the applicable laws of the relevant jurisdictions.

Such Scheme Shareholders and Bossini Optionholders should inform themselves about and observe any applicable legal, tax or regulatory requirements in their respective jurisdictions and, where necessary, seek their own legal advice. Further information in relation to overseas Scheme Shareholders and Bossini Optionholders will be contained in this Scheme Document.

It is the responsibility of any overseas Scheme Shareholders and the Bossini Optionholders wishing to take any action in relation to the Proposal to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with the necessary formalities and the payment of any issue, transfer or other taxes due in such jurisdiction.

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IMPORTANT NOTICE

Any actions taken by the overseas Scheme Shareholders and Bossini Optionholders in respect of the Proposal will be deemed to constitute a representation and warranty from such persons to the Offeror, Viva and Bossini and their respective advisers that those laws and regulatory requirements have been complied with. If you are in doubt as to your position, you should consult your professional advisers.

If you are an overseas Scheme Shareholder and Bossini Optionholders, your attention is drawn to the paragraph headed "20. Overseas Scheme Shareholders and Bossini Optionholders" in the Explanatory Statement.

Notice to Bossini Shareholders in the United States

The Proposal is being made to cancel and extinguish the securities of a company incorporated in Bermuda in exchange for shares of a company incorporated in the Cayman Islands by means of a scheme of arrangement provided under Section 99 of the Companies Act and is subject to Hong Kong disclosure requirements which are different from those of the U.S..

A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules of the U.S. Securities Exchange Act of 1934, as amended. Accordingly, the Proposal is subject to the disclosure requirements and practices applicable in Bermuda, the Cayman Islands and Hong Kong to schemes of arrangement which differ from the disclosure and procedural requirements applicable under the U.S. federal securities laws.

The receipt of Viva Shares pursuant to the Proposal by a U.S. holder of Scheme Shares as consideration for the cancellation and extinguishment of such holder's Scheme Shares pursuant to the Scheme may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other tax laws. U.S. holders of the Scheme Shares are urged to consult their independent professional advisers immediately regarding the tax consequences of the Proposal applicable to them.

It may be difficult for U.S. holders of the Scheme Shares to enforce their rights and claims arising out of the U.S. federal securities laws, since the Offeror, Viva and Bossini are located in a country other than the U.S., and some or all of their officers and directors may be residents of a country other than the United States. U.S. holders of the Scheme Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgement.

The Viva Shares have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or under the securities laws of any state or other jurisdiction of the United States. The Viva Shares may not be offered or sold (i) within the United States, except in a transaction that is exempt from, or not subject to, the registration requirements of the Securities Act or (ii) outside the United States, except in an offshore transaction pursuant to Regulation S under the Securities Act, and, in each case, in accordance with any applicable state securities laws.

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IMPORTANT NOTICE

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved the Proposal or the Scheme, or determined if this Scheme Document is accurate or complete. Any representation to the contrary is a criminal offence in the U.S..

This Scheme Document does not constitute an offer or invitation to purchase or subscribe for any securities of Bossini or Viva in the U.S..

Notice to Bossini Shareholders in the United Kingdom

In the United Kingdom, this is an exempt communication under Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. In the United Kingdom, this document does not constitute an offer of transferable securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (FSMA) or a prospectus for the purposes of section 85 of FSMA or otherwise, and has not been drawn up in accordance with the Prospectus Regulation Rules nor filed with the Financial Conduct Authority.

Notice to Bossini Shareholders in Singapore

This Scheme Document is for the exclusive reference of shareholders of the Company in Singapore solely for the purposes of assessing the Proposal and should not be used other than in connection with such purpose.

You should note that this document has not been lodged with nor registered by the Monetary Authority of Singapore, and is subject to the requirements of the private placement exemption set out in Section 272B of the Securities & Futures Act 2001 of Singapore.

Notice to Bossini Shareholders in Australia

The Proposal is being made to cancel and extinguish the securities of a company incorporated in Bermuda by means of a scheme of arrangement provided under Section 99 of the Companies Act, the consideration for which is the issue of new securities of a company incorporated in the Cayman Islands which are quoted on the Stock Exchange, and is subject to foreign regulatory requirements which are different from those in Australia.

The Australian disclosure requirements under the Corporations Act 2001 (Cth) ("Australian Corporations Act") in respect of the issue of the Viva Shares as Scheme Consideration apply to non- Australian governed schemes unless an exemption applies. For the purposes of relying on the disclosure relief granted under ASIC Corporations (Foreign Small-Scale Offers) Instrument 2015/362:

•	This Scheme Document has been prepared for the purposes of foreign regulatory requirements, which are different from those in Australia and may not contain all information required for Australian disclosure documents.

•	Bossini is not subject to the continuous disclosure requirements contained in the Australian Corporations Act.

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IMPORTANT NOTICE

Additionally and in the event that the Proposal is considered an unsolicited offer under the Australian Corporations Act:

•	If the Proposal is successfully completed, for every 5 Scheme Shares cancelled, 1 new Viva Share will be issued.

•	Section 3 of the Explanatory Statement in this Scheme Document sets out a fair estimate of the value of the Scheme Shares.

•	Refer to Part III – Expected Timetable contained in this Scheme Document as to the period during which you have to make a decision as to how to vote in the Proposal.

•	If the Proposal is withdrawn, a withdrawal document will be sent to the Australian Shareholders, but generally not within 1 month after the date of this Scheme Document.

Notice to Bossini Shareholders and Bossini Optionholders in the PRC

In the PRC, PRC nationals conducting overseas investments must obtain the relevant approval and satisfy the requisite registration procedures in accordance with the Regulations of the People's Republic of China on Foreign Exchange Administration（中華人民共和國外匯管理條例）, the Measures for the Administration of Individual Foreign Exchange（個人外匯管理辦法）and their respective implementing rules, and other relevant regulations.

For further detail we refer to the full particulars contained in this Scheme Document.

FORWARD-LOOKING STATEMENTS AND ACCOUNTING STANDARDS

This Scheme Document may include forward-looking statements. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes", "envisages", "estimates", "anticipates", "expects", "intends", "may", "will" or "should" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding the Offeror's, Bossini's, Viva's or their respective affiliates' intentions, beliefs or current expectations. By their nature, forward- looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those made in or suggested by the forward-looking statements contained in this Scheme Document, and may not be indicative of results or developments in subsequent periods. The forward- looking statements and information contained in this Scheme Document are made as of the date hereof and each of the Offeror, Bossini and Viva undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws or the Takeovers Code.

Financial information disclosed in respect of the Proposal and the Scheme has been or will have been prepared in accordance with non-U.S. accounting standards that may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the U.S..

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TABLE OF CONTENTS

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PART I	DEFINITIONS

In this Scheme Document, the following expressions have the meanings set out below unless the context requires otherwise.

"2023 Bossini Rights Issue"	the issue by way of rights on the basis of one (1) rights share for every two (2) existing Bossini Shares held on the record date at the subscription price of HK$0.37 per rights share, details of which are set out in the prospectus dated 3 April 2023 issued by Bossini

"2013 Bossini Share Option Scheme"	the share option scheme of Bossini adopted on 12 November 2013

"2023 Bossini Share Option Scheme"	the share option scheme of Bossini adopted on 15 December 2023

"acting in concert"	has the meaning ascribed to under in the Takeovers Code and "persons acting in concert" shall be construed accordingly

"Announcement"	the announcement dated 16 October 2024 jointly issued by Bossini, Viva and the Offeror in relation to, among other things, the Proposal

"Announcement Date"	16 October 2024, being the date of the Announcement

"associate(s)"	has the meaning ascribed to it under the Takeovers Code

"Authorisations"	all necessary authorisations, registrations, filings, rulings, consents, permissions and approvals (including approval in principle) in connection with the Proposal

"Beneficial Bossini Owner"	beneficial owner(s) of the Bossini Shares registered in the name of a Registered Bossini Owner(s)

"Bossini"	Bossini International Holdings Limited, an exempted company incorporated in Bermuda with limited liability, the shares of which are listed on the Main Board of the Stock Exchange (Stock Code: 592)

"Bossini Board"	the board of directors of Bossini

"Bossini Director(s)"	the director(s) of Bossini

"Bossini Group"	Bossini and its subsidiaries from time to time

PART I	DEFINITIONS
"Bossini Independent Board Committee"	the independent board committee of Bossini formed to advise the Disinterested Scheme Shareholders and the Bossini Optionholders in connection with the Proposal and the transactions contemplated thereunder, and comprising Mr. Bosco Law, Mr. Lee Kwok Ming, Prof. Sin Yat Ming and Mr. Cheong Shin Keong

"Bossini Independent Financial Adviser" or "Somerley"	Somerley Capital Limited, a corporation licensed by the SFC to carry out Type 1 (dealing in securities) and Type 6 (advising on corporate finance) regulated activities under the SFO, being the independent financial adviser appointed to advise the Bossini Independent Board Committee in relation to the Proposal, the Scheme and the Option Offer

"Bossini Optionholder(s)"	the holder(s) of the Bossini Share Option(s)

"Bossini Share(s)"	the ordinary share(s) of Bossini

"Bossini Share Option(s)" or "Bossini Option(s)"	the January 2021 Bossini Options, the March 2022 Bossini Options, the November 2022 Bossini Options and the March 2024 Bossini Options, or any one of them

"Bossini Shareholder(s)"	the holder(s) of Bossini Share(s)

"Bossini SGM"	the special general meeting of Bossini to be convened and held on the same day as the Court Meeting for the purpose of considering and, if thought fit, approving, among others, (i) a special resolution to approve any reduction of the issued share capital of Bossini by the cancellation of the Scheme Shares, and (ii) an ordinary resolution to apply the reserve created by the cancellation of the Scheme Shares to simultaneously restore the issued share capital of Bossini by the allotment and issue of an equal number of Bossini Shares (credited as fully paid) to the Offeror, notice of which is set out in "Notice of Bossini SGM" in Appendix VII to this Scheme Document, or any adjournment thereof

"business day(s)"	a day on which the Stock Exchange is open for business of dealing in securities

"CCASS"	the Central Clearing and Settlement System established and operated by HKSCC

"CCASS Investor Participant(s)"	a person admitted to participate in CCASS as an investor participant who may be an individual or joint individuals or a corporation

PART I	DEFINITIONS
"CCASS Participant(s)"	a person admitted to participate in CCASS as a participant, including a CCASS Investor Participant

"Companies Act"	the Companies Act 1981 of Bermuda, as amended from time to time

"controlling shareholder"	has the meaning ascribed to it in the Listing Rules

"Court"	the Supreme Court of Bermuda

"Court Hearing"	the hearing of the petition by the Court for the sanction of the Scheme

"Court Meeting"	a meeting of the Scheme Shareholders to be convened at the direction of the Court at which the Scheme (with or without modification) will be voted upon, notice of which is set out in "Notice of Court Meeting" in Appendix VI to this Scheme Document, or any adjournment thereof

"Disinterested Scheme Shareholder(s)"	the Scheme Shareholders other than the Offeror Concert Parties

"Exchange Ratio"	1 new Viva Share for every 5 Bossini Share (equivalent to 0.2 new Viva Share for 1 Bossini Share)

"Executive"	the Executive Director of the Corporate Finance Division of the SFC or any delegate for the time being of the Executive Director

"Explanatory Statement"	the explanatory statement set out in the section headed "Explanatory Statement" in Part VII of this Scheme Document

"Form of Acceptance"	the form of acceptance despatched to the Bossini Optionholders in connection with the Option Offer

"Greater China"	the geographic region comprising the PRC, Hong Kong, Macau and Taiwan

"HK$"	Hong Kong dollar(s), the lawful currency of Hong Kong

"HKSCC"	Hong Kong Securities Clearing Company Limited

"HKSCC Nominees"	HKSCC Nominees Limited, a wholly-owned subsidiary of HKSCC

"Hong Kong"	the Hong Kong Special Administrative Region of the PRC

"Implied NAV"	NAV per share (HK$) multiplied by the Exchange Ratio

PART I	DEFINITIONS
"January 2021 Bossini Option(s)"	the share option(s) granted by Bossini to certain grantees on 5 January 2021

"Keystar"	Keystar Limited, a company incorporated in the British Virgin Islands, all the issued shares of which are legally and beneficially owned by Mr. Bosco Law

"Last Trading Day"	14 October 2024, being the last full trading day prior to the publication of the Announcement

"Latest Options Exercise Time'	3:30 p.m. on Monday, 24 February 2025, being the expected latest time upon which Bossini Optionholders must lodge notices of exercise (accompanied by full payment of the exercise price) of their vested Bossini Share Options in order for the Bossini Optionholders to become a Bossini Shareholder to be entitled for the Scheme Consideration under the Scheme

"Latest Practicable Date"	31 December 2024, being the latest practicable date for ascertaining certain information contained in this Scheme Document

"Listing Rules"	the Rules Governing the Listing of Securities on the Stock Exchange, as amended from time to time

"Long Stop Date"	30 June 2025 (or such later date as the Offeror may agree and, to the extent applicable, as the Court may direct, and in all cases, as permitted by the Executive)

"March 2022 Bossini Option(s)"	the share option(s) granted by Bossini to certain grantees on 23 March 2022

"March 2024 Bossini Option(s)"	the share option(s) granted by Bossini to certain grantees on 28 March 2024

"Meeting Record Date"	Monday, 10 February 2025, or such other date as shall have been announced to the Scheme Shareholders, being the record date to be announced for the purpose of determining the entitlement of Scheme Shareholders to attend and vote at the Court Meeting and the entitlement of the Bossini Shareholders to attend and vote at the Bossini SGM

"Mr. Bosco Law"	Mr. Law Ching Kit Bosco, a non-executive director of Bossini

"Ms. Yu Xin"	Ms. Yu Xin, an executive director of Bossini

"NAV"	net asset value

PART I	DEFINITIONS
"November 2021 Bossini Option(s)"	the share option(s) granted by Bossini to certain grantees on 16 November 2021

"November 2022 Bossini Option(s)"	the share option(s) granted by Bossini to certain grantees on 17 November 2022

"offer period"	has the meaning ascribed to it in the Takeovers Code

"Offeror"	Dragon Leap Consumables Limited, a company incorporated in the British Virgin Islands on 9 December 2010 with limited liability and an indirect wholly owned subsidiary of Viva

"Offeror Board"	the board of directors of the Offeror

"Option Cancellation Price"	the cancellation price of the Bossini Share Options, being 1 new Viva Share to be issued for every 1,000 Bossini Share Options to be cancelled

"Offeror Concert Party(ies)"	party(ies) acting in concert or presumed to be acting in concert with the Offeror and Viva

"Option Offer"	the offer to be made by or on behalf of the Offeror to the Bossini Optionholders in relation to the cancellation of the Bossini Share Options

"Option Offer Letter"	the letter to Bossini Optionholders setting out the terms and conditions of the Option Offer which is substantially in the form set out in "Form of letter to Bossini Optionholders" in Appendix VIII to this Scheme Document

"PRC"	the People's Republic of China (for the purpose of this Scheme Document only, excludes Hong Kong, the Macau Special Administrative Region of the PRC, and Taiwan)

"Proposal"	the proposed privatisation of Bossini by way of the Scheme and the Option Offer, and the withdrawal of listing of Bossini Shares from the Stock Exchange on the terms and subject to the conditions set out in this Scheme Document

"Record Date"	Wednesday, 12 March 2025, or such other date as shall have been announced to the Scheme Shareholders and the Bossini Optionholders, being the record date for determining entitlements of the Scheme Shareholders under the Scheme and the entitlements of the Bossini Optionholders under the Option Offer

PART I	DEFINITIONS
"Registered Bossini Owner(s)"	holder(s) of Bossini Shares (including without limitation a nominee, trustee, depositary or any other authorised custodian or third party) whose name is entered in the register of members of Bossini as a holder of Bossini Shares

"Registrar of Companies"	the Registrar of Companies in Bermuda

"Relevant Authorities"	appropriate governments and/or governmental bodies, regulatory bodies, stock exchanges, courts or institutions, including but not limited to the Court and the Registrar of Companies

"Relevant Period"	the period commencing from the date of six months preceding the Announcement Date (i.e. 16 October 2024) and ending on the Latest Practicable Date, both dates inclusive

"Scheme"	the proposed scheme of arrangement of Bossini pursuant to Section 99 of the Companies Act for the implementation of the Proposal

"Scheme Condition(s)"	the condition(s) to the Proposal, details of which are set out in the section headed "4. Conditions to the Proposal and the Scheme" in the Explanatory Statement

"Scheme Consideration"	the consideration for the cancellation and extinguishment of the Scheme Shares pursuant to the Scheme, being 1 new Viva Share to be issued for every 5 Scheme Shares to be cancelled

"Scheme Document"	this composite scheme document jointly issued by Viva, the Offeror and Bossini containing, inter alia, details of the Proposal

"Scheme Effective Date"	the date upon which the Scheme becomes effective in accordance with its terms

"Scheme Share(s)"	the Bossini Share(s) other than those held by the Offeror

"Scheme Shareholder(s)"	registered holder(s) of the Scheme Shares(s) as at the Record Date

"SFC"	the Securities and Futures Commission of Hong Kong

"SFO"	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) as amended from time to time

"Share Registrar"	Computershare Hong Kong Investor Services Limited, Bossini's branch share registrar and transfer office in Hong Kong

"Stock Exchange"	The Stock Exchange of Hong Kong Limited

PART I	DEFINITIONS
"subsidiary" or "subsidiaries"	has the meaning ascribed to it under the Listing Rules

"Takeovers Code"	the Hong Kong Code on Takeovers and Mergers, as amended
from time to time

"TC Capital"	TC Capital International Limited, a corporation licensed to carry out Type 1 (dealing in securities) and Type 6 (advising on corporate finance) regulated activities under the SFO, being the financial adviser to the Offeror and Viva in respect of the Proposal

"trading day"	a day on which the Stock Exchange is open for the business of dealings in securities

"United States" or "U.S."	the United States of America

"Viva"	Viva Goods Company Limited, a company incorporated on 13 January 2000 in the Cayman Islands with limited liability, the shares of which are listed on the Main Board of the Stock Exchange (Stock Code: 933) and the indirect controlling shareholder of Bossini

"Viva Board"	the board of directors of Viva

"Viva Director(s)"	the director(s) of Viva

"Viva Group"	Viva and its subsidiaries from time to time (including the Bossini Group)

"Viva Independent Shareholder(s)"	all Viva Shareholders other than the Viva Shareholders with a material interest in the Proposal and the Scheme

"Viva Share(s)"	the ordinary share(s) of Viva

"Viva Shareholder(s)"	the holder(s) of Viva Share(s)

"%"	per cent

All references in this Scheme Document to times and dates are references to Hong Kong times and dates, except as otherwise specified.

All percentages stated in this Scheme Document are approximations and certain amounts and percentage figures included in this Scheme Document have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures preceding them.

This Scheme Document and the accompanying forms of proxy are prepared in both English and Chinese. In the event of inconsistency, the English texts of the aforementioned documents shall prevail.

PART II	ACTIONS TO BE TAKEN
1.	ACTIONS TO BE TAKEN BY THE BOSSINI SHAREHOLDERS

Entitlements of the Scheme Shareholders and the Bossini Shareholders to attend and vote at the Court Meeting and/or the Bossini SGM

For the purpose of determining the entitlements of the Scheme Shareholders to attend and vote at the Court Meeting and the entitlements of the Bossini Shareholders to attend and vote at the Bossini SGM, the register of members of Bossini will be closed from Wednesday, 5 February 2025 to Monday, 10 February 2025 (both dates inclusive) (or such other dates as may be notified by the Offeror, Viva and Bossini by way of joint announcement (s)) and during such period, no transfer of the Bossini Shares will be effected.

In order to qualify to vote at the Court Meeting and the Bossini SGM, all transfer documents accompanied by the relevant share certificates must be lodged with the Share Registrar at Shops 1712-1716, 17/F, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong before 4:30 p.m. on Tuesday, 4 February 2025.

Forms of proxy

A PINK form of proxy for use at the Court Meeting and a WHITE form of proxy for use at the Bossini SGM are enclosed with this Scheme Document.

Whether or not you are able to attend the Court Meeting and/or the Bossini SGM or any adjournment thereof, if you are a Scheme Shareholder, we strongly urge you to complete and sign the enclosed PINK form of proxy in respect of the Court Meeting, and if you are a Bossini Shareholder, we strongly urge you to complete and sign the enclosed WHITE form of proxy in respect of the Bossini SGM, in accordance with the instructions printed thereon, and to lodge them at the office of the Share Registrar at 17M Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong as soon as possible, but in any event no later than the following times and dates in order to be valid:

•	The PINK form of proxy for use at the Court Meeting should be lodged no later than 48 hours before the time appointed for holding the Court Meeting (i.e. no later than 2:00 p.m. on Saturday, 8 February 2025) or any adjournment thereof. or alternatively, it may be handed to the chairman of the Court Meeting at the Court Meeting (who shall have absolute discretion as to whether or not to accept it).
•	The WHITE form of proxy for use at the Bossini SGM must be lodged no later than 48 hours before the time appointed for holding the Bossini SGM (i.e. no later than 2:30 p.m. on Saturday, 8 February 2025) or any adjournment thereof in order to be accepted.

Completion and return of a form of proxy for the Court Meeting and/or the Bossini SGM will not preclude you from attending and voting in person at the relevant meeting or any adjournment thereof. In such event, the returned form of proxy will be revoked by operation of law.

PART II	ACTIONS TO BE TAKEN

Voting at the Court Meeting and the Bossini SGM will be taken by poll as required under the Listing Rules and the Takeovers Code.

If you do not appoint a proxy and you do not attend and vote at the Court Meeting and/or the Bossini SGM, you will still be bound by the outcome of the Court Meeting and the Bossini SGM if, among other things, the resolutions are passed by the requisite majorities of the Scheme Shareholders or the Bossini Shareholders (as the case may be). You are strongly urged to attend and vote at the Court Meeting and the Bossini SGM in person or by proxy.

Announcement of the results of the Court Meeting and the Bossini SGM

Bossini will make an announcement in relation to the results of the Court Meeting and the Bossini SGM no later than 7:00 p.m. on Monday, 10 February 2025. If all the resolutions are passed at those meetings, further announcements will be made in relation to, among other things, the results of the Court Hearing and, if the Scheme is sanctioned, the expected Scheme Effective Date and the expected date of withdrawal of the listing of the Bossini Shares on the Stock Exchange in accordance with the requirements of the Takeovers Code and the Listing Rules.

2.	ACTIONS TO BE TAKEN BY BENEFICIAL BOSSINI OWNERS WHOSE SHARES ARE HELD BY A REGISTERED BOSSINI OWNER (OTHER THAN HKSCC NOMINEES)

Bossini will not recognise any person as holding any Bossini Shares through any trust.

If you are a Beneficial Bossini Owner whose Bossini Shares are registered in the name of a nominee, trustee, depositary or any other authorised custodian or third party (other than HKSCC Nominees), you should contact such Registered Bossini Owner to give instructions to and/or to make arrangements with such Registered Bossini Owner as to the manner in which the Bossini Shares beneficially owned by you should be voted at the Court Meeting and/or the Bossini SGM.

If you are a Beneficial Bossini Owner who wishes to attend the Court Meeting and/or the Bossini SGM personally, you should:

(a)	contact the Registered Bossini Owner directly to make the appropriate arrangements with the Registered Bossini Owner to enable you to attend and vote at the Court Meeting and/or the Bossini SGM and, for such purpose, the Registered Bossini Owner may appoint you as their proxy; or
(b)	arrange for some or all of the Bossini Shares registered in the name of the Registered Bossini Owner to be transferred into your own name, if you wish to vote (in person or by proxy) at the Court Meeting and/or the Bossini SGM.

The appointment of a proxy by the Registered Bossini Owner at the Court Meeting and/or the Bossini SGM shall be in accordance with all relevant provisions in the bye-laws of Bossini.

PART II	ACTIONS TO BE TAKEN

In the case of the appointment of a proxy by the Registered Bossini Owner at the relevant Court Meeting and/or the Bossini SGM, the relevant forms of proxy shall be completed and signed by the Registered Bossini Owner and shall be lodged in the manner and no later than the latest time for lodging the relevant forms of proxy as more particularly set out in this Scheme Document.

Completion and return of a form of proxy for the Court Meeting and/or the Bossini SGM will not preclude the Registered Bossini Owner from attending and voting in person at the relevant meeting or any adjournment thereof. In the event that the Registered Bossini Owner attends and votes at the relevant meeting or any adjournment thereof after having lodged his form of proxy, the returned form of proxy will be revoked by operation of law.

Instructions to and/or arrangements with the Registered Bossini Owner should be given or made in advance of the relevant latest time for the lodgement of the forms of proxy in respect of the Court Meeting and/or the Bossini SGM in order to provide the Registered Bossini Owner with sufficient time to complete his/her/its forms of proxy accurately and to submit them by the deadline. To the extent that any Registered Bossini Owner requires instructions from or arrangements to be made with any Beneficial Bossini Owner at a particular date or time in advance of the relevant latest time for the lodgement of the forms of proxy in respect of the Court Meeting and/or the Bossini SGM, such Beneficial Bossini Owner should comply with the requirements of such Registered Bossini Owner.

3.	ACTIONS TO BE TAKEN BY BENEFICIAL BOSSINI OWNERS WHOSE SHARES ARE DEPOSITED IN CCASS

If you are a Beneficial Bossini Owner whose Bossini Shares are deposited in CCASS and registered under the name of HKSCC Nominees, you must:

(a)	unless such Beneficial Bossini Owner is a person admitted to participate in CCASS as a CCASS Investor Participant, contact your broker, custodian, nominee, or other relevant person who is, or has, in turn, deposited such Bossini Shares with other CCASS Participants, regarding voting instructions to be given to such persons if you wish to vote at the Court Meeting and/or at the Bossini SGM in respect of the Scheme; or

(b)	become a Bossini Shareholder on record, and thereby have the right to attend and vote at the Court Meeting (if you are a Scheme Shareholder) and the Bossini SGM (as a Bossini Shareholder). You can become a Bossini Shareholder of record by withdrawing all or any of your Bossini Shares from CCASS and becoming a Registered Bossini Owner of such Bossini Shares. For withdrawal of Bossini Shares from CCASS and registration thereof, you will be required to pay to CCASS a withdrawal fee per board lot withdrawn, a registration fee for each share certificate issued, stamp duty on each transfer instrument and, if your Bossini Shares are held through a financial intermediary, any other relevant fees charged by your financial intermediary. You should contact your broker, custodian, nominee or other relevant person in advance of the latest time for lodging transfers of the Bossini Shares into your name so as to qualify to attend and vote at the Court Meeting and/or the Bossini SGM, in order to provide such broker, custodian, nominee or other relevant person with sufficient time to withdraw the Bossini Shares from CCASS and register them in your name.

PART II	ACTIONS TO BE TAKEN

The procedure for voting in respect of the Scheme by the CCASS Investor Participants and the other CCASS Participants with respect to Bossini Shares registered under the name of HKSCC Nominees shall be in accordance with the "Operating Guide for Investor Participants", "General Rules of HKSCC" and "HKSCC Operational Procedures" in effect from time to time.

Only Scheme Shareholders whose Bossini Shares are registered in their own names in the register of members of Bossini on the Meeting Record Date and present and voting, in person or by proxy, at the Court Meeting will be counted as Scheme Shareholders for the purpose of calculating whether or not a majority in number of Scheme Shareholders have approved the Scheme at the Court Meeting under Section 99 of the Companies Act. Each Registered Bossini Owner will be counted as one vote for the purposes of calculating the "majority in number" at the Court Meeting. In accordance with the directions from the Court, (i) to the extent that Scheme Shares are registered in the name of HKSCC Nominees, for the purpose of calculating the "majority in number" at the Court Meeting, HKSCC Nominees will be counted as one vote which will be exercised for or against the Scheme according to the majority of voting instructions it receives; and (ii) to the extent that banks, brokers or nominees hold Scheme Shares for multiple Beneficial Bossini Owners, they will, for the purpose of calculating the "majority in number" at the Court Meeting, be counted as one vote which will be exercised for or against the Scheme according to the majority of voting instructions it receives. A Beneficial Bossini Owner who wishes to individually vote or be counted for such purposes should make arrangements to be registered as a Scheme Shareholder in his/her/its own name prior to the Meeting Record Date.

4.	ACTIONS TO BE TAKEN BY THE BOSSINI OPTIONHOLDERS

The Option Offer Letter is being sent to each Bossini Optionholder, together with this Scheme Document and a Form of Acceptance. Bossini Optionholders should refer to the letter set out in "Form of Letter to Bossini Optionholders" in Appendix VIII to this Scheme Document. Any Bossini Optionholder who wishes to accept the Option Offer must complete and return the duly completed and executed Form of Acceptance by 4:00 p.m. on Monday, 24 February 2025 (or such time and/or date and time as may be notified through announcement(s)), delivered to the Offeror, care of Bossini at the principal place of business of Bossini at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong, for the attention of the company secretary of Bossini and marked "Bossini International Holdings Limited – Option Offer". No acknowledgement of receipt of any Form of Acceptance or any other document will be given.

The Bossini Optionholders should also note the instructions and other terms and conditions of the Option Offer printed on the Option Offer Letter and the Form of Acceptance. Before returning the Form of Acceptance, please ensure that you have completed and signed the Form of Acceptance and that your signature has been witnessed.

If any Bossini Optionholder (i) chooses to do nothing (including not returning a Form of Acceptance) or (ii) fails to complete the Form of Acceptance in accordance with the instructions set out therein, and the Option Offer closes, the Bossini Optionholder will be treated as having rejected the Option Offer in respect of all outstanding Bossini Share Option(s) held by such Bossini Optionholder at the closing of Option Offer. If any Bossini Share Options are not exercised by the Latest Options Exercise Time, they shall lapse on the Scheme Effective Date.

PART II	ACTIONS TO BE TAKEN

In the event that the outstanding Bossini Share Options or part thereof are exercised, thus resulting in the issue of new Bossini Shares prior to the Record Date, such new Bossini Shares will form part of the Scheme Shares and the holder of such new Bossini Shares will be eligible to receive the Scheme Consideration under the Scheme. In addition, any Bossini Shares issued on or prior to the Meeting Record Date will entitle their holders to attend and vote at the Court Meeting and at the Bossini SGM; whereas a Bossini Optionholders will not have such right to attend and vote at the Court Meeting and/or the Bossini SGM.

5.	EXERCISE YOUR RIGHT TO VOTE

If you are a Bossini Shareholder or a Beneficial Bossini Owner whose Bossini Shares are held by a Registered Bossini Owner (including HKSCC Nominees), you are strongly encouraged to exercise your right to vote (in the case of a Bossini Shareholder) or give instructions to the relevant Registered Bossini Owner (in the case of a Beneficial Bossini Owner) to vote in person or by proxy at the Court Meeting and/or at the Bossini SGM.

If you keep any Bossini Shares in a share lending programme, you are encouraged to recall any outstanding Bossini Shares on loan to avoid market participants using borrowed stock to vote.

If you are a Beneficial Bossini Owner whose Bossini Shares are deposited in CCASS, you are strongly encouraged to provide your broker, custodian, nominee or other relevant person with instructions or make arrangements with HKSCC Nominees in relation to the manner in which those Bossini Share(s) should be voted at the Court Meeting and/or at the Bossini SGM without delay, and/or withdraw some or all of your Bossini Share(s) from CCASS and become a Registered Bossini Owner of such Bossini Shares and exercise your right to vote (in person or by proxy) at the Court Meeting and/or the Bossini SGM.

If you are a Registered Bossini Owner holding Bossini Share(s) on behalf of one or more Beneficial Bossini Owners, you should inform the relevant Beneficial Bossini Owner(s) about the importance of exercising their right to vote. You should also remind the relevant Beneficial Bossini Owner(s) that if they wish to be counted individually in the calculation of the "majority in number" requirement at the Court Meeting, they should make arrangements to become a Registered Bossini Owner of some or all of their Bossini Shares.

If the Scheme becomes effective, it will be binding on all the Bossini Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the Bossini SGM.

If you are in any doubt as to the action to be taken, you are encouraged to consult your licensed securities dealer or registered institution in securities, bank manager, solicitor, professional accountant or other professional adviser.

PART III	EXPECTED TIMETABLE

The timetable set out below is indicative only and is subject to change. Any changes to the timetable will be jointly announced by the Offeror and Bossini. All references in this Scheme Document to times and dates are references to Hong Kong times and dates, except as otherwise specified.

Hong Kong Time
(unless otherwise stated)

Date of despatch of this Scheme Document	Friday, 3 January 2025

Date of despatch of the Option Offer Letter for the Option Offer	Friday, 3 January 2025

Latest time for Bossini Optionholders to lodge notices of exercise (accompanied by full payment of the exercise price) of their vested Bossini Share Options in order to become a Bossini Shareholder entitled to attend and vote at the Court Meeting and the Bossini SGM (Note 1)	3:30 p.m. on Tuesday, 4 February 2025

Latest time for lodging transfers of Bossini Shares in order to become entitled to attend and vote at the Court Meeting and the Bossini SGM	4:30 p.m. on Tuesday, 4 February 2025

Register of members of Bossini closed for determination of entitlements of the Scheme Shareholders to attend and vote at the Court Meeting and of Bossini Shareholders to attend and vote at the Bossini SGM (Note 2)	From Wednesday, 5 February 2025 to Monday, 10 February 2025 (both days inclusive)

Latest time for lodging PINK form of proxy in respect of the Court Meeting (Note 3)	2:00 p.m. on Saturday, 8 February 2025

Latest time for lodging WHITE form of proxy in respect of the Bossini SGM (Note 3)	2:30 p.m. on Saturday, 8 February 2025

Meeting Record Date	Monday, 10 February 2025

Court Meeting (Note 4)	2:00 p.m. on Monday, 10 February 2025

Bossini SGM (Note 4)	2:30 p.m. on
Monday, 10 February 2025
(or, immediately after the conclusion or
adjournment of the Court Meeting)

PART III	EXPECTED TIMETABLE

Hong Kong Time
(unless otherwise stated)

Announcement of the results of the Court Meeting and the Bossini SGM published on the website of the Stock Exchange and website of Bossini	no later than 7:00 p.m. on Monday, 10 February 2025

Expected last day for trading in Bossini Shares on the Main Board of the Stock Exchange	Tuesday, 11 February 2025

Latest time for Bossini Optionholders to exercise their vested Bossini Share Options in order to qualify for entitlements under the Scheme	3:30 p.m. on Monday, 24 February 2025

Latest time and date for lodging the Form of Acceptance for the acceptance of the Option Offer (Note 5)	4:00 p.m. on Monday, 24 February 2025

Latest time for lodging transfers of the Bossini Shares in order to qualify for entitlements under the Scheme	4:30 p.m. on Monday, 24 February 2025

Register of members of Bossini closed for determining Scheme Shareholders qualified for entitlements under the Scheme (Note 6)	from Tuesday, 25 February 2025 onwards

Court Hearing to sanction the Scheme	Monday, 3 March 2025 (Bermuda Time)

Announcement of the results of the Court Hearing, the expected Scheme Effective Date and the expected date of withdrawal of listing of Bossini Shares on the Stock Exchange	Tuesday, 4 March 2025

Record Date	Wednesday, 12 March 2025

Scheme Effective Date (Note 7)	Thursday, 13 March 2025 (Bermuda time)

Option Offer becomes unconditional	Thursday, 13 March 2025 (Bermuda time)

PART III	EXPECTED TIMETABLE

Hong Kong Time
(unless otherwise stated)
Announcement of the Scheme Effective Date and the withdrawal of the listing of the Bossini Shares on the Stock Exchange and the result of the Option Offer	Friday, 14 March 2025

Withdrawal of the listing of Bossini Shares on the Stock Exchange becomes effective	4:00 p.m. on
Monday, 17 March 2025

Latest time to despatch share certificates for Viva Shares to the Scheme Shareholders and the Bossini Optionholders (Note 8)	on or before Monday, 24
March 2025

Notes:

1.	These denote the recommended latest time, which are based on the time estimated by Bossini to complete the required processes to issue the underlying Bossini Shares before the Meeting Record Date or the Record Date (as the case may be).
2.	The register of members of Bossini will be closed during such period for the purpose of determining entitlements of the Scheme Shareholders to attend and vote at the Court Meeting and the entitlements of the Bossini Shareholders to attend and vote at the Bossini SGM. For the avoidance of doubt, this period of closure is not for determining entitlements under the Scheme.
3.	Forms of proxy should be deposited at the Share Registrar at 17M Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong as soon as possible, but in any event no later than the respective times and dates stated above. In the case of the PINK form of proxy in respect of the Court Meeting, it may also be handed to the chairman of the Court Meeting at the Court Meeting (who shall have absolute discretion as to whether or not to accept it). If the WHITE form of proxy is not lodged at least 48 hours before the time appointed for the Bossini SGM, it will not be valid. Completion and return of a form of proxy for the Court Meeting or the Bossini SGM will not preclude a Bossini Shareholder from attending and voting at the relevant meeting or any adjournment thereof in person. In such event, the relevant form of proxy will be revoked by operation of law.
4.	The Court Meeting and the Bossini SGM will be held at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong at the times and dates specified above. For further details relating to the Court Meeting and the Bossini SGM, please see "Notice of Court Meeting" in Appendix VI to this Scheme Document and "Notice of Bossini SGM" in Appendix VII to this Scheme Document. If a tropical cyclone warning signal number 8 or above is or is expected to be hoisted or a black rainstorm warning signal or "extreme conditions" as announced by the Government of Hong Kong is or is expected to be in force at any time after 11:00 a.m. on the date of the Court Meeting and the Bossini SGM, the Court Meeting and the Bossini SGM may be adjourned. Bossini will post an announcement on the respective websites of the Stock Exchange and Bossini to notify members of the date, time and venue of the rescheduled meetings.
5.	Forms of Acceptance, duly completed in accordance with the instructions on them, must be delivered to the principal place of business of Bossini at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong, for the attention of the company secretary of Bossini and marked "Bossini International Holdings Limited – Option Offer" not later than 4:00 p.m. on Monday, 24 February 2025 (or such time and/or date as may be notified through announcement(s)).
6.	The register of members of Bossini will be closed from Tuesday, 25 February 2025 onwards for the purpose of determining Scheme Shareholders who are qualified for entitlements under the Scheme.
7.	The Scheme shall become effective upon all the Scheme Conditions set out in the paragraph headed "4. Conditions to the Proposal and the Scheme" in the Explanatory Statement having been fulfilled or waived (as applicable). If any Bossini Share Options are not exercised by the Latest Options Exercise Time, they shall lapse on the Scheme Effective Date.

PART III	EXPECTED TIMETABLE
8.	If a tropical cyclone warning signal number 8 or above, or a black rainstorm warning, or "extreme conditions" as announced by the Government of Hong Kong is/are in force, in Hong Kong, on any of the following deadlines ("Key Deadline(s)"):
(a)	the latest date for lodging the Form of Acceptance for the acceptance of the Option Offer, and the submission and publication deadline for a closing announcement under Rule 19.1 of the Takeovers Code; and
(b)	the latest date to despatch share certificates of Viva Shares as Scheme Consideration and Option Cancellation Price under Rule 20 of the Takeovers Code,
(i)	at any time before 12:00 noon but no longer in force at or after 12:00 noon on any Key Deadline, such Key Deadline will remain on the same business day; or
(ii)	at any time at or after 12:00 noon on any Key Deadline, such Key Deadline will be rescheduled to the following business day which does not have any of those warnings in force at 12:00 noon and/or thereafter and/or thereafter or such other day as the Executive may approve in accordance with the Takeovers Code.

PART IV	LETTER FROM THE BOSSINI BOARD

BOSSINI INTERNATIONAL HOLDINGS LIMITED

(Incorporated in Bermuda with limited liability)

(Stock Code: 592)

Executive directors:	Registered office:
Mr. ZHAO Jianguo (Chairman)	Victoria Place, 5th Floor
Mr. CHEUNG Chi (Chief Executive Officer)	31 Victoria Street
Ms. YU Xin	Hamilton HM 10
Bermuda

Non-executive director:
Mr. LAW Ching Kit Bosco	Principal Place of Business in Hong Kong:
2/F., PopOffice
Independent non-executive directors:	9 Tong Yin Street
Mr. LEE Kwok Ming	Tseung Kwan O
Prof. SIN Yat Ming	Kowloon
Mr. CHEONG Shin Keong	Hong Kong

3 January 2025

To the Bossini Shareholders and the Bossini Optionholders

Dear Sir or Madam,

(1) PROPOSAL FOR THE PRIVATISATION OF
BOSSINI INTERNATIONAL HOLDINGS LIMITED
BY DRAGON LEAP CONSUMABLES LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT
UNDER SECTION 99 OF THE COMPANIES ACT
(2) PROPOSED WITHDRAWAL OF LISTING OF THE SHARES OF
BOSSINI INTERNATIONAL HOLDINGS LIMITED

1.	INTRODUCTION

Reference is made to the Announcement in relation to, among other things, the Proposal, the Scheme and the Option Offer.

On 14 October 2024, Viva Board and the Offeror Board requested the Bossini Board to put forward to the Scheme Shareholders the Proposal regarding the privatisation of Bossini by the Offeror by way of a scheme of arrangement under Section 99 of the Companies Act involving (i) the reduction of the issued share capital of Bossini by the cancellation of the Scheme Shares on the Scheme Effective Date, and in consideration therefor, 1 Viva Share will be allotted and issued to the Scheme Shareholders for every 5 Scheme Shares so cancelled, (ii) forthwith upon the issued share capital reduction referred to in (i) above, the restoration of the issued share capital of Bossini to the amount immediately before the

PART IV	LETTER FROM THE BOSSINI BOARD

cancellation of the Scheme Shares by means of the issuance of new Bossini Shares in the same number as the Scheme Shares (which were cancelled) to the Offeror credited as fully paid out of the credit arising in Bossini's books of account as a result of the issued share capital reduction referred to in (i) above, and (iii) the withdrawal of the listing of the Bossini Shares on the Stock Exchange following the Scheme Effective Date pursuant to Rule 6.15 of the Listing Rules.

If the Scheme is approved by the Disinterested Scheme Shareholders and is sanctioned by the Court, all relevant requirements of the Companies Act are complied with, and all other Scheme Conditions are fulfilled or waived (as the case may be), the Scheme will be binding on each Scheme Shareholder, irrespective of whether or not he, she or it attends or votes at the Court Meeting or the Bossini SGM. Subject to the Scheme becoming effective, the entire issued share capital of Bossini will be owned by the Offeror upon the Scheme Effective Date.

The purpose of this Scheme Document is to provide you with further information regarding the Proposal, the Scheme, the Option Offer and the expected timetable as well as to give you notices of the Court Meeting and the Bossini SGM (together with proxy forms in relation thereto). Your attention is drawn to the following sections of this Scheme Document: (i) "Letter from the Bossini Independent Board Committee" in Part V of this Scheme Document; (ii) "Letter from the Bossini Independent Financial Adviser" in Part VI of this Scheme Document; (iii) the Explanatory Statement; (iv) "Scheme of Arrangement" in Appendix V to this Scheme Document; (v) "Form of Letter to Bossini Optionholders" in Appendix VIII to this Scheme Document.

2.	TERMS OF THE PROPOSAL

All Bossini Shares other than those held by the Offeror will be subject to the Scheme and regarded as Scheme Shares. Under the Proposal, upon the fulfilment of the Scheme Conditions and the Scheme becoming effective, all Scheme Shares will be cancelled and the Scheme Shareholders will be entitled to receive from Viva new Viva Shares to be issued:

For every 5 Scheme Shares cancelled	1 new Viva Share

If, after the Latest Practicable Date, any dividend and/or other distribution and/or other return of capital is announced, declared or paid in respect of Bossini Shares, the Offeror reserves the right to reduce the Scheme Consideration by all or any part of the amount or value of such dividend, distribution and/or as the case may be, return of capital after consultation with the Executive, in which case any reference in this Scheme Document or any other announcement or document to the Scheme Consideration will be deemed to be a reference to the Scheme Consideration as so reduced.

As at the Latest Practicable Date, (i) Bossini has not announced or declared any dividend, distribution or other return of capital which remains unpaid; and (ii) Bossini does not intend to announce, declare and, or pay any dividend, distribution or other return of capital before the Scheme Effective Date or the date on which the Scheme is not approved, or the Proposal otherwise lapses (as the case may be).

PART IV	LETTER FROM THE BOSSINI BOARD

The exchange ratio of 1 Viva Share for every 5 Scheme Shares has been determined on a commercial basis after taking into account the prevailing and historical market price levels and volatility of both the Viva Shares and the Bossini Shares traded on the Stock Exchange, the consolidated NAV per Viva Share and per Bossini Share as of 31 December 2023, and other privatisation transactions in Hong Kong. Based on the closing price of HK$0.54 per Viva Share as quoted on the Stock Exchange on the Last Trading Day, the ascribed value of the Scheme Consideration of HK$0.108 per Bossini Share represents a premium of approximately 22.73%, 12.50% and 5.88% over the average closing price of approximately HK$0.088, HK$0.096 and HK$0.102 per Bossini Share for the average closing price per Bossini Share for the 30, 90 and 120 trading days up to and including the Last Trading Day, respectively. Such premium, represented by the ascribed value of the Scheme Consideration over the 30, 90 and 120 trading days up to and including the Last Trading Day, intends to provide incentives for the Scheme Shareholders to support the Proposal, and is in line with other privatisation transactions in Hong Kong.

As at the Latest Practicable Date, there are 168,118,814 outstanding Bossini Share Options. Details of the outstanding Bossini Share Options and the relevant exercise period and exercise prices are set out below:

	Outstanding Bossini Share Options
	Vested	Unvested	Total	Date of grant	Exercise Period	Exercise Price

January 2021 Bossini Options	8,571,685	–	8,571,685	5 January 2021	1 January 2022 to 31 December 2026	HK$0.455
	10,575,821	–	10,575,821		1 January 2023 to 31 December 2026
	10,599,296	–	10,599,296		1 January 2024 to 31 December 2026
			29,746,802
March 2022 Bossini Options	1,669,444	–	1,669,444	23 March 2022	23 March 2023 to 22 March 2028	HK$0.659
November 2022 Bossini Options	1,002,068	–	1,002,068	17 November 2022	17 November 2023 to 16 November 2028	HK$0.389
March 2024 Bossini Options	–	45,233,500	45,233,500	28 March 2024	28 March 2025 to 27 March 2030	HK$0.128
	–	45,233,500	45,233,500		28 March 2026 to 27 March 2031
	–	45,233,500	45,233,500		28 March 2027 to 27 March 2032
			135,700,500

Note:

1.	Since the Announcement Date and up to the Latest Practicable Date, all the November 2021 Bossini Options and 3,000,000 March 2024 Bossini Options have lapsed.

PART IV	LETTER FROM THE BOSSINI BOARD

The Offeror will make an appropriate offer to all the Bossini Optionholders in accordance with Rule 13 of the Takeovers Code. The Option Offer will be conditional upon the Scheme becoming effective. As the exercise prices for all outstanding Bossini Share Options are higher than the ascribed value of HK$0.108 per Bossini Share under the Scheme, the Bossini Share Options are "out of money". As such, the Option Offer will be made on the following terms:

For every 1,000 Bossini Share Options cancelled	1 new Viva Share

Following acceptance of the Option Offer, the relevant Bossini Share Options together with all rights attaching thereto will be entirely cancelled and renounced.

According to the 2013 Bossini Share Option Scheme, in the event of a general or partial offer, whether by way of takeover or scheme of arrangement, is made to all Bossini Shareholders, Bossini shall use all reasonable endeavours to procure such offer to be extended to all grantees on the same terms, mutatis mutandis, and assuming that they will become, by the exercise in full of Bossini Share Options granted to them, shareholders of Bossini. If such offer becomes or is declared unconditional, a grantee shall be entitled to exercise his or her Bossini Share Options (to the extent, not already exercised) to its full extent or to the extent specified in the grantee's notice to Bossini in exercise of his or her Bossini Share Options at any time before the close of such offer (or any revised offer).

According to the 2023 Bossini Share Option Scheme, in the event of a general offer (whether by way of takeover offer or scheme of arrangement or otherwise in like manner) being made to all the Bossini Shareholders and such offer is approved by the requisite resolutions of Bossini Shareholders in general meeting, Bossini shall forthwith give notice thereof to all grantees, and thereupon the grantees may exercise the Bossini Share Options (to the extent vested and exercisable and not already exercised as at the date of the Bossini SGM) either in full or in part within such period as shall be notified by Bossini to the grantees.

If any Bossini Share Options are not exercised by the Latest Options Exercise Time, they shall lapse on the Scheme Effective Date.

In the event that the outstanding Bossini Share Options or part thereof are exercised, thus resulting in the issue of new Bossini Shares prior to the Record Date, such new Bossini Shares will form part of the Scheme Shares and the holder of such new Bossini Shares will be eligible to receive the Scheme Consideration under the Scheme. In addition, any Bossini Shares issued on or prior to the Meeting Record Date will entitle their holders to attend and vote at the Court Meeting and at the Bossini SGM, and the holder of such new Bossini Shares will be eligible to receive the Scheme Consideration under the Scheme.

Based on the above exchange ratio, assuming no changes to either Viva's issued share capital and the Bossini's issued share capital from the Latest Practicable Date to the Scheme Effective Date, assuming Bossini Share Options are not exercised as at the Scheme Effective Date, and subject to the Scheme becoming effective, Viva will allot and issue a total of approximately 246,469,398 Viva Shares to the Scheme Shareholders and approximately 168,118 Viva Shares to the Bossini Optionholders, representing (i) approximately 2.54% of the issued share capital of Viva as at the Latest Practicable Date; and (ii) approximately 2.47% of the enlarged issued share capital of Viva upon completion of the Proposal.

PART IV	LETTER FROM THE BOSSINI BOARD

Further information on the Option Offer is set out in the "Form of Letter to Bossini Optionholders" in Appendix VIII to this Scheme Document.

3.	COMPARISON OF VALUE

Based on the closing price of HK$0.610 per Viva Share as quoted on the Stock Exchange on the Latest Practicable Date, the value of the Scheme Consideration is equivalent to approximately HK$0.122 for every Scheme Share, which represents:

(a)	a premium of approximately 14.02% over the closing price of HK$0.107 for every Bossini Share as quoted on the Stock Exchange on the Latest Practicable Date;
(b)	a discount of approximately 0.81% to the closing price of HK$0.123 for every Bossini Share as quoted on the Stock Exchange on the Last Trading Day;
(c)	a premium of approximately 4.27% over the average closing price of approximately HK$0.117 for every Bossini Share as quoted on the Stock Exchange for the 10 trading days up to and including the Last Trading Day;
(d)	a premium of approximately 38.64% over the average closing price of approximately HK$0.088 for every Bossini Share as quoted on the Stock Exchange for the 30 trading days up to and including the Last Trading Day;
(e)	a premium of approximately 27.8% over the average closing price of approximately HK$0.096 for every Bossini Share as quoted on the Stock Exchange for the 90 trading days up to and including the Last Trading Day;
(f)	a premium of approximately 19.61% over the average closing price of approximately HK$0.102 for every Bossini Share as quoted on the Stock Exchange for the 120 trading days up to and including the Last Trading Day; and
(g)	a premium of approximately 11.93% over the average closing price of approximately HK$0.109 for every Bossini Share as quoted on the Stock Exchange for the 180 trading days up to and including the Last Trading Day.

Based on the closing price of HK$0.54 per Viva Share as quoted on the Stock Exchange on the Last Trading Day, the value of the Scheme Consideration is equivalent to approximately HK$0.108 for every Scheme Share, which represents:

(a)	a discount of approximately 12.20% to the closing price of HK$0.123 for every Bossini Share as quoted on the Stock Exchange on the Last Trading Day;
(b)	a discount of approximately 7.69% to the average closing price of approximately HK$0.117 for every Bossini Share as quoted on the Stock Exchange for the 10 trading days up to and including the Last Trading Day;

PART IV	LETTER FROM THE BOSSINI BOARD

(c)	a premium of approximately 22.73% over the average closing price of approximately HK$0.088 for every Bossini Share as quoted on the Stock Exchange for the 30 trading days up to and including the Last Trading Day;
(d)	a premium of approximately 12.50% over the average closing price of approximately HK$0.096 for every Bossini Share as quoted on the Stock Exchange for the 90 trading days up to and including the Last Trading Day; and
(e)	a discount of approximately 0.92% to the average closing price of approximately HK$0.109 for every Bossini Share as quoted on the Stock Exchange for the 180 trading days up to and including the Last Trading Day.

Based on the closing price of HK$0.610 per Viva Share as quoted on the Stock Exchange on the Latest Practicable Date, the value of the Scheme Consideration is equivalent to approximately HK$0.122 for every Scheme Share, which represents a premium of approximately 14.02% over the closing price of HK$0.107 for every Bossini Share as quoted on the Stock Exchange on the Latest Practicable Date.

Based on the consolidated NAV per Viva Share of approximately HK$0.913 as at 30 June 2024 (based on the unaudited consolidated NAV of Viva of approximately HK$8,878,828,000 as at 30 June 2024 and 9,723,772,727 Viva Shares in issue as at the same date), the implied value of 1 Bossini Share (for each Scheme Share to be cancelled under the Scheme) is approximately HK$0.183, which represents a premium of approximately 289.4% over the consolidated NAV per Bossini Share of approximately HK$0.047 as at 30 June 2024 (based on the unaudited consolidated NAV of Bossini of approximately HK$157,203,000 as at 30 June 2024 and 3,322,720,177 Bossini Shares in issue as at the same date).

Based on the consolidated NAV per Viva Share of approximately HK$0.932 as at 31 December 2023 (based on the audited consolidated NAV of Viva of approximately HK$9,056,430,000 as at 31 December 2023 and 9,722,276,727 Viva Shares in issue as at the same date), the implied value of 1 Bossini Share (for each Scheme Share to be cancelled under the Scheme) is approximately HK$0.186, which represents a premium of approximately 200.0% over the consolidated NAV per Bossini Share of approximately HK$0.062 as at 31 December 2023 (based on the audited consolidated NAV of Bossini of approximately HK$206,642,000 as at 31 December 2023 and 3,322,720,177 Bossini Shares in issue as at the same date).

4.	CONDITIONS TO THE PROPOSAL AND THE SCHEME

The implementation of the Proposal is, and the Scheme will become effective and binding on Bossini and all Scheme Shareholders, subject to the satisfaction or waiver (as applicable) of the following Scheme Conditions:

(a)	the approval of the Scheme (by way of poll) by a majority in number of Scheme Shareholders representing not less than three-fourths in value of the Scheme Shares held by the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting;

PART IV	LETTER FROM THE BOSSINI BOARD

(b)	the approval of the Scheme (by way of poll) by at least 75% of the votes attaching to the Scheme Shares held by the Disinterested Scheme Shareholders that are voted either in person or by proxy at the Court Meeting, provided that the number of votes cast (by way of poll) against the resolution to approve the Scheme is not more than 10% of the votes attaching to all the Scheme Shares held by the Disinterested Scheme Shareholders;
(c)	the passing by the Bossini Shareholders of a special resolution at the Bossini SGM to approve any reduction of the issued share capital of Bossini by the cancellation of the Scheme Shares, and an ordinary resolution to apply the reserve created by the cancellation of the Scheme Shares to simultaneously restore the issued share capital of Bossini by the allotment and issue of an equal number of Bossini Shares (credited as fully paid) to the Offeror;
(d)	the sanction of the Scheme (with or without modification) by the Court and the delivery to the Registrar of Companies of a copy of the order of the Court for registration;
(e)	the necessary compliance with the procedural requirements and conditions, if any, of Section 46(2) of the Companies Act in relation to any reduction of the issued share capital of Bossini referred to in (c) above;
(f)	Viva having obtained approval from the Viva Independent Shareholders for the specific mandate for the allotment and issuance of Viva Shares under the Proposal in compliance with the Listing Rules;
(g)	the granting by the Stock Exchange of the listing of, and permission to deal in, the Viva Shares which fall to be issued pursuant to the Proposal, on the Main Board of the Stock Exchange;
(h)	all Authorisations having been obtained or made from, with or by (as the case may be) the Relevant Authorities in Bermuda, Hong Kong, and/or any other relevant jurisdictions and, if applicable, any waiting periods having expired or terminated (in each case where such Authorisation is material in the context of the Bossini Group as a whole and in the context of the Proposal);
(i)	the Authorisations remaining in full force and effect without variation, and all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with and no requirement having been imposed by any Relevant Authorities which is not expressly provided for, or is in addition to requirements expressly provided for, in relevant laws, rules, regulations or codes in connection with the Proposal or any matters, documents (including circulars) or things relating thereto, in each aforesaid case up to and at the time when the Scheme becomes binding and effective in accordance with its terms;
(j)	if required, the obtaining by the Offeror, Viva or Bossini of such other necessary consent, approval, permission, waiver or exemption which may be required from any Relevant Authorities under applicable laws and regulations or other third parties which are necessary for the performance of the Scheme;

PART IV	LETTER FROM THE BOSSINI BOARD

(k)	no government, governmental, quasi-governmental, statutory or regulatory body, court or agency in any jurisdiction having taken or instituted any action, proceeding, suit, investigation or enquiry (or enacted, made or proposed, and there not continuing to be outstanding, any statute, regulation, demand or order) that would make the Scheme or its implementation in accordance with its terms void, unenforceable, illegal or impracticable (or which would impose any material and adverse conditions or obligations with respect to the Scheme or its implementation in accordance with its terms);
(l)	since the Announcement Date, there having been no material adverse change in the business, financial or trading position or prospects of any member of the Bossini Group to an extent which is material in the context of the Bossini Group taken as a whole or in the context of the Proposal; and
(m)	since the Announcement Date, there not having been instituted any material litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Bossini Group is a party (whether as plaintiff or defendant or otherwise) and no such proceedings having been threatened in writing against any such member and no investigation by any government or quasi-governmental, supranational, regulatory or investigative body or court against or in respect of any such member or the business carried on by any such member having been threatened in writing, announced, instituted or remaining outstanding by, against or in respect of any such member in each case which is material and adverse in the context of the Bossini Group taken as a whole or in the context of the Proposal.

The Scheme Conditions (a) to (k) above are not waivable.

The Offeror reserves the right to waive any of the Scheme Conditions (l) and/or (m), either in whole or in part, either generally or in respect of any particular matter. All of the Scheme Conditions will have to be satisfied or validly waived (as applicable), on or before the Long Stop Date, otherwise the Scheme will not become effective. Subject to the Scheme Conditions being satisfied or validly waived (as applicable), the Scheme will become effective and binding on all Scheme Shareholders.

In respect of the Scheme Conditions (h) to (j), other than those set out in Scheme Conditions (a) to

(g)	(inclusive), the Offeror and Viva are not currently aware of any Authorisations or consents which are required.

As at the Latest Practicable Date, the Offeror and Viva are not aware of any circumstances which may result in Scheme Condition (k) not being satisfied.

The Offeror is not a party to any agreements or arrangements which relate to circumstances in which it may or may not invoke or seek to invoke any of the above conditions to the Proposal. Pursuant to Note 2 to Rule 30.1 of the Takeovers Code, the Offeror should not invoke any condition so as to cause the Scheme not to become binding and effective unless the circumstances which give rise to the right to invoke the condition are of material significance to the Offeror in the context of the Scheme.

If the Scheme Conditions are not satisfied or waived (as appropriate) on or before the Long Stop Date, the Proposal will lapse. If the Scheme is withdrawn, not approved or lapses, the listing of the Bossini Shares on the Stock Exchange will not be withdrawn.

PART IV	LETTER FROM THE BOSSINI BOARD

The Option Offer is conditional upon the Scheme becoming effective.

As of the Latest Practicable Date, none of the Scheme Conditions had been fulfilled or waived (as applicable).

When the Scheme Conditions are satisfied or waived (as applicable), the Scheme will become effective and binding on Bossini and all the Scheme Shareholders. Assuming that the Scheme Conditions are satisfied or validly waived (as applicable), it is expected that the Scheme will become effective on Thursday, 13 March 2025 (Bermuda time). A detailed timetable is set out in the section headed "Expected Timetable" in Part III of this Scheme Document.

Pursuant to the Takeovers Code, neither the Offeror nor any of the parties acting in concert with it (nor any person who is subsequently acting in concert with any of them) may announce an offer or possible offer for Bossini within 12 months from the date on which the Scheme is not approved or the Proposal otherwise lapses, except with the consent of the Executive.

For details of the Scheme Conditions, your attention is drawn to the paragraph headed "4.

Conditions to the Proposal and the Scheme" in the Explanatory Statement.

Shareholders and potential investors of Bossini and Bossini Optionholders should be aware that the Proposal is subject to the Scheme Conditions being fulfilled or waived, as applicable, and therefore the Proposal may or may not become effective. Shareholders and potential investors of Bossini and Bossini Optionholders should therefore exercise caution when dealing in securities of Bossini. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

5.	SHAREHOLDING STRUCTURE OF BOSSINI

Your attention is drawn to the paragraph headed "7. Shareholding structure of Bossini" in the Explanatory Statement.

6.	SHAREHOLDING STRUCTURE OF VIVA

Your attention is drawn to the paragraph headed "8. Shareholding structure of Viva" in the Explanatory Statement.

7.	COURT MEETING AND THE BOSSINI SGM

The Court Meeting will be convened for the Scheme Shareholders to consider and, if thought fit, approve the Scheme.

PART IV	LETTER FROM THE BOSSINI BOARD

All the Scheme Shareholders will be entitled to attend and vote at the Court Meeting to approve the Scheme, and only the votes of the Disinterested Scheme Shareholders will be taken into account in determining if condition (b) in the paragraph headed "4. Conditions to the Proposal and the Scheme" in the Explanatory Statement is satisfied. As the Offeror is not a Scheme Shareholder, it will not vote on the Scheme at the Court Meeting. As at the Latest Practicable Date, save for Ms. Yu Xin who is an Offeror Concert Party and a Scheme Shareholder, no Offeror Concert Parties are also Scheme Shareholders and therefore all Scheme Shareholders (other than Ms. Yu Xin) may vote on the resolution relating to condition (b) in the paragraph headed "4. Conditions to the Proposal and the Scheme" in the Explanatory Statement at the Court Meeting. If Mr. Zhao Jianguo and Mr. Cheung Chi, who are Offeror Concert Parties, exercise their Bossini Share Options and become Scheme Shareholders, they will not vote on resolution in condition (b) in the paragraph headed "4. Conditions to the Proposal and the Scheme" in the Explanatory Statement at the Court Meeting. Given all Bossini Share Options are "out of money" as at the Latest Practicable Date, it is expected that Mr. Zhao Jianguo and Mr. Cheung Chi will not exercise their Bossini Share Options.

Mr. Bosco Law, being a Bossini Director and a Scheme Shareholder, will vote in favour of the Scheme at the Court Meeting and the relevant resolutions to be proposed at the Bossini SGM. Ms. Yu Xin, being a Bossini Director and a Scheme Shareholder, will vote in favour of the relevant resolutions to be proposed at the Bossini SGM.

The Bossini SGM will be convened for the Bossini Shareholders to consider, and if thought fit, approve among others (i) a special resolution to approve any reduction of the issued share capital of Bossini by the cancellation of the Scheme Shares; and (ii) an ordinary resolution to apply the reserve created by the cancellation of the Scheme Shares to simultaneously restore the issued share capital of Bossini by the allotment and issue of an equal number of Bossini Shares (credited as fully paid) to the Offeror.

All Bossini Shareholders will be entitled to attend and vote at the Bossini SGM.

The Court Meeting will be held at 2:00 p.m. on Monday, 10 February 2025 at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong, and the Bossini SGM will be held at the same place and on the same date as the Court Meeting at 2:30 p.m. (or, immediately after the conclusion or adjournment of the Court Meeting).

For the purpose of exercising your right to vote at the Court Meeting and/or the Bossini SGM, your attention is drawn to the paragraph headed "9. Court Meeting and the Bossini SGM" in the Explanatory Statement, the section headed "Actions to be Taken" in Part II of this Scheme Document, and the notices of the Court Meeting and the Bossini SGM in "Notice of Court Meeting" in Appendix VI and "Notice of Bossini SGM" in Appendix VII, respectively, to this Scheme Document.

8.	INFORMATION OF THE OFFEROR, THE VIVA GROUP AND THE BOSSINI GROUP

Your attention is drawn to the paragraph headed "10. Information of the Offeror, the Viva Group and the Bossini Group" in the Explanatory Statement.

PART IV	LETTER FROM THE BOSSINI BOARD

9.	OFFEROR'S INTENTION TO BOSSINI

Your attention is drawn to the paragraph headed "11. Offeror's Intention to Bossini" in the Explanatory Statement.

The Bossini Board welcomes the intention of the Offeror in respect of Bossini and its employees and will cooperate with and provide full support to the Offeror to facilitate the continued smooth business operations and management of the Bossini Group.

10.	BOSSINI INDEPENDENT BOARD COMMITTEE

The Bossini Board comprises seven directors, which include one non-executive director namely Mr. Bosco Law and three independent non-executive directors, namely Mr. Lee Kwok Ming, Prof. Sin Yat Ming and Mr. Cheong Shin Keong. Pursuant to Rule 2.8 of the Takeovers Code, the Bossini Independent Board Committee comprises only non-executive directors who have no direct or indirect interest in the Proposal (other than being a Bossini Shareholder and/or a Bossini Optionholder). The Bossini Board is of the view none of the non- executive directors of Bossini is regarded as being interested in the Proposal for the purpose of Rule 2.8 of the Takeovers Code and accordingly none of the non-executive directors of Bossini is excluded from being a member of the Bossini Independent Board Committee. As such, Mr. Bosco Law, Mr. Lee Kwok Ming, Prof. Sin Yat Ming and Mr. Cheong Shin Keong are members of the Bossini Independent Board Committee, which has been established by the Bossini Board to make recommendations to the Disinterested Scheme Shareholders and the Bossini Optionholders in connection with the Proposal, and in particular as to (i) whether the Proposal is fair and reasonable; (ii) its view on the Option Offer; and (iii) voting in respect of the Scheme at the Court Meeting and the Bossini SGM.

The full text of the letter from the Bossini Independent Board Committee is set out in "Letter from the Bossini Independent Board Committee" in Part V of this Scheme Document.

11.	BOSSINI INDEPENDENT FINANCIAL ADVISER

Bossini has appointed Somerley as the Bossini Independent Financial Adviser to advise Bossini Independent Board Committee in connection with the Proposal, the Scheme and the Option Offer. Such appointment has been approved by the Bossini Independent Board Committee.

The full text of the letter from the Bossini Independent Financial Adviser is set out in "Letter from the Bossini Independent Financial Adviser" in Part VI of this Scheme Document.

12.	REASONS FOR, AND BENEFITS OF, THE PROPOSAL

Your attention is drawn to the paragraph headed "14. Reasons for, and Benefits of, the Proposal" in the Explanatory Statement.

PART IV	LETTER FROM THE BOSSINI BOARD

13.	WITHDRAWAL OF LISTING OF THE BOSSINI SHARES

Upon the Scheme Effective Date, all Scheme Shares will be cancelled and the share certificates for the Scheme Shares will thereafter cease to have effect as documents or evidence of title. Bossini will be privatised by way of a scheme of arrangement under Section 99 of the Companies Act and it is the intention of the Offeror, Viva and Bossini not to retain the listing of Bossini on the Stock Exchange after the implemental of the Proposal. Bossini will apply to the Stock Exchange for the withdrawal of the listing of the Bossini Shares on the Stock Exchange pursuant to Rule 6.15(2) of the Listing Rules.

The Bossini Shareholders will be notified by way of an announcement of the exact dates of the last day of dealing in the Bossini Shares, and the day on which the Scheme and the withdrawal of the listing of the Bossini Shares will become effective. An expected timetable of the implementation of the Proposal is included in the section headed "Expected Timetable" in Part III of this Scheme Document. The Bossini Board intends that the listing of the Bossini Shares on the Stock Exchange shall be maintained if the Scheme is not approved or the Proposal lapses.

Your attention is drawn to the paragraphs headed "15. Withdrawal of Listing of the Bossini Shares on the Main Board" and "17. Registration and Despatch of Viva Share Certificates" in the Explanatory Statement.

14.	IF THE SCHEME IS NOT APPROVED OR THE PROPOSAL LAPSES

Subject to the requirements of the Takeovers Code (including Note 2 to Rule 30.1), the Proposal and the Scheme will lapse if any of the Scheme Conditions has not been fulfilled or waived (where applicable) on or before the Long Stop Date, and the Scheme Shareholders and Bossini Optionholders will be notified by way of announcement accordingly. If the Scheme is not approved or the Proposal otherwise lapses, the listing of the Bossini Shares on the Stock Exchange will not be withdrawn.

If the Scheme is not approved or the Proposal otherwise lapses, there are restrictions under the Rule 31.1 of the Takeovers Code on making subsequent offers, to the effect that neither the Offeror nor any person who acted in concert with it in the course of the Proposal (nor any person who is subsequently acting in concert with any of them) may, within 12 months from the date on which the Scheme is not approved or the Proposal otherwise lapses, (i) announce an offer or possible offer for Bossini, or (ii) acquire any voting rights of Bossini if the Offeror or persons acting in concert with it would thereby become obliged under Rule 26 of the Takeovers Code to make an offer, in each case except with the consent of the Executive.

15.	GENERAL MATTERS RELATING TO THE PROPOSAL

Overseas Scheme Shareholders

If you are an overseas Scheme Shareholder, your attention is drawn to the paragraph headed "20. Overseas Scheme Shareholders and Bossini Optionholders" in the Explanatory Statement.

PART IV	LETTER FROM THE BOSSINI BOARD

Taxation Advice

It is emphasised that none of the Offeror, Bossini, Viva, TC Capital, the Bossini Independent Financial Adviser, nor any of their respective directors, officers, employees, agents, advisers, associates or any other person involved in the Proposal or the Scheme accepts any responsibility for any taxation effects on, or liabilities of, any persons as a result of the Proposal or the Scheme.

Your attention is drawn to the section headed "21. Taxation and Independent Advice" in the Explanatory Statement.

Costs of the Scheme

If either the Bossini Independent Board Committee or the Bossini Independent Financial Adviser does not recommend the Proposal, and the Scheme is not approved, all costs and expenses incurred by Bossini in connection therewith shall be borne by the Offeror in accordance with Rule 2.3 of the Takeovers Code.

Since the Bossini Independent Board Committee has recommended the Proposal and the Bossini Independent Financial Adviser has recommended the Proposal as fair and reasonable, Rule 2.3 of the Takeovers Code is not applicable. Bossini and the Offeror have agreed that each party shall bear their own costs, charges and expenses of and incidental to the Proposal and the Scheme.

16.	ACTIONS TO BE TAKEN

Your attention is drawn to "Actions to be Taken" in Part II of this Scheme Document and the paragraph headed "16. Actions to be Taken" in the Explanatory Statement.

17.	RECOMMENDATIONS

Your attention is drawn to the recommendations of the Bossini Independent Financial Adviser to the Bossini Independent Board Committee in respect of the Proposal as set out in "Letter from the Bossini Independent Financial Adviser" in Part VI of this Scheme Document. We would advise you to read these letters carefully before you take any action in respect of the Proposal, the Scheme and the Option Offer.

Your attention is also drawn to the recommendation of the Bossini Independent Board Committee to the Disinterested Scheme Shareholders and Bossini Optionholders in respect of the Proposal as set out in "Letter from the Bossini Independent Board Committee" in Part V of this Scheme Document.

18.	FURTHER INFORMATION

You are encouraged to read carefully (i) the sections headed "Letter from the Bossini Independent Board Committee" in Part V of this Scheme Document, "Letter from the Bossini Independent Financial Adviser" in Part VI of this Scheme Document and the Explanatory Statement; (ii) the Appendices to this Scheme Document, including the Scheme set out in "Scheme of Arrangement" in Appendix V to this Scheme Document; (iii) "Notice of Court Meeting" in Appendix VI to this Scheme Document; and (iv) "Notice of Bossini SGM" in Appendix VII to this Scheme Document.

PART IV	LETTER FROM THE BOSSINI BOARD

In addition, a PINK form of proxy in respect of the Court Meeting and a WHITE form of proxy in respect of the Bossini SGM are enclosed with this Scheme Document.

Shareholders and potential investors of Bossini and Bossini Optionholders should be aware that the Proposal is subject to the Scheme Conditions being fulfilled or waived (as applicable), and therefore the Proposal may or may not become effective. Shareholders and potential investors of Bossini and Bossini Optionholders should therefore exercise caution when dealing in the securities of Bossini. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

Yours faithfully,
For and on behalf of the Board
Bossini International Holdings Limited
Mr. ZHAO Jianguo
Chairman and Executive Director
*	For identification purpose only

PART V	LETTER FROM THE BOSSINI INDEPENDENT BOARD COMMITTEE

BOSSINI INTERNATIONAL HOLDINGS LIMITED

(Incorporated in Bermuda with limited liability)

(Stock Code: 592)

To the Disinterested Scheme Shareholders and the Bossini Optionholders

Dear Sir or Madam,

(1) PROPOSAL FOR THE PRIVATISATION OF
BOSSINI INTERNATIONAL HOLDINGS LIMITED
BY DRAGON LEAP CONSUMABLES LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT
UNDER SECTION 99 OF THE COMPANIES ACT
(2) PROPOSED WITHDRAWAL OF LISTING OF THE SHARES OF
BOSSINI INTERNATIONAL HOLDINGS LIMITED

We refer to the scheme document dated 3 January 2025 jointly issued by the Offeror, Viva and Bossini in relation to the Proposal, the Scheme and the Option Offer (the "Scheme Document"), of which this letter forms part. Unless the context requires otherwise, terms used in this letter shall have the same meanings as given to them in the Scheme Document.

We have been appointed by the Bossini Board as the Bossini Independent Board Committee to make a recommendation to the Disinterested Scheme Shareholders and the Bossini Optionholders in connection with the Proposal, the Scheme and the Option Offer, details of which are set out in the "Letter from the Bossini Board" in Part IV of the Scheme Document, the Explanatory Statement and the "Form of Letter to Bossini Optionholders" in Appendix VIII of the Scheme Document.

Somerley, has been appointed, with our approval, as the Bossini Independent Financial Adviser to advise us in connection with the Proposal, the Scheme and the Option Offer. The details of its advice and the principal factors taken into consideration in arriving at its recommendations are set out in the "Letter from the Bossini Independent Financial Adviser" in Part VI of the Scheme Document.

In the "Letter from the Bossini Independent Financial Adviser" in Part VI of the Scheme Document, the Bossini Independent Financial Adviser states that it considers the terms of the Proposal, the Scheme and the Option Offer to be fair and reasonable so far as the Disinterested Scheme Shareholders and the Bossini Optionholders are concerned, and advises the Bossini Independent Board Committee to recommend (i) Disinterested Scheme Shareholders to vote in favour of the relevant resolutions to be proposed at the Court Meeting and Bossini SGM; and (ii) Bossini Optionholders to accept the Option Offer.

PART V	LETTER FROM THE BOSSINI INDEPENDENT BOARD COMMITTEE

The Bossini Independent Board Committee, having considered the terms of the Proposal, the Scheme and the Option Offer, and having taken into account the opinion of the Bossini Independent Financial Adviser, and in particular the factors, reasons and recommendations set out in its letter, considers that the terms of the Proposal, the Scheme and the Option Offer to be fair and reasonable so far as the Disinterested Scheme Shareholders and Bossini Optionholders are concerned.

Accordingly, the Bossini Independent Board Committee recommends (i) the Disinterested Scheme Shareholders to vote in favour of the resolutions to be proposed at the Court Meeting to approve and implement the Proposal and the Scheme; and (ii) the Bossini Shareholders to vote in favour of (a) a special resolution to approve any reduction of the issued share capital of Bossini by the cancellation of the Scheme Shares, (b) an ordinary resolution to apply the reserve created by the cancellation of the Scheme Shares to simultaneously restore the issued share capital of Bossini by the allotment and issue of an equal number of Bossini Shares (credited as fully paid) to the Offeror; (iii) the Bossini Optionholders to accept the Option Offer.

We draw the attention of the Disinterested Scheme Shareholders and the Bossini Optionholders to

(1)	the "Letter from the Bossini Board" in Part IV of the Scheme Document; (2) the "Letter from the Bossini Independent Financial Adviser" in Part VI of the Scheme Document which sets out the factors and reasons taken into account in arriving at its recommendations to the Bossini Independent Board Committee; (3) the Explanatory Statement; and (4) the "Form of Letter to Bossini Optionholders" in Appendix VIII of the Scheme Document.

Yours faithfully,

The Bossini Independent Board Committee

Mr. LAW Ching Kit	Mr. LEE Kwok Ming	Prof. SIN Yat Ming	Mr. CHEONG Shin
Bosco			Keong
Non-executive Director	Independent Non-	Independent Non-	Independent Non-
	executive Director	executive Director	executive Director
*	For identification purpose only

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

The following is the full text of a letter of advice from Somerley Capital Limited prepared for the purpose of inclusion in this Scheme Document, setting out its advice to the Bossini Independent Board Committee in connection with the Proposal, the Scheme and the Option Offer.

SOMERLEY CAPITAL LIMITED 20th Floor China Building
29 Queen's Road Central Hong Kong

3 January 2025

To: The Bossini Independent Board Committee

Dear Sirs,

(1) PROPOSAL FOR THE PRIVATISATION OF
BOSSINI INTERNATIONAL HOLDINGS LIMITED BY
DRAGON LEAP CONSUMABLES LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT UNDER SECTION 99 OF
THE COMPANIES ACT; AND
(2) PROPOSED WITHDRAWAL OF LISTING OF THE SHARES OF
BOSSINI INTERNATIONAL HOLDINGS LIMITED

INTRODUCTION

We refer to our appointment to advise the Bossini Independent Board Committee in connection with the Proposal, the Scheme and the Option Offer, details of which are set out in the letter from the Bossini Board contained in the Scheme Document to the Bossini Shareholders and Bossini Optionholders dated 3 January 2025, of which this letter forms part. Unless the context otherwise requires, capitalised terms used in this letter shall have the same meanings as those defined in the Scheme Document.

On 14 October 2024, Viva Board and the Offeror Board requested the Bossini Board to put forward the Proposal to the Scheme Shareholders regarding the privatisation of Bossini by the Offeror by way of a scheme of arrangement under Section 99 of the Companies Act involving (i) the reduction of the issued share capital of Bossini by the cancellation of the Scheme Shares on the Scheme Effective Date, and in consideration therefor, 1 Viva Share will be allocated and issued to the Scheme Shareholders for every 5 Scheme Shares so cancelled; (ii) forthwith upon the issued share capital reduction referred in (i) above, the restoration of the issued share capital of Bossini to the amount immediately before the cancellation of the Scheme Shares by the means of the issuance of new Bossini Shares in the same number as the Scheme Shares (which were cancelled) to the Offeror credited as fully paid out of the credit arising in the Bossini's books of account as a result of the issued share capital reduction referred to in (i) above; and (iii) the withdrawal of the listing of the Bossini Shares on the Stock Exchange following the Scheme Effective Date pursuant to Rule 6.15 of Listing Rules. If the Scheme is approved by the Disinterested Scheme Shareholders and sanctioned by the Court, all relevant requirements of the Companies Act are complied with, and all other Scheme Conditions are fulfilled or

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

waived (as the case may be), the Scheme will be binding on each Scheme Shareholder, irrespective of whether or not he, she or it attends or votes at the Court Meeting or the Bossini SGM. Subject to the Scheme becoming effective, the entire issued share capital of Bossini will be owned by the Offeror upon the Scheme Effective Date. In addition, the Offeror will make an appropriate offer to all the Bossini Optionholders in accordance with Rule 13 of the Takeovers Code. The Option Offer will be conditional upon the Scheme becoming effective. As the exercise prices for all outstanding Bossini Share Options are higher than the ascribed value of HK$0.108 per Bossini Share under the Scheme, the Bossini Share Options are "out of money". As such, 1 Viva Share will be allocated and issued to the Bossini Optionholders for every 1,000 Bossini Share Options.

As the Bossini Board is of the view that none of the non-executive directors of Bossini is regarded as being interested in the Proposal for the purpose of Rule 2.8 of the Takeovers Code, the Bossini Independent Board Committee comprising all non-executive directors, namely Mr. Law Ching Kit Bosco, Mr. Lee Kwok Ming, Prof. Sin Yat Ming and Mr. Cheong Shin Keong, has been established to make recommendations to the Disinterested Scheme Shareholders and the Bossini Optionholders in connection with the Proposal, the Scheme and the Option Offer, and in particular as to (i) whether the Proposal is fair and reasonable; (ii) its view on the Option Offer; and (iii) voting in respect of the Scheme at the Court Meeting and the Bossini SGM. We, Somerley Capital Limited, have been appointed as the Bossini Independent Financial Adviser to advise the Bossini Independent Board Committee in the same regard. We are not associated with Bossini, Viva, the Offeror or their respective substantial shareholders or any party acting, or presumed to be acting, in concert with any of them and, accordingly we are considered eligible to give independent advice in connection with the Proposal, the Scheme and the Option Offer. Apart from normal professional fees payable to us in connection with this appointment, no arrangement exists whereby we will receive any fees or benefits from Bossini, Viva, the Offeror or their respective substantial shareholders or any party acting, or presumed to be acting, in concert with any of them. In addition, save for the aforesaid engagement, no other services were provided by Somerley to Bossini during the past two years.

In formulating our opinion and recommendation, we have relied on the information and facts supplied, and the opinions expressed, by the Bossini Directors and management of Bossini (collectively, "Management"), which we have assumed are true, accurate and complete in all material aspects as at the Latest Practicable Date. Should there be any material changes to our opinion after the Latest Practicable Date, Bossini Shareholders would be notified as soon as possible in accordance with Rule 9.1 of the Takeovers Code. We have reviewed the annual report of Bossini for the year ended 31 December 2023 (the "Bossini Annual Report") and the interim report of Bossini for the six months ended 30 June 2024 (the "Bossini Interim Report"), the annual report of Viva for the year ended 31 December 2023 (the "Viva Annual Report") and the interim report of Viva for the six months ended 30 June 2024 (the "Viva Interim Report"), and the information contained in the Scheme Document. We have sought and received confirmation from the Bossini Directors that all material relevant information has been supplied to us and that no material facts have been omitted from the information supplied and opinions expressed to us. We have no reason to doubt the truth, accuracy or completeness of the information provided to us, or to believe that any material information has been omitted or withheld. We have relied on such information and consider that the information which we have received is sufficient for us to reach an informed view. We have, however, not conducted any independent investigation into the business and affairs of the Bossini Group, the Viva Group, the Offeror and their respective subsidiaries or any party acting, or presumed to be acting, in concert with any of them, nor have we carried out any independent verification of the information supplied.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

We have not considered the taxation implications or regulatory implications on the Scheme Shareholders of receipt of the Scheme Consideration or the Bossini Optionholders of acceptances of the Option Offer since these are particular to their individual circumstances. In particular, the Scheme Shareholders or the Bossini Optionholders who are subject to overseas taxation or regulatory requirements on securities dealings should consider their own tax position and observe applicable legal or regulatory requirements and, if in any doubt, should consult their own professional advisers.

PRINCIPAL FACTORS AND REASONS CONSIDERED

In formulating our opinion and recommendation on the Proposal, the Scheme and the Option Offer, we have taken into account the following principal factors and reasons:

1.	Information on the Bossini Group
1.1.	Background information of the Bossini Group

Bossini is a company incorporated in Bermuda with limited liability whose shares are listed on the Main Board of the Stock Exchange. The Bossini Group is principally engaged in the retailing and distribution of garments bearing the designated brand names including "bossini", "bossini.X" and "bossini.X KIDS" mainly in the PRC, Hong Kong, Macau Special Administrative Region of the PRC ("Macau") and Singapore.

1.2.	Financial performance

Set out below are the summarised consolidated income statements of the Bossini Group for the years ended 31 December 2022 and 2023 as extracted from the Bossini Annual Report and for the six months ended 30 June 2023 ("1H2023") and 2024 ("1H2024") as extracted from the Bossini Interim Report:

TABLE 1: CONSOLIDATED INCOME STATEMENTS OF THE BOSSINI GROUP

(HK$'000)	1H2024 (unaudited)	1H2023 (unaudited)	2023 (audited)	2022 (audited)

Revenue	265,070	298,437	604,223	585,155

Gross profit	129,752	157,071	304,914	273,224

Loss attributable to the Bossini Shareholders	(51,983)	(82,366)	(223,368)	(132,254)

Dividend per Bossini Share	–	–	–	–

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER
a.	Revenue and gross profit

The Bossini Group's revenue increased by 3.3%, rising from HK$585.2 million for 2022 to HK$604.2 million for 2023. The gross profit of the Bossini Group also rose by 11.6%, from HK$273.2 million for 2022 to HK$304.9 million for 2023. This improvement in both revenue and gross profit was mainly attributable to the recovery of the retail market with continued improvement in store foot traffic following the Hong Kong – PRC border reopening in the first quarter of 2023.

The Bossini Group recorded a revenue of HK$265.1 million for 1H2024, representing a decrease of 11.2% as compared to HK$298.4 million for 1H2023. The gross profit also declined by 17.4%, falling from HK$157.1 million for 1H2023 to HK$129.8 million for 1H2024. The decline in both revenue and gross profit was primarily due to the sluggish retail market amid overall lukewarm environment. Despite lower revenue and gross profit were recorded in 1H2024 as compared to a revenue of HK$294.7 million and a gross profit of HK$132.3 million for the corresponding period in 2022 ("1H2022") when the Hong Kong – PRC border was yet to reopen, the gross profit margin of Bossini improved from 44.9% for 1H2022 to 52.6% for 1H2023 and 49.0% for 1H2024. The number of directly managed stores in the PRC decreased by 115 stores since 2023 after optimisation of sales channel and streamlining of inefficient stores.

Set out below is the segment revenue information of the Bossini Group by geographical market for 2022 and 2023 as extracted from the Bossini Annual Report and for 1H2023 and 1H2024 as extracted from the Bossini Interim Report:

TABLE 2 : SEGMENT REVENUE OF THE BOSSINI GROUP BY GEOGRAPHICAL MARKET

(HK$'000)	1H2024		1H2023		2023		2022
	Revenue	% of total revenue	Revenue	% of total revenue	Revenue	% of total revenue	Revenue	% of total revenue
Hong Kong and Macau	187,898	70.9%	194,158	65.1%	392,120	64.9%	350,302	59.9%
The PRC	49,138	18.5%	74,402	24.9%	153,975	25.5%	165,745	28.3%
Singapore	28,034	10.6%	29,877	10.0%	58,128	9.6%	69,108	11.8%

Total	265,070	100.0%	298,437	100.0%	604,223	100.0%	585,155	100.0%

Hong Kong and Macau

The Hong Kong and Macau market has been the Bossini Group's largest regional market during 2022-1H2024, contributing between 59.9% and 70.9% of its total revenue. For 2023, the Hong Kong and Macau market recorded a year-on-year revenue increase of 11.9%, primarily attributable to a series of countermeasures in response to fluctuations in tourist numbers and overall consumption sentiment including offering exclusive discounts to tourists and enhancing marketing efforts on social media.

The revenue of the Hong Kong and Macau market decreased by 3.2%, falling from HK$194.2 million in 1H2023 to HK$187.9 million in 1H2024. The decline was mainly due to market conditions failing to improve further caused by "revenge travel" by residents and the continued trend of northbound consumption.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

The PRC

The PRC market ranked second and its contribution was on a decreasing trend despite most of the epidemic prevention and border quarantine measures in the PRC got lifted. The revenue from the PRC market decreased from HK$165.7 million (28.3% of total revenue) in 2022 to HK$154.0 million (25.5% of total revenue) in 2023, and from HK$74.4 million (24.9% of total revenue) in 1H2023 to HK$49.1 million (18.5% of total revenue) in 1H2024. The decline for the period from 2022 to 1H2024 was mainly due to (i) cautious consumer spending and weak domestic consumption resulting from the overall lack of economic vitality; (ii) fierce competition in the retail market where brands launched discount promotions to attract customers; and (iii) as advised by the Management, the decrease in number of PRC stores as result of optimising sales channels and closing inefficient stores. The total number of PRC stores decreased from 171 at the end of 2022 to 122 at the end of 2023 and further decreased to 56 at the end of June 2024.

Singapore

The contribution from the Singapore market to the Group's total revenue has been relatively stable, ranging from 9.6% to 11.8% of the Group's total revenue during 2022- 1H2024. However, the revenue generated from the Singapore market decreased by 15.9%, falling from HK$69.1 million in 2022 to HK$58.1 million in 2023. The decline was principally due to less spending from visitors as they had a shorter average length of stay compared to previous years, coupled with local residents having become more prudent in spending amid growing concerns about global economic deterioration and recession.

For 1H2024, the Bossini Group recorded a revenue generated from the Singapore market of HK$28.0 million, representing a decrease of 6.2% as compared to the corresponding period in 2023. The decline was mainly due to Singapore consumers becoming more cautious about their domestic spending as they face continued inflationary pressures.

b.	Loss attributable to the Bossini Shareholders

The loss attributable to the Bossini Shareholders widened by 68.9% in 2023 reaching HK$223.4 million, as compared to 2022. The increase was mainly due to the absence of a gain on disposal of investment properties of HK$173.7 million as recorded in 2022. Stripping off such one-off gain on disposal, the loss attributable to the Bossini Shareholders would have been reduced by 27.0% in 2023 as compared to 2022.

In 1H2024, the loss was reduced by 36.9%, totaling HK$52.0 million as compared to 1H2023. Such reduction was mainly attributable to (i) effective cost control of expenses; and (ii) closure of loss-making stores in the PRC.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

c.	Dividend per Bossini Share

The Bossini Board did not recommend any payment of dividend in the last 2.5 years.

1.3.	Financial position

Set out below are the summarised consolidated balance sheets of the Bossini Group as at 31 December 2022 and 2023 as extracted from the Bossini Annual Report and as at 30 June 2024 as extracted from the Bossini Interim Report:

TABLE 3: SUMMARISED CONSOLIDATED BALANCE SHEETS OF THE BOSSINI GROUP

	As at 30 June	As at 31 December
(HK$'000)	2024 (unaudited)	2023 (audited)	2022 (audited)

Total assets	391,190	540,153	513,791
Inventories	94,684	144,912	171,866
Cash and cash equivalents	108,825	184,666	93,142

Total liabilities	233,987	333,511	393,488

NAV attributable to the Bossini Shareholders ("Bossini NAV")	157,203	206,642	120,303

NAV per Bossini Share (HK$) (Note)	0.0473	0.0622	0.0487
Note:	Calculated based on the Bossini NAV as at the respective year-end/period-end divided by the number of Bossini Shares in issue as at the end of the respective year/period.
a.	Assets

The Bossini Group's total assets as at 31 December 2023 increased by 5.1% as compared to 31 December 2022, mainly due to an increase in cash and cash equivalents of HK$91.5 million. This increase was partially offset by the reduction in inventories of HK$27.0 million.

As at 30 June 2024, the Bossini Group's total assets recorded a decrease of 27.6% as compared to 31 December 2023, principally attributable to (i) a reduction in cash and cash equivalents of HK$75.8 million; and (ii) a reduction in inventories of HK$50.2 million.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

Cash and cash equivalents

The Bossini Group had cash and cash equivalents of HK$93.1 million, HK$184.7 million and HK$108.8 million as at 31 December 2022 and 2023 and 30 June 2024, respectively, representing an increase of 98.3% and a decrease of 41.1%. The increase as at 31 December 2023 was mainly due to proceeds raised from the rights issue in 2023 and the decrease as at 30 June 2024 was mainly due to cash payments for principal portion of lease payments. In addition, the Bossini Group's net cash flows used in operating activities for 2022, 2023 and 1H2024 were HK$179.9 million, HK$72.9 million and HK$28.2 million, respectively.

b.	Liabilities

The Bossini Group's total liabilities as at 31 December 2023 was HK$333.5 million, representing a decrease of 15.2% as compared to 31 December 2022. The decrease was largely due to the reduction in lease liabilities of HK$55.9 million.

The total liabilities further reduced by 29.8% to HK$234.0 million as at 30 June 2024, and the decline was largely due to (i) a reduction in trade creditors, other payables and accruals of HK$52.9 million; and (ii) a reduction in lease liabilities of HK$39.9 million arising from the reduction in number of stores in the PRC.

As advised by the Management, given Bossini's financial performance and position, Bossini finds it challenging to obtain any borrowings or loan facilities from banks or financial institutions. Therefore, Bossini has been granted a loan facility of HK$200 million by the Viva Group since November 2022. The Bossini Group did not carry any borrowings as at the year/period ends of 2022, 2023 and 1H2024.

c.	Bossini NAV

As a result, the Bossini NAV increased by 71.8% from HK$120.3 million as at 31 December 2022, to HK$206.6 million as at 31 December 2023, before decreasing by 23.9% to HK$157.2 million as at 30 June 2024. The increase in Bossini NAV as at 31 December 2023 as compared to the previous year end was due to net cash proceeds from the rights issue partially offset by the loss incurred for 2023 and the decrease in Bossini NAV as at 30 June 2024 as compared to the year end of 2023 was due to the loss incurred for 1H2024. The NAV per Bossini Share as at 31 December 2022, 31 December 2023 and 30 June 2024 were HK$0.0487, HK$0.0622 and HK$0.0473, respectively.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

Comments

"Hong Kong and Macau" is the largest market segment of the Bossini Group accounting for 60%-70% of its revenue and the PRC came second accounting for 20%-30%. As discussed in section 3 below, shift in consumption patterns in Hong Kong and Macau and cautious optimism in consumer in the PRC after the end of pandemic are impacting the business landscape of the respective retail sector. The Bossini Group recorded a mild increase in revenue in 2023 following the border reopening in the first quarter of the same year but experienced a setback in 1H2024. The decline was mainly due to "revenge travel" and the continued trend of northbound consumption by Hong Kong or/and Macau residents and the PRC consumers having become more prudent in their spending in view of uncertain economic outlook. As discussed in section 1.2 b., losses narrowed starting from 2023 but remained significant. Reduction in losses in 1H2024 was mainly attributable to effective cost control.

As stated in the letter from the Bossini Board, Bossini has been facing a prolonged period of financial challenges. The Bossini Group reported net losses since 2018, urging it to call for funding or financing. Bossini conducted 1-for-2 rights issue twice, at HK$0.36 per rights share in 2021 (the "2021 Bossini Rights Issue") and at HK$0.37 per rights share in the 2023 Bossini Rights Issue. The 2021 Bossini Rights Issue was undersubscribed by the public shareholders as to 36.8% and the controlling shareholder took up all unsubscribed shares, which in aggregate raised a gross cash proceeds of HK$296 million. Upon completion of the 2021 Bossini Rights Issue, the public float decreased from 33.5% to 29.4%. The 2023 Bossini Rights Issue was undersubscribed by the public shareholders as to 57.3%. Together with the excess application and the subscription procured by the underwriter, Bossini still needed to reduce its rights issue size and raised a gross proceeds of HK$315 million. Upon completion of the 2023 Bossini Rights Issue, the public float decreased from 29.4% to 26.6%. As the Bossini Group continued to incur loss in 1H2024, its cash and cash equivalents reduced from HK$184.7 million as at 31 December 2023 to HK$108.8 million as at 30 June 2024. If the situation continues, the Bossini Group's cash resources will dry up soon. Given the undersubscription of the previous two rounds of rights issue back in 2021 and 2023, little headroom of the public float and the unfavourable valuation based on the Bossini Share price and its low liquidity in recent years, the Management considered that it would be difficult for Bossini to carry out further equity fund raising exercises. As discussed above, we are advised by the Management that save for the HK$200 million loan facility granted by the Viva Group, Bossini has been unable to obtain any borrowings or loan facilities from banks or financial institutions. The Proposal, in our view, facilitates the Bossini Group not only to reduce administrative costs and management resources to maintain a listing platform but also to leverage on Viva's financial resources for its operations going forward.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

2.	Information on the Viva Group
2.1	Background information of the Viva Group

Viva is a company incorporated in the Cayman Islands with limited liability whose shares are listed on the Main Board of the Stock Exchange. The Viva Group is a multi-brand operator principally engaged in design and development, branding and sales of sports and lifestyle apparel and footwear mainly in the United States of America, the United Kingdom, Europe, the PRC, Hong Kong, Japan and the Republic of Korea.

2.2	Financial performance

Set out below are the summarised consolidated income statements of the Viva Group for 2022 and 2023 as extracted from the Viva Annual Report and unaudited consolidated income statements for 1H2023 and 1H2024 as extracted from the Viva Interim Report:

TABLE 4: CONSOLIDATED INCOME STATEMENTS OF THE VIVA GROUP

(HK$'000)	1H2024 (unaudited)	1H2023 (unaudited)	2023 (audited)	2022 (audited)

Revenue	5,099,917	5,444,252	11,219,416	6,900,390

Gross profit	2,372,059	2,490,953	5,130,259	3,160,589

Profit/(Loss) attributable to the Viva Shareholders	112,807	131,888	(118,990)	850,416

Dividend per Viva Share	–	–	HK$0.008	–
a.	Revenue and gross profit

The Viva Group's revenue recorded a significant increase of 62.6%, rising from HK$6,900.4 million for 2022 to HK$11,219.4 million for 2023. The gross profit of the Viva Group also increased by 62.3%, from HK$3,160.6 million for 2022 to HK$5,130.3 million for 2023. The improvement in revenue was primarily due to the full-year contribution from C&J Clark (No 1) Limited ("Clarks") and its subsidiaries (collectively, the "Clarks Group") which was acquired in July 2022. The increase in gross profit was in line with the revenue growth.

The revenue of the Viva Group was HK$5,099.9 million for 1H2024, representing a year-on-year decrease of 6.3% as compared HK$5,444.3 million for 1H2023. The gross profit also decreased by 4.8%, falling from HK$2,491.0 million for 1H2023 to HK$2,372.1 million for 1H2024. The decrease in revenue was mainly due to the decrease in revenue of multi- brand apparel and footwear segment, especially Clarks and Bossini businesses. The drop in gross profit aligned the decrease in revenue.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

Set out below is the segment revenue information of the Viva Group by business for 2022 and 2023 as extracted from the Viva Annual Report and for 1H2023 and 1H2024 as extracted from the Viva Interim Report:

TABLE 5: SEGMENT REVENUE OF THE VIVA GROUP BY BUSINESS

(HK$'000)	1H2024		1H2023		2023		2022
	Revenue	% of total revenue	Revenue	% of total revenue	Revenue	% of total revenue	Revenue	% of total revenue

Clarks	4,378,465	85.9%	4,670,020	85.8%	9,646,492	86.0%	5,386,883	78.1%
Bossini	267,241	5.2%	301,519	5.5%	609,502	5.4%	593,509	8.6%
Other consumable businesses	196,588	3.8%	207,664	3.8%	425,969	3.8%	419,154	6.0%

Multi-brand apparel and footwear	4,842,294	94.9%	5,179,203	95.1%	10,681,963	95.2%	6,399,546	92.7%
Sports experience	257,623	5.1%	265,049	4.9%	537,453	4.8%	500,844	7.3%

Total	5,099,917	100.0%	5,444,252	100.0%	11,219,416	100.0%	6,900,390	100.0%

Multi-brand apparel and footwear

The Viva Group strived to develop a diversified product portfolio to meet the needs of the prime consumers in different areas such as sports outerwear, affordable luxury and high-end luxury through multi-brand apparel and footwear segment. In July 2022, the Viva Group completed the acquisition of a well-known international brand, Clarks, and further increased their effective equity in the Clarks Group to 51% in January 2023. Since 2022, the multi-brand apparel and footwear segment contributed over 90% of the Viva Group's total revenue. The revenue from multi-brand apparel and footwear segment recorded an increase of 66.9% to HK$10,682.0 million for 2023 as compared to 2022 and such increase was primarily attributable to the full-year contribution from Clarks which was acquired in July 2022.

This segment revenue decreased by 6.5% to HK$4,842.3 million for 1H2024 as compared to HK$5,179.2 million for 1H2023 which was attributable to weak consumer spending due to high inflation and interest rates and rising cost of living in European and American regions.

Sports experience

Sports experience segment comprises operation, service provision and investment of sports destinations (including sports parks, sports centres and ice-skating rinks), sports competitions and events as well as e-sports clubs in the PRC. The sports experience segment grew by 7.3% to HK$537.5 million for 2023 as compared to 2022. The revenue growth was mainly attributable to the gradual re-opening of the Viva Group's sports parks, sports centres and ice-skating rinks after the lift of the national pandemic prevention measures.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

Compared to 1H2023, the revenue generated from sports experience segment slightly decreased by 2.8% to HK$257.6 million for 1H2024, while the operating profit of sports experience segment increased by HK$18.8 million, or 109.9%, to HK$35.9 million for 1H2024 from HK$17.1 million for the corresponding period of the previous year, due to improvement in sport parks and e-sports businesses performance.

TABLE 6: SEGMENT REVENUE OF THE VIVA GROUP BY GEOGRAPHICAL MARKET

(HK$'000)	1H2024		1H2023		2023		2022
	Revenue	% of total revenue	Revenue	% of total revenue	Revenue	% of total revenue	Revenue	% of total revenue
The United States of America	2,214,910	43.4%	2,275,821	41.8%	4,537,550	40.4%	2,415,651	35.0%
The United Kingdom and Republic of Ireland	1,596,901	31.3%	1,737,713	31.9%	3,846,069	34.3%	2,327,041	33.7%
The PRC (including Hong Kong and Macau)	877,375	17.2%	993,404	18.2%	1,976,881	17.6%	1,667,244	24.2%
Asia (Other than the PRC and Middle East)	221,161	4.3%	229,369	4.2%	479,355	4.3%	294,344	4.3%
Europe, the Middle East and Africa	189,570	3.7%	207,945	3.8%	379,561	3.4%	196,110	2.8%

Total	5,099,917	100.0%	5,444,252	100.0%	11,219,416	100.0%	6,900,390	100.0%

The United States of America market was the largest regional market for the Viva Group during 2022-1H2024, contributing between 35.0% and 43.4% of its total revenue. The United Kingdom and Republic of Ireland market held the second position, with their contribution to the total revenue ranging from 31.3% to 34.3% during the same period. The PRC (including Hong Kong and Macau) market occupied the third position, with its contribution to the total revenue decreasing from 24.2% for 2022 to 17.6% for 2023, and from 18.2% for 1H2023 to 17.2% for 1H2024. The contribution from the Asian market (other than the PRC and Middle East) remained stable from 4.2% to 4.3% throughout 2022 to 1H2024. The European, the Middle East and African market contributed the least, with a range of 2.8% to 3.8% during the same period.

b.	Profit/(Loss) attributable to the Viva Shareholders

During 2023, the Viva Group recorded a loss attributable to the Viva Shareholders of HK$119.0 million, as compared to a profit of HK$850.4 million for 2022. Turning profit into loss was mainly attributable to (i) the absence of a non-recurring gain of HK$956.3 million on bargain purchase resulting from acquisition of Clarks recognised in 2022; (ii) an one-off restructuring expense incurred for the Clarks Group of HK$44.6 million in 2023; and (iii) higher impairment on right-of-use assets and property, plant and equipment and inventory provision incurred in 2023, due to the worse-than-expected performance of directly operated stores as a result of the challenging retail market (especially in the United Kingdom and the United States of America markets) since the second half of 2023. Stripping off the bargain gain from acquisition of Clarks, the Viva Group would have recorded a net loss of HK$105.9 million for 2022.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

For 1H2024, the Viva Group recorded a profit attributable to Viva Shareholders of HK$112.8 million, as compared to HK$131.9 million for 1H2023, representing a year-on- year decrease of 14.5%. The decrease was mainly attributed to (i) a reduction in gross profit of HK$118.9 million, consistent with the decrease in revenue mentioned above; (ii) a decrease in share of profits less losses of associates and joint ventures of HK$129.0 million; and (iii) an impairment on property, plant and equipment and right-of-use assets of HK$101.5 million. Such decrease was partially offset by lower operating expenses as a result of continued business restructuring and enhanced cost control measures in 1H2024.

c.	Dividend per Viva Share

No dividends were declared in the past two and a half years except for 2023. The Viva Board has declared a final dividend for 2023 of HK$0.008 per Viva Share and an equivalent amount of dividend to the holder of the issued and outstanding convertible bonds of Viva as- converted basis.

2.3	Financial position

Set out below are the summarised consolidated balance sheets of the Viva Group as at 31 December 2022 and 2023 as extracted from the Viva Annual Report and as at 30 June 2024 as extracted from the Viva Interim Report:

TABLE 7: SUMMARISED CONSOLIDATED BALANCE SHEETS OF THE VIVA GROUP

(HK$'000)	As at 30 June	As at 31 December
	2024 (unaudited)	2023 (audited)	2022 (audited)
Total assets	14,751,634	14,717,657	17,471,931
Interests in associates and joint ventures	4,284,127	4,127,679	4,151,810
Cash and cash equivalents	1,421,102	1,281,312	2,974,803

Total liabilities	5,872,806	5,661,227	6,473,703

NAV attributable to the Viva Shareholders (including perpetual convertible bonds)	7,649,095	7,719,127	7,993,175

NAV attributable to the Viva Shareholders (excluding perpetual convertible bonds) ("Viva NAV")	6,838,474	6,908,506	7,182,554

NAV per Viva Share (HK$) (Note)	0.7033	0.7106	0.7420

Note: Calculated based on the Viva NAV as at the respective year-end/period-end divided by the number of Viva Shares in issue at the end of the respective year/period.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER
a.	Assets

The Viva Group's total assets as at 31 December 2023 decreased by 15.8% as compared to 31 December 2022. The decline was mainly due to the decrease in cash and cash equivalents of HK$1,693.5 million, resulting from the payment of cash consideration to acquire indirect interest in the Clarks Group in January 2023. Upon completion, Viva's effective interest in the Clarks Group increased from 26% to 51%. Total assets as at 30 June 2024 remained largely the same as that as at 31 December 2023.

(1)	Interests in associates and joint ventures

Interests in associates and joint ventures was the major components of the total assets of the Viva Group. The principal associates of the Viva Group include Li Ning Co Limited ("Li Ning Co", stock code: 2331.HK), CITIC Land Co., Ltd and Shanghai Double Happiness Co., Ltd.

The Viva Group held approximately 271,202,000 and 272,121,000 ordinary shares of Li Ning Co as at 31 December 2022 and 2023, respectively, each representing 10.3% equity interests in Li Ning Co. As of 30 June 2024, this increased to 10.5%. The investment in Li Ning Co accounted for 20.3% of the Viva Group's total assets as at 31 December 2022, and 23.8% as at 31 December 2023 and 24.8% as at 30 June 2024. Dividends received from Li Ning Co were HK$145.0 million, HK$244.6 million and HK$55.4 million for 2022, 2023 and 1H2024, respectively, accounting for 86.3%, 89.4% and 100% of all dividends received from its associates.

(2)	Cash and cash equivalents

The Viva Group had cash and cash equivalents of HK$2,974.8 million, HK$1,281.3 million and HK$1,421.1 million as at 31 December 2022 and 2023 and 30 June 2024, respectively, representing a decrease of 56.9% and an increase of 10.9%. The decrease as at 31 December 2023 was mainly due to the aforementioned payment of cash consideration to acquire indirect interest in the Clarks Group and the increase as at 30 June 2024 was mainly due to the net increase in bank borrowings.

b.	Liabilities

As at 31 December 2023, the Viva Group's total liabilities was HK$5,661.2 million, representing a decrease of 12.6% as compared to 31 December 2022. The decrease was mainly attributable to the decrease of HK$739.3 million in trade, bills and other payables.

Total liabilities rose by 3.7% to HK$5,872.8 million as at 30 June 2024, primarily driven by a net increase of HK$729.9 million in current and non-current bank borrowings.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER
c.	Viva NAV

The Viva Group issued the perpetual convertible bonds in 2013. No conversion of these bonds into ordinary shares took place in the last 2.5 years and its outstanding balance remained the same at HK$810.6 million. The Viva NAV decreased by 3.8% from HK$7,182.6 million as at 31 December 2022 to HK$6,908.5 million as at 31 December 2023 and further decreased by 1.0% to HK$6,838.5 million as at 30 June 2024. The decrease as at 31 December 2023 was mainly attributable to exchange differences on translation of foreign operations, actuarial loss on pension schemes and net loss for 2023 and the decrease as at 30 June 2024 was mainly due to exchange differences on translation of foreign operations and final dividend for 2023 declared during 1H2024. The NAV per Viva Share as at 31 December 2022, 31 December 2023 and 30 June 2024 were HK$0.7420, HK$0.7106 and HK$0.7033, respectively.

Comments

The Viva Group recorded a significant increase in revenue following the acquisition of the Clarks Group in July 2022. The Clarks business contributed 78.1% of the Viva Group's overall revenue in 2022, rising to over 85% from 2023 and onwards. However, due to the worse-than- expected performance of directly operated stores amid the challenging retail market since the second half of 2023, especially in the United Kingdom and the United States of America market, the Viva Group recorded a loss attributable to the Viva Shareholders of HK$119.0 million for 2023. As compared to 1H2023, the profit attributable to the Viva Shareholders also decreased by 14.5% to HK$112.8 million for 1H2024 as the markets where the Viva Group's brands mainly operate continued to be impacted by both inflation and interest rate hikes, leading to an increasing cost of living and suppressed consumer sentiment. As discussed in section 3 below, overseas retail markets are also facing challenges under high inflation and high interest rate environment. However, as evidenced by Viva's financial performance in 1H2024, it was able to turn profitable after the implementation of continued business restructuring and enhanced cost control measures. Viva paid final dividend to its shareholders for 2023.

3.	Industry overview
(a)	Bossini

The Bossini Group is principally engaged in the retailing and distribution of garments. For the year ended 31 December 2023, (i) Hong Kong and Macau and (ii) the PRC are two largest markets for the Bossini Group, which contributed around 65% and 26% of the Group's revenue respectively.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

The table below sets out the year-on-year changes ("YoY Changes") in the value of apparel retail sales in Hong Kong, Macau and the PRC, which are the major markets of the Bossini Group, in 2023-2024 as published by local statistics bureaus:

TABLE 8: YOY CHANGES IN THE VALUE OF APPAREL RETAIL SALES IN HONG KONG, MACAU AND THE PRC

	Hong Kong(1)	Macau(2)	The PRC(3)

2023
January	15.5%	39.8%	n.a.
February	102.0%	0.2%	n.a.
March	136.0%	80.2%	24.5%
April	39.3%	114.4%	39.9%
May	38.6%	61.1%	21.2%
June	34.1%	100.8%	7.2%
July	34.3%	965.2%	2.6%
August	41.6%	113.8%	5.7%
September	41.6%	35.9%	12.0%
October	29.6%	43.7%	8.7%
November	53.5%	45.4%	25.9%
December	18.8%	53.5%	30.5%

2024
January	5.2%	(36.8)%	n.a.
February	10.4%	8.4%	n.a.
March	(17.5)%	(19.0)%	3.6%
April	(23.6)%	(33.5)%	(3.0)%
May	(19.1)%	(26.8)%	3.2%
June	(13.2)%	(33.8)%	(2.2)%
July	(16.6)%	(26.9)%	(5.6)%
August	(13.7)%	(19.6)%	(1.9)%
September	(8.6)%	(17.1)%	(0.3)%
October	(9.8)%	(8.7)%	7.2%

Sources:

(1)	"Report on Monthly Survey of Retail Sales" published by Census and Statistics Department of Hong Kong for January 2023 – October 2024.
(2)	"Business Climate Survey" published by Statistics and Census Services of Macau on a monthly basis for January 2023 – October 2024.
(3)	Data retrieved from the website of National Bureau of Statistics of the PRC (https://data.stats.gov.cn/ easyquery.htm?cn=A01) as at the Latest Practicable Date.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

The rise in the number of visitors and strong pent-up demand following the re-opening of the Hong Kong-PRC border on 2 February 2023 and the end of pandemic related restrictions since February 2023 boosted apparel retail sales in Hong Kong and Macau in 2023, which recorded YoY Changes of 18.8% – 136.0% and YoY Changes of 0.2% – 965.2%, respectively. However, the buying spree prompted by the border opening and the end of pandemic related restriction measures lost steam soon. As shown in the table above, as compared to the corresponding month in 2023, the value of retail sales from apparel in both Hong Kong and Macau registered negative YoY Changes (Hong Kong: (23.6)% – (8.6)%; Macau: (36.8)% – (8.7)%) in most of the months of 2024. It is reported that the deterioration in Hong Kong retail market might be caused by continued impact from the change in post-covid consumption pattern, the relatively strong Hong Kong dollars and increased outbound travels by local residents, while the retail downturn in Macau was due to widespread softening of high-end spending driven by muted PRC economy as the PRC visitors account for a substantial portion of visitors to Macau. On a positive note, the Hong Kong government intends to promote the city as a major event capital with over 80 mega events slated in first half of 2024. It is believed that developing event economy can inject vibrancy to the local retail market.

The apparel retail sales in the PRC in 2023-2024 exhibited a similar trend but in a less dramatic way. It recorded YoY Changes of 2.6% – 39.9% in 2023 which might be due to cautious optimism in consumers after the end of pandemic. It, however, suffered YoY Changes of (0.3)% – (5.6)% in 2024 after having excluded March, May and October, which might be closely related to the weak PRC economy in 2024. In late September 2024, the PRC government announced stimulus package to boost ailing economy, which includes cut(s) in mortgage-debt servicing and provision of facilities for stock markets.

(b)	Viva

In the event the Proposal proceeds, the Bossini Shares held by the Scheme Shareholders will be in exchange for Viva Shares. The Viva Group is a multi-brand operator principally engaged in design and development, branding and sales of sports and lifestyle apparel and footwear. For the year ended 31 December 2023, the United Kingdom and Republic of Ireland and the United States of America contributed around 34% and 40% of the Viva Group's revenue, making them the two largest markets.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

The table below sets out the YoY Changes in the value of retail sales from (i) clothing and clothing accessories (including footwear) and (ii) footwear in the United Kingdom and the United States of America, which are the major markets of the Viva Group (other than the Bossini Group), as published by local statistics bureaus:

TABLE 9: YOY CHANGES IN THE VALUE OF THE RETAIL SALES FROM CLOTHING AND CLOTHING ACCESSORIES (INCLUDING FOOTWEAR) AND FOOTWEAR IN THE UNITED KINGDOM AND THE UNITED STATES OF AMERICA

	The United Kingdom(1)		The United States of America(2)
	Clothing and clothing accessories (including footwear)	Footwear	Clothing and clothing accessories (including footwear)	Footwear

2023
January	20.6%	32.6%	8.0%	2.6%
February	13.8%	24.7%	3.3%	9.4%
March	10.9%	28.8%	(2.3)%	4.4%
April	10.8%	17.4%	(3.9)%	(2.0)%
May	7.6%	21.1%	(0.2)%	(3.1)%
June	9.9%	33.4%	0.1%	(2.6)%
July	5.9%	18.9%	1.6%	(0.1)%
August	10.0%	21.1%	3.9%	2.2%
September	4.9%	17.5%	0.8%	1.1%
October	4.5%	13.8%	(1.3)%	(3.1)%
November	3.7%	14.5%	1.9%	(4.6)%
December	(1.2)%	5.0%	3.6%	(2.7) %

2024
January	(1.2)%	2.8%	0.4%	1.6%
February	(2.3)%	(4.7)%	6.5%	(5.1)%
March	0.3%	(3.8)%	1.9%	2.8%
April	(8.2)%	0.3%	(1.0)%	(5.6)%
May	(0.7)%	15.6%	5.6%	(8.9)%
June	(4.8)%	(1.8)%	3.1%	(3.1)%
July	(1.5)%	0.9%	2.2%	(5.6)%
August	1.1%	2.2%	2.1%	(0.3)%
September	3.6%	3.0%	(0.8)%	(5.0)%
October	(2.2)%	(3.7)%	4.3%	(11.4)%

Sources:
(1)	Retail sales data published by Office for National Statistics of the United Kingdom on 22 November 2024
(2)	"Advance Monthly Retail Trade and Food Services Survey" published by the United States Census Bureau on a monthly basis for January 2023 – October 2024.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

Although the continued high inflation in 2023 weighed on consumer spending, the retail sales from clothing and clothing accessories (including the footwear) in the United Kingdom were bolstered by consumers utilising the savings they have accumulated during the lockdown periods, with overall YoY Changes of (1.2)% – 20.6% and the YoY Changes in footwear of 5.0% – 33.4% in 2023. However, the YoY Changes declined and even turned negative in 2024 as the savings began to dwindle and high inflation and high interest rate continued to plague the retail sales. After the benchmark interest rate cut in August 2024, the Bank of England made another rate cut in November 2024, which is believed to further lower borrowing costs and improve market sentiment.

The overall retail sales from clothing and clothing accessories (including footwear) in the United States of America were relatively stable and resilient with most of the months in 2023-2024 recording positive YoY Changes. It is reported that despite the benchmark lending rates were lifted 11 consecutive times since early 2022, the retail sales have generally held up amid a resilient job market. Footwear retail sales underperformed overall retail sales from clothing and clothing accessories (including footwear) in terms of YoY Changes from May 2023 onwards except September 2023, January 2024 and March 2024, which as reported, might be due to an overall increase in footwear price alongside increasing overall living costs making consumers more cautious. For the first time in four years, the United States Federal Reserve cut the benchmark interest rate in September 2024 followed by two cuts in November and December 2024 and signals more benchmark interest rate cuts in the future. Lower cost of borrowing following the rate cuts may make consumers loosen purse strings regarding discretionary goods such as clothes and footwear.

Comment

After a short-term booming in apparel retail created by the release of pent-up demand in 2023, the Bossini Group's major markets all went through a year-on-year decline in apparel retail sales in 2024, especially the Hong Kong and Macau markets which exhibited a sharp reverse in 2024 as compared to 2023. The Bossini Group's revenue, which has seen a year-on-year increase in 2023 and a year-on-year decrease in the first half of 2024 as discussed in section 1.2 above, was generally in line with the overall market situation and market shift. The Hong Kong government and the PRC government have taken measures to lift their economies and stoke consumption, but it will take time to see how effective these measures are.

As compared to those of the Bossini Group, the Viva Group's major markets were relatively stable and resilient as evidenced by relatively smaller negative YoY Changes in retail sales in 2024, although the footwear retail faces challenges including high inflation and more price- sensitive consumers. If taking out the revenue contributed by the Bossini Group, the remaining Viva Group would record a 6.0% year-on-year decrease as opposed to the Bossini Group's 11.4% decrease, in the first half of 2024. This generally aligns our aforementioned market observations. Looking forward, it seems that the United Kingdom and the United States of America have kicked off rate-cutting cycle in order to deliver a soft landing of their economies, despite the coming United States of America Presidential transition may add some uncertainties in the interim.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

4.	Principal terms of the Proposal

All Bossini Shares other than those held by the Offeror will be subject to the Scheme and regarded as Scheme Shares. Under the Proposal, upon the fulfilment of the Scheme Conditions and the Scheme becoming effective, all Scheme Shares will be cancelled and the Scheme Shareholders will be entitled to receive from Viva new Viva Shares to be issued:

For every 5 Scheme Shares cancelled	1 new Viva Share

If, after the Latest Practicable Date, any dividend and/or other distribution and/or other return of capital is announced, declared or paid in respect of Bossini Shares, the Offeror reserves the right to reduce the Scheme Consideration by all or any part of the amount or value of such dividend, distribution and/or as the case may be, return of capital after consultation with the Executive, in which case any reference in the Scheme Document or any other announcement or document to the Scheme Consideration will be deemed to be a reference to the Scheme Consideration as so reduced.

As at the Latest Practicable Date, (i) Bossini has not announced or declared any dividend, distribution or other return of capital which remains unpaid; and (ii) Bossini does not intend to announce, declare and, or pay any dividend, distribution or other return of capital before the Scheme Effective Date or the date on which the Scheme is not approved, or the Proposal otherwise lapses (as the case may be).

As the Latest Practicable Date, there are 168,118,814 outstanding Bossini Shares Options. Details of those Bossini Shares Option including the relevant exercise periods and exercise prices are set out in the letter from the Bossini Board. The Offeror will make an appropriate offer to all the Bossini Optionholders in accordance with Rule 13 of the Takeovers Code. The Option Offer will be conditional upon the Scheme becoming effective. As the exercise prices for all outstanding Bossini Share Options are higher than the ascribed value of HK$0.108 per Bossini Share under the Scheme, the Bossini Share Options are "out of money". As such, the Option Offer will be made on the following terms:

For every 1,000 Bossini Share Options cancelled	1 new Viva Share

Following acceptance of the Option Offer, the relevant Bossini Share Options together with all rights attaching thereto will be entirely cancelled and removed.

If any Bossini Share Options are not exercised by the Latest Options Exercise Time, they shall lapse on the Scheme Effective Date.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

Major Scheme Conditions

The implementation of the Proposal is, and the Scheme will become effective and binding on Bossini and all Scheme Shareholders, subject to the satisfaction or waiver (as applicable) of, among others, the following Scheme Conditions:

(a)	the approval of the Scheme (by way of poll) by a majority in number of Scheme Shareholders representing not less than three-fourths in value of the Scheme Shares held by the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting;
(b)	the approval of the Scheme (by way of poll) by at least 75% of the votes attaching to the Scheme Shares held by the Disinterested Scheme Shareholders that are voted either in person or by proxy at the Court Meeting, provided that the number of votes cast (by way of poll) against the resolution to approve the Scheme is not more than 10% of the votes attaching to all the Scheme Shares held by the Disinterested Scheme Shareholders; and
(c)	the passing by the Bossini Shareholders of a special resolution at the Bossini SGM to approve any reduction of the issued share capital of Bossini by the cancellation of the Scheme Shares, and an ordinary resolution to apply the reserve created by the cancellation of the Scheme Shares to simultaneously restore the issued share capital of Bossini by the allotment and issue of an equal number of Bossini Shares (credited as fully paid) to the Offeror.

Further details of the Scheme Conditions are contained in the letter from the Bossini Board of the Offer Document.

As of the Latest Practicable Date, none of the Scheme Conditions had been fulfilled or waived (as applicable).

The Scheme will become effective and binding on Bossini and all Scheme Shareholders, subject to fulfilment or waiver (as applicable) of all the Scheme Conditions on or before the Long Stop Date, failing which the Proposal will lapse. If the Scheme is withdrawn, not approved or lapses, the listing of Bossini Shares on the Stock Exchange will not be withdrawn.

Bossini Shareholders, Bossini Optionholders and potential investors of Bossini should be aware that the Proposal is subject to the Scheme Conditions being fulfilled or waived, as applicable, and therefore the Proposal may or may not become effective. Bossini Shareholders, Bossini Optionholders and potential investors of Bossini should therefore exercise caution when dealing in securities of Bossini. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

Withdrawal of listing of the Bossini Shares and Offeror's intention to Bossini

Upon the Scheme Effective Date, all Scheme Shares will be cancelled and the share certificates for the Scheme Shares will thereafter cease to have effect as documents or evidence of title. Bossini will be privatised by way of a scheme of arrangement under Section 99 of the Companies Act and it is the intention of the Offeror, Viva and Bossini not to retain the listing of Bossini on the Stock Exchange after the implementation of the Proposal.

The Offeror intends to continue with the existing business of the Bossini Group. The Offeror does not intend to introduce any major changes to the existing operations or business of the Bossini Group (including any redeployment of fixed assets of the Bossini Group and disposal of material assets of the Bossini Group). It is also the intention of the Offeror that there will not be significant changes to the management and employees of the Bossini Group as a result of the Proposal.

5.	Reasons for and benefits of the Proposal

As disclosed in the Explanatory Statement of the Scheme Document, Bossini has faced a prolonged period of financial challenges with consistently recorded losses from its operation since 2018 that necessitated the need for external funding. The Offeror considers that due to the low liquidity and relative underperformance in the trading of the Bossini Shares, there will be difficulties to a certain extent for Bossini to raise funds from public equity markets, which the Offeror believes is unlikely to see any significant improvement in the near term. Furthermore, the Offeror believes that the administrative costs and management resources associated with maintaining Bossini's listing status are no longer justified. The Proposal will reduce such administrative costs and management resources invested by Bossini to maintain a listing platform that lacks financing capabilities, in which the management can focus on the business operations of the Bossini Group.

We have discussed with the Management and were advised that they have considered other measures to raise funds including bank borrowings and rights issues. However, as discussed in section

1.3 above, save for the loan facility of HK$200 million granted by the Viva Group, Bossini finds it challenging to obtain bank borrowings given its financial performance and position. The 2021 Bossini Rights Issue and the 2023 Bossini Rights Issue, which squeezed the public float from 33.5% to 26.6%, left limited room for further similar equity fund raising exercises. According to Bossini Annual Report and Bossini Interim Report, it is shifting its focus to sports clothing targeting cyclists. The transition amid fierce competition from established brands places higher demands on operation management and resource abundance. The Proposal, on the other hand, could integrate the operations and resources of Bossini and Viva more efficiently and more effectively.

As disclosed in the Explanatory Statement of the Scheme Document, the Proposal offers an exit to the Scheme Shareholders at a premium over the prevailing price of the Bossini Shares. It is further advised by the Management that the Proposal essentially offers the Scheme Shareholders an opportunity to swap their Bossini Shares for Viva Shares which possesses a larger platform in terms of market capitalisation and NAV with financing capabilities.

Based on the above and our analysis on Scheme Consideration set out in section 6 below, we consider the Proposal is in the interests of Bossini and Scheme Shareholders as a whole.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

6.	Evaluation of the Scheme Consideration
6.1.	Historical market price performance
6.1.1.	Historical price performance of Bossini Share

Set out below is the movement of the closing prices of Bossini Share for the period from 1 January 2022 to the Latest Practicable Date (the "Review Period") and major announcements published by Bossini during the Review Period. The Review Period, which covers the period since the beginning of 2022, represents, in our view, sufficient time to provide a fair overview of the recent market performance of Bossini Share for the purpose of this analysis. A comparison with the Hang Seng Index (the "HSI") is also shown:

FIGURE 1: BOSSINI SHARE PRICE PERFORMANCE COMPARED TO THE HSI

Source: Bloomberg and the website of the Stock Exchange

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

During the Review Period, the Bossini Share price was on an overall decreasing trend and closed between HK$0.065 and HK$0.856 with an average closing price of HK$0.314.

During Phase 1 of the Review Period (i.e. January 2022 – October 2022), the Bossini Share price moved in line with the HSI and trended downwards. Such decrease was possibly due to concerns over the impact on the Bossini Group's businesses brought by the tightening social distancing measures in Hong Kong and implementation of strict lock down or control measures in various PRC cities in response to the outbreak of variant COVID-19 infections. It is noted that subsequent to the announcement of interim results for 2022, the closing price of Bossini Share fell from HK$0.518 on 12 August 2022 to HK$0.269 on 31 October 2022 (i.e. the end of Phase 1), representing a decrease of 48%, which was greater than that of the HSI of 27% for the same period.

During Phase 2 of the Review Period (i.e. November 2022 – late-January 2024), the Bossini Share price somewhat, but not very closely, followed the movement of the HSI. From the beginning of November 2022 to late February 2023, the Bossini Share price followed the HSI and rebounded significantly, despite Bossini announced a year-on-year decrease of 25% in gross profit from continuing operations for third quarter of 2022. After having reached its peak in Phase 2 at HK$0.587 on 3 February 2023, the Bossini Share price fell dramatically to around HK$0.360-0.400 amid the proposed 1-for-2 rights issue as announced on 24 February 2023. Upon closing of the rights issue, the Bossini Share price exhibited a continuous downtrend to HK$0.126 as at the end of Phase 2 despite Bossini was able to reduce its net loss by 46% for 1H2023 as compared to that (having excluded the one-off gain on disposal) for previous year.

During Phase 3 of the Review Period (i.e. February 2024 – the Latest Practicable Date), the Bossini Share price fell less quickly as compared to Phase 2. As discussed in section 1.2, Bossini managed to narrow its losses for 2023 and 1H2024, which, however, seemed to have limited impact on its share price performance. After the stimulus measures as announced by the PRC regulatory authorities on 24 September 2024, the Bossini Share price surged substantially by 64.0% from HK$0.075 on 25 September 2024 to HK$0.123 on the Last Trading Day (i.e. 14 October 2024), reaching the highest at HK$0.137 on 2 October 2024. We noted that both Bossini Comparable Companies (as defined below) and the HSI also went up during such period by 1.9%-16.7% and 10.3%, respectively. We have discussed with the Management as regards the outperformance of Bossini Share price against its peers and the market, they are unaware of the reason therefor.

After the release of the Announcement, the Bossini Share price fell to close at HK$0.103 on 17 October 2024. Subsequently and up to the Latest Practicable Date, the Bossini Share price closed between HK$0.091 and HK$0.125. The Bossini Share price closed at HK$0.107 as at the Latest Practicable Date.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

6.1.2.	Historical price performance of Viva Share

Set out below is the movement of the closing prices of Viva Share and major announcements published by Viva during the Review Period. A comparison with the HSI is also shown:

FIGURE 2: VIVA SHARE PRICE PERFORMANCE COMPARED TO THE HSI

Source:  Bloomberg and the website of the Stock Exchange

The Viva Share price moved largely in line with the HSI in Phase 1 and Phase 2 of the Review Period. During the Review Period, it closed between HK$0.49 and HK$1.71 with an average closing price of HK$1.03.

During Phase 1 of the Review Period (i.e. January 2022 – October 2022), the Viva Share price moved in line with the HSI most of the time but failed to rebound as much as the HSI in March 2022. The HSI fell from 22,762 points on 1 March 2022 to 18,415 points on 15 March 2022 while the Viva Share price fell from HK$1.33 to HK$0.77 during the same period. Both HSI and Viva Share price showed a sharp rebound thereafter but the Viva Share price failed to catch up with, and continued to underperform, the HSI in March-June 2022. The Viva Share price met with the HSI at the end of June 2022 when Viva proposed to transfer its listing to the Main Board of the Stock Exchange. Both HSI and Viva Share price ran out of steam and trended downwards until the end of Phase 1.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

During Phase 2 of the Review Period (i.e. November 2022 – late-January 2024), the Viva Share price followed the direction of, but outperformed, the HSI. Following the announcement of acquiring the remaining equity interest in a company controlling the Clarks Group on 17 November 2022, the Viva Share price surged from around HK$1.00 in mid- November 2022 to its peak during the Review Period at HK$1.71 on 3 March 2023. It then traded between HK$1.10 and HK$1.50 before commencement of dealing in Viva Shares on the Main Board of the Stock Exchange. Subsequently, the Viva Share price slid to HK$0.70 at the end of Phase 2.

During Phase 3 of the Review Period (i.e. February 2024 – the Latest Practicable Date), the Viva Share price no longer followed the HSI movement and continued to exhibit its downtrend. On 11 June 2024, Viva announced to form joint venture to operate the "Haglöfs", an esteemed global outdoor equipment and apparel brand, in the PRC, which seemed to have limited impact on the Viva Share price. The Viva Share price bottomed out at HK$0.49 in mid-September 2024 and moved sideways until the Announcement. The Viva Share price closed at HK$0.54 on the Last Trading Day (i.e. 14 October 2024).

After the release of the Announcement, the Viva Share price was relatively stable and closed at HK$0.53 on 17 October 2024. Subsequently and up to the Latest Practicable Date, the Viva Share price closed between HK$0.53 and HK$0.79. The Viva Share price closed at HK$0.61 as at the Latest Practicable Date.

6.1.3.	Comparison of value

Set out below is the comparison of market value of Bossini Share and Viva Share during various trading periods:

TABLE 10: COMPARISON OF MARKET VALUE OF BOSSINI SHARE AND VIVA SHARE

	Trading periods up to and including the Last Trading Day
	Last Trading Day	Last 10 trading days	Last 30 trading days	Last 90 trading days	Last 120 trading days	Last 180 trading days
(A): Average closing price per Viva Share (HK$)	0.540	0.556	0.534	0.605	0.641	0.668
(B): Average closing price per Bossini Share (HK$)	0.123	0.117	0.088	0.096	0.102	0.109
(C): Premium/(discount) = {(A)/5/(B)-1} x 100%(1)	(12.2)%	(4.6)%	22.0%	26.5%	25.7%	22.4%

Notes:

(1)	The relevant percentages are calculated based on (A) and (B) above before rounding and the Exchange Ratio.
(2)	The figures and percentages are all subject to rounding.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

It is noted that the implied premium/(discount) of the Scheme Consideration per Scheme Share based on (i) the closing price of Bossini Share and Viva Share on the Last Trading Day or the average closing price of Bossini Share and Viva Share for the last 10, 30, 90, 120 and 180 trading days (up to and including the Last Trading Day); and (ii) the Exchange Ratio are (12.2)%, (4.6)%, 22.0%, 26.5%, 25.7% and 22.4%, respectively.

As mentioned in previous section, it is noted that the Bossini Share price surged substantially by 64% from HK$0.075 on 25 September 2024 to HK$0.123 on the Last Trading Day, which outperformed its peers and the market. During such period, the Viva Share price only increased by 6%. Given the irregular price movements of Bossini Share as compared to that of Viva Share before the Announcement, we consider that (i) the closing prices/average closing prices of Bossini Share and Viva Share on the Last Trading Day and for the last 10 trading days up to and including the Last Trading Day are not appropriate for comparison purpose; and (ii) comparison of the closing prices/average closing prices of Bossini Share and Viva Share over a longer trading period (i.e. the last 30, 90, 120 and 180 trading days) would be appropriate to provide a fair assessment of the Scheme Consideration as well as the Proposal.

6.1.4.	Trading liquidity of Bossini Share and Viva Share

Set out below are the monthly total trading volume of Bossini Share and Viva Share and the percentages of the monthly total trading volume of Bossini Share/Viva Share to the total issued Bossini Shares/Viva Shares and the public float of Bossini and Viva during the Review Period:

TABLE 11: TRADING LIQUIDITY OF BOSSINI SHARE AND VIVA SHARE

	Bossini			Viva
	Monthly total trading volume	Percentage of the monthly total trading volume to the total issued shares(1)	Percentage of the monthly total trading volume to the public float(2)	Monthly total trading volume	Percentage of the monthly total trading volume to the total issued shares(1)	Percentage of the monthly total trading volume to the public float(2)
2022
January	71,959,680	2.92%	9.91%	87,759,849	0.91%	2.58%
February	39,499,538	1.60%	5.44%	51,526,313	0.54%	1.52%
March	88,030,456	3.57%	12.13%	153,668,808	1.59%	4.52%
April	53,483,934	2.17%	7.37%	47,421,513	0.49%	1.39%
May	86,958,867	3.52%	11.98%	98,057,798	1.01%	2.88%
June	68,211,229	2.76%	9.40%	166,146,633	1.72%	4.88%
July	19,301,062	0.78%	2.66%	109,694,465	1.13%	3.22%
August	27,375,405	1.11%	3.77%	87,165,858	0.90%	2.56%
September	20,379,384	0.83%	2.80%	62,696,963	0.65%	1.84%
October	22,266,251	0.90%	3.06%	61,270,384	0.63%	1.80%
November	20,575,365	0.83%	2.83%	87,444,318	0.90%	2.56%
December	74,970,169	3.03%	0.29%	110,964,747	1.15%	3.25%
Range for 2022		0.78% – 3.57%	2.66% – 12.13%		0.49% – 1.72%	1.39% – 4.88%

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER
	Bossini			Viva
	Monthly total trading volume	Percentage of the monthly total trading volume to the total issued shares(1)	Percentage of the monthly total trading volume to the public float(2)	Monthly total trading volume	Percentage of the monthly total trading volume to the total issued shares(1)	Percentage of the monthly total trading volume to the public float(2)
2023
January	22,555,873	0.91%	3.10%	92,242,778	0.95%	2.70%
February	45,692,811	1.85%	6.27%	93,595,820	0.97%	2.74%
March	41,303,751	1.67%	5.67%	145,763,240	1.51%	4.26%
April	39,016,448	1.17%	4.42%	41,379,967	0.43%	1.22%
May	34,225,000	1.03%	3.88%	58,354,886	0.60%	1.72%
June	28,400,003	0.85%	3.22%	67,641,550	0.70%	2.00%
July	27,522,016	0.83%	3.12%	35,440,702	0.36%	1.05%
August	15,437,624	0.46%	1.75%	62,374,624	0.64%	1.84%
September	8,182,000	0.25%	0.93%	107,321,157	1.10%	3.17%
October	6,029,500	0.18%	0.68%	53,159,089	0.55%	1.57%
November	10,025,000	0.30%	1.14%	94,868,609	0.98%	2.80%
December	9,462,000	0.28%	1.07%	79,475,068	0.82%	2.35%
Range for 2023		0.18% – 1.85%	0.68% – 6.27%		0.36% – 1.51%	1.05% – 4.26%

2024
January	10,354,748	0.31%	1.17%	61,776,267	0.64%	1.82%
February	7,901,124	0.24%	0.90%	67,364,825	0.69%	1.99%
March	23,479,263	0.71%	2.66%	58,060,447	0.60%	1.71%
April	12,961,750	0.39%	1.47%	71,009,757	0.73%	2.10%
May	51,090,500	1.54%	5.79%	84,084,284	0.86%	2.48%
June	11,873,000	0.36%	1.34%	30,581,682	0.31%	0.90%
July	22,524,000	0.68%	2.55%	50,441,281	0.52%	1.49%
August	18,764,500	0.56%	2.13%	43,365,846	0.45%	1.28%
September	24,658,536	0.74%	2.79%	63,078,827	0.65%	1.86%
October	70,712,371	2.13%	8.01%	102,884,303	1.06%	3.04%
November	11,028,710	0.33%	1.25%	79,112,803	0.81%	2.33%
December (up to and including the Latest Practicable Date)	26,293,000	0.79%	2.98%	101,998,963	1.05%	3.01%
Range for 2024		0.24% – 2.13%	0.90% – 8.01%		0.31% – 1.06%	0.90% – 3.04%

Source: Bloomberg and the website of the Stock Exchange

Notes:

1.	The calculation is based on the monthly total trading volumes of Bossini Share/Viva Share divided by the total number of Bossini Shares/Viva Shares in issue as at the end of each month or as at the Latest Practicable Date, as applicable.
2.	The calculation is based on the monthly total trading volumes of Bossini Share/Viva Share divided by the total number of Bossini Shares/Viva Shares held by the public as at the end of each month or the Latest Practicable Date based on the information as disclosed by Bossini and Viva, as applicable.

Based on the above table, it is noted that the trading of Bossini Share in January, March to June and December 2022 as well as October 2024 were relatively more active than other months during the Review Period. We have discussed with the Management in this regard, and are advised that save for the Proposal announced in October 2024, they are unaware of the reasons for the increases in liquidity. Prior to July 2023, significantly higher liquidity is seen in Bossini Shares than Viva Shares. Since the beginning of 2024, the percentages of monthly total trading volume to the public float of Bossini Share and Viva Share both moved in a narrow range of approximately 1% – 3% in most of the months of 2024.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

Given the Proposal, which is to exchange a small cap Bossini Shares into a much larger cap Viva Shares, set out below are the monthly trading turnover of Bossini Share and Viva Share and their comparison in 2024 to assess whether it would be easier or more difficult for Bossini Shareholders to dispose of their investment after the Proposal proceeds:

TABLE 12: TRADING TURNOVER OF BOSSINI SHARE AND VIVA SHARE IN 2024

	Monthly trading turnover(Note)
	Bossini (HK$)	Viva (HK$)	Monthly trading turnover of Viva to Bossini (Times)
	A	B	B/A
2024
January	1,424,813	46,592,407	32.7
February	940,791	50,621,343	53.8
March	3,309,490	40,900,196	12.4
April	1,635,170	50,472,886	30.9
May	6,330,428	63,816,110	10.1
June	1,345,009	21,487,985	16.0
July	2,255,060	32,495,409	14.4
August	1,567,823	24,309,524	15.5
September	1,966,474	33,583,851	17.1
October	8,109,892	57,590,765	7.1
November	1,069,592	47,580,113	44.5
December (up to and including the Latest Practicable Date)	2,977,675	72,574,338	24.4
Range for 2024			7.1 – 53.8

Source: Bloomberg and the website of the Stock Exchange

Note: The calculation is based on the monthly trading turnover of Bossini Share/Viva Share, which, in turn, is based on the daily total trading volume of Bossini Share/Viva Share multiplied by the relevant closing price of Bossini Share/Viva Share, respectively.

As shown in the above table, the monthly trading turnover of Viva Shares was 7.1 times to 53.8 times that of Bossini Shares. In other words, the much larger cap Viva provides a bigger platform where Bossini Shareholders are easier to buy or sell their investment, which is to be exchanged into Viva Shares, without substantially impacting the share price, if the Proposal proceeds.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

In this connection, if the Proposal becomes effective, the Scheme Shares will be cancelled and the Scheme Shareholders will hold new Viva Shares. With insignificant differences in liquidity in terms of public float but the market capitalisation of Viva representing 17 times that of Bossini as at the Latest Practicable Date, the higher trading turnover of Viva Shares could potentially improve the liquidity of the investment in Bossini currently held by Scheme Shareholders (especially those with relatively sizeable shareholding), which is to be exchanged into Viva Shares, if the Proposal proceeds.

6.2.	NAV comparison

Apart from the share price analysis above, we have also considered the underlying value of Bossini Shares that the Scheme Shareholders are giving up for the same of new Viva Shares in return, if the Proposal becomes effective. Set out below is the comparison of the NAV per Bossini Share against the NAV per Viva Share as at 30 June 2024:

TABLE 13: COMPARISON OF BOSSINI AND VIVA'S NAV PER SHARE

			Pre-deal		Post-deal
	Bossini Share		Viva Share
Latest NAV attributable to the shareholders (HK$) (A)	157,203,000	(1)	6,838,474,000	(1)(2)	6,930,704,000	(3)
Number of issued shares(4) (B)	3,322,720,177		9,723,772,727		9,970,410,243	(5)
NAV per share (HK$) (A)/(B)	HK$0.047 (C)		HK$0.703 (D)		HK$0.695 (D)
Exchange Ratio (E)	1 new Viva Share for every 5 Bossini Share (equivalent to 0.2 new Viva Share for 1 Bossini Share)
Implied NAV of 0.2 new Viva Share under the Exchange Ratio (the "Implied NAV") (F) = (D) x (E)	n.a.		HK$0.141		HK$0.139
Premium of the Implied NAV of 0.2 new Viva Share over 1 Bossini Share (G) = (F)/(C)-1 x 100%	n.a.		200.0%		95.7%

Notes:

1.	The figures are extracted from the Bossini Interim Report and the Viva Interim Report.
2.	It refers to the Viva NAV as at 30 June 2024.
3.	It refers to the Viva NAV as at 30 June 2024 having added back the minority interests pertaining to Bossini as provided by the Management upon completion of the Proposal.
4.	The figures are extracted from the Scheme Document.
5.	It refers to the total number of issued shares of Viva as enlarged by the issuance of new 246,469,398 Viva Shares to Scheme Shareholders and 168,118 Viva Shares to Bossini Optionholders under the Proposal.
6.	The figures and percentages above are all subject to rounding.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

Upon completion of the Scheme, the Scheme Shareholders will give up 5 Bossini Shares in return for 1 new Viva Share which is equivalent to 1 Bossini Share for 0.2 new Viva Share. Based on the above table, the Implied NAV of 0.2 Viva Share of HK$0.141 on a pre-deal basis or HK$0.139 on a post-deal basis are both higher than the NAV per Bossini Share of HK$0.047 as at 30 June 2024, representing a premium of 200.0% or 195.7% over the NAV per Bossini Share, respectively.

6.3.	Comparable companies
6.3.1.	Bossini comparable companies

The Bossini Group is principally engaged in the retailing and distribution of garments with a market capitalisation of HK$408.7 million on the Last Trading Day (the "LTD Market Cap") and market capitalisation of HK$290.8 million based on the average closing price of Bossini Shares over the last 30 trading days up to and including the Last Trading Day (the "30D Market Cap"). According to the Bossini Annual Report, the Bossini Group's sales in (i) Hong Kong and Macau, (ii) the PRC and (iii) Singapore accounted for 64.9%, 25.5% and 9.6% of its total revenue for 2023, respectively.

We employed Bloomberg and AASTOCK's equity screening tools to identify clothing retail companies listed on the Main Board of the Stock Exchange that (i) derived over 50% of their revenue from sales of garments; (ii) generated over 50% of their revenue from Hong Kong and/or Macau in their last financial year; and (iii) have a market capitalisation between HK$100 million and HK$500 million on the Last Trading Day after having taken into account the 30D Market Cap (instead of the LTD Market Cap due to the irregular price movements of Bossini Shares before the Announcement as discussed in section 6.1 above (the "Bossini Comparable Companies"). The Bossini Comparable Companies, so far as we are aware of, are exhaustive based on the aforementioned selection criteria, and are considered to be fair and representative samples.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

In conducting our analysis, we have considered (i) the price-to-earnings ratio ("PER") and (ii) price-to-book ratio ("PBR"), as they are widely accepted multiples that are in line with the market practices to evaluate a company. However, no PER could be appraised as Bossini has been loss making since 2018. Alternatively, the price-to-sale ratio ("PSR") has been used as revenue generation capability is of utmost importance to retailors. Details of the Bossini Comparable Companies are set out in the table below:

TABLE 14: BOSSINI COMPARABLE COMPANIES

Company	Market capitalisation on the Last Trading Day(1)	PSR(2)	PSR(3)
	(HK$ million)	(times)	(times)
ENM Holdings Limited (stock code: 128)	478.7	4.35	0.46
YGM Trading Limited (stock code: 375)	182.5	0.83	0.41
Forward Fashion (International) Holdings Company Limited (stock code: 2528)	106.0	0.11	0.60
Bauhaus International Holdings Limited (stock code: 483)	102.9	0.55	0.64
	Highest	4.35	0.64
	Lowest	0.11	0.41
	Average	1.46	0.53
	Median	0.69	0.53

Bossini (stock code: 592)	290.8	0.63(4)	2.28(4)

Source: Bloomberg, AASTOCKS and the website of the Stock Exchange

Notes:

1.	The market capitalisation of the Bossini Comparable Companies and Bossini are calculated based on the closing price of the respective companies on the Last Trading Day and the average closing price of Bossini Shares over the last 30 trading days up to and including the Last Trading Day, respectively, multiplied by the number of issued ordinary shares (excluding treasury shares) as set out in their respective monthly return for September 2024.
2.	The PSRs of the Bossini Comparable Companies are calculated based on their respective market capitalisation on the Last Trading Day divided by their respective revenue for the trailing or latest 12 months as referenced from their respective latest published financial report/interim report.
3.	The PBRs of the Bossini Comparable Companies are calculated based on their respective market capitalisation on the Last Trading Day divided by their respective net assets attributable to the shareholders as referenced from their respective latest published financial report/interim report.
4.	The PSR and PBR of Bossini are calculated based on the ascribed value of the Scheme Consideration of HK$0.108 on the Last Trading Day.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

The PSRs and PBRs of the Bossini Comparable Companies range from 0.11 times to 4.35 times with an average of 1.46 times and a median of 0.69 times and from 0.41 times to 0.64 times with an average and a median of 0.53 times, respectively. The PSR implied by the value of Scheme Consideration (i.e. the ascribed value per Scheme Share of HK$0.108) of 0.63 times falls within the range of those of the Bossini Comparable Companies and is close to the median of but lower than the average of the Bossini Comparable Companies' PSRs. The PBR implied by the value of Scheme Consideration of 2.28 times is substantially higher than those of the Bossini Comparable Companies.

6.3.2.	Viva comparable companies

The PSR and PBR of Bossini as discussed in section 6.3.1 above are calculated based on the ascribed value of the Scheme Consideration of HK$0.108 on the Last Trading Day, which, in turn, is calculated based on the closing price of Viva Shares of HK$0.54 on the Last Trading Day. Therefore, to assess the fairness and reasonableness of the valuation multiples of Bossini as well as the Scheme Consideration, we have conducted comparable company analysis for Viva as well to see if the Viva Share was fairly valued by the market as reflected by the market price on the Last Trading Day.

The Viva Group is a multi-brand operator principally engaged in design and development, branding and sales of sports and lifestyle apparel and footwear with a market capitalisation of HK$5.3 billion on the Last Trading Day. According to the Viva Annual Report, Clarks, a British footwear brand, contributed around 86% of the Viva Group's revenue in 2023. In addition, the Viva Group's sales in (i) the United States of America, and

(ii) the United Kingdom and Republic of Ireland accounted for 40% and 34% of its total revenue in 2023, respectively.

We employed Bloomberg and AASTOCK's equity screening tools to identify companies listed on the Stock Exchange that derived over 50% of their revenue from footwear retail in their last financial year but in vain. We therefore expanded the scope to identify companies listed on the major stock exchanges of the United Kingdom and the United States of America (i.e. New York Stock Exchange, NASDAQ and London Stock Exchange) that (i) derived over 50% of their revenue from footwear retail in their last financial year; (ii) operate in multiple geographical markets; and (iii) have a market capitalisation between HK$1 billion and HK$10 billion on the Last Trading Day (the "Viva Comparable Companies"). The Viva Comparable Companies, so far as we are aware of, are exhaustive based on the aforementioned selection criteria, and are considered to be fair and representative samples.

PSR and PBR have been adopted for the comparison between Viva and the Viva Comparable Companies as PER is considered to be inappropriate as, similar to Bossini, Viva was loss making in its last financial year and trailing 12 months ended 30 June 2024.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

TABLE 15: VIVA COMPARABLE COMPANIES

Company	Place of listing	Market capitalisation on the Last Trading Day(1)	PSR(2)	PBR(3)
		(HK$ billion)	(times)	(times)
Caleres, Inc. (stock code: CAL)	The United States of America	8.9	0.41	1.91
Dr. Martens plc (stock code: DOCS)	The United Kingdom	5.4	0.66	1.60
Designer Brands Inc. (stock code: DBI)	The United States of America	2.5	0.10	1.01
Genesco Inc. (stock code: GCO)	The United States of America	2.5	0.14	0.61
		Highest	0.66	1.91
		Lowest	0.10	0.61
		Average	0.33	1.28
		Median	0.27	1.30

Viva (stock code: 933)	Hong Kong	5.3	0.48	0.77

Source: Bloomberg, AASTOCKS and the websites of the Stock Exchange and Viva Comparable Companies

Notes:

1.	The market capitalisation of the Viva Comparable Companies and Viva are calculated based on the closing price of the respective companies on the Last Trading Day multiplied by the number of issued ordinary shares (excluding treasury shares) based on latest available public information.
2.	The PSRs of the Viva Comparable Companies and Viva are calculated based on their respective market capitalisation on the Last Trading Day divided by their respective revenue for the trailing or latest 12 months as referenced from their respective latest published financial report/interim report/quarterly report.
3.	The PBRs of the Viva Comparable Companies and Viva are calculated based on their respective market capitalisation on the Last Trading Day divided by their respective net assets attributable to the shareholders as referenced from their respective latest published financial report/interim report/quarterly report.

Despite the venues of listing of the Viva Comparable Companies are different from that of Viva, no correlation is seen in the valuation between each of the Viva Comparable Companies and Viva and their respective venues of listing, which makes it impracticable to adjust the valuation multiples of Viva Comparable Companies due to different valuation of their venues of listing as compared to Viva's. Instead, Viva Comparable Companies analysis, in our view, provides meaningful insights as they are considered comparable to Viva in terms of principal business and market capitalisation.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

The PSRs and PBRs of the Viva Comparable Companies range from 0.10 times to 0.66 times with an average of 0.33 times and a median of 0.27 times and from 0.61 times to 1.91 times with an average of 1.28 times and a median of 1.30 times, respectively. It is noted that (i) Viva's PSR of 0.48 times falls within the range of and higher than the average and median of those of the Viva Comparable Companies; and (ii) PBR of 0.77 times also falls within the range of but lower than the average and median of those of the Viva Comparable Companies. Balancing the results in (i) and (ii), we are of the view that Viva Share was fairly valued by the market as reflected by the market price on the Last Trading Day.

Comment

The Bossini Group focuses on apparel retail in the Greater China region while the Viva Group mainly operates through Clarks in the United Kingdom and the United States of America. Accordingly, they have different peer companies.

Given (i) the PSR implied by the Scheme Consideration of HK$0.108 falls within the range of, and is close to the median of, those of the Bossini Comparable Companies; and (ii) the PBR implied by the Scheme Consideration of HK$0.108 is substantially higher than those of the Bossini Comparable Companies, we are of the view that the Scheme Consideration implied by the closing price of HK$0.54 per Viva Share on the Last Trading Day is fair and reasonable and in the interests of the Scheme Shareholders should the Viva Share on the Last Trading Day be fairly valued.

Viva Share before the Proposal, in our view, was fairly valued by the market as reflected by its market price after having balanced the PSR and PBR comparison analysis results, of which Viva fall within the ranges of those of the Viva Comparable Companies with the former higher than the average and median of, and the latter lower than the average and median of, those of the Viva Comparable Companies. Given (i) Viva Share price exhibited a continuous downtrend over the last 2.5 years and bottomed out at HK$0.49 about one month before the Proposal and the highest closing price of HK$1.71 recorded on 3 March 2023 during the Review Period as opposed to HK$0.54 closed on the Last Trading Day; and (ii) unlike the Bossini Share price, no irregular movement in Viva Share price is noted shortly before the Announcement, we are of the view that using Viva Share price on the Last Trading Day to arrive at the ascribed value per Bossini Share under the Scheme (i.e. HK$0.108) is in the interest of the Scheme Shareholders.

On the above basis, we consider the Scheme Consideration to be fair and reasonable.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER
6.4.	Share exchange privatisation precedents

Given the consideration payable under the Proposal involves the Scheme Shareholders exchanging every 5 Scheme Shares for 1 new Viva Share with no cash alternative, the Scheme Shareholders will become shareholders of Viva and will continue to participate in the businesses of Bossini as part of the Viva Group, which, unlike most of the privatisation precedents in the market, is not a complete buy-out for cash transaction. Against this backdrop, we have searched for approved privatisation transactions involving share exchange offer (without payment of cash) announced by companies listed on the Main Board of the Stock Exchange since 1 January 2020 up to and including the Last Trading Day (the "Share Exchange Privatisation Precedents"). The Share Exchange Privatisation Precedents during such period, in our view, give a comprehensive overview on not only the recent pricing of transactions of this type but also the premium or discount that most of the independent shareholders are willing to accept in a similar transaction. The Share Exchange Privatisation Precedents represent an exhaustive list of privatisation proposals meeting the said criteria, a summary of which is set out in the table below:

TABLE 16: SHARE EXCHANGE PRIVATISATION PRECEDENTS

			Premium/(discount) based on the average closing prices of acquirer's and target company's shares within the trading periods before the announcement and the share exchange ratio (1)
Date of announcement	Acquirer (stock code)	Target company (stock code)	Share exchange ratio	Last trading day	Last 10 trading days(2)	Last 30 trading days(2)	Last 90 trading days(2)	Last 120 trading days(2)	Last 180 trading days(2)	Premium/ (discount) based on latest NAV per share attributable to the shareholders(3)
30 September 2020	Shandong Gold Mining Co., Ltd. (1787)	Hengxing Gold Holding Company Limited (2303) ("Hengxing Gold")	0.1724	(2.4)%(4)	10.0%(4)	10.3%(4)	16.2%(4)	20.5%(4)	15.6%(4)	19.8%(4)
30 September 2020	Huarong International Financial Holdings Limited (993)	Huarong Investment Stock Corporation Limited (2277) ("Huarong Investment")	2.8200	35.5%	53.6%	56.2%	62.4%	80.8%	108.1%	NA(5)
14 October 2024	Viva (933)	Bossini (592)	0.2000	(12.2)%	(4.6)%	22.0%	26.5%	25.7%	22.4%	200.0%(6)

Source: Bloomberg and the website of the Stock Exchange

Notes:

1.	The figures are quoted from the respective scheme document, or if such data is not available, calculated based on the closing price per acquirer's share (after adjusted in accordance to the share exchange ratio) divided by the closing price per target company's share on the last trading day or average closing prices of the acquirer's share and target company's share during various periods and taking into account the share exchange ratio.
2.	Up to and including the last trading day.
3.	It represents the premium represented by the acquirer's NAV per share (after adjusted in accordance the share exchange ratio) over the target company's NAV per share quoted from, or if such data is not available, calculated based on information as disclosed in the respective scheme document.
4.	The figures are extracted from the scheme document for the proposed privatisation of Hengxing Gold, save for the last trading day which is calculated based on the information stated therein. Based on the scheme document, it is noted that Hengxing Gold shares were entitled to a special dividend and the price per Hengxing Gold share used to calculate the percentages was after adjustment due to commencement of dealings in the Hengxing Gold shares on an ex-entitlement basis for the special dividend.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER
5.	As set out in the scheme document for the privatisation of Huarong Investment, the Huarong Investment Group reported total equity of HK$1,285.0 million as at 30 June 2020, of which HK$1.424.1 million was attributable to the holder(s) of the Huarong Investment perpetual bond and the equity attributable to the ordinary shareholders of Huarong Investment was in a negative balance of HK$139.1 million.
6.	The calculation of the premium is set out in section 6.2 of this letter.

Premium or (discount) based on the average prices of acquirer's and target company's shares having been adjusted by share exchange ratio during different trading periods

Based on the above table, we noted that (i) the implied discounts of the Scheme Consideration per Scheme Share based on the closing share price of Viva and Bossini on the Last Trading Day and the average closing share price of Viva and Bossini for the last 10 trading days (up to and including the Last Trading Day) are 12.2% and 4.6%, respectively, which are lower than those of the Share Exchange Privatisation Precedents for the last trading day/period; and (ii) the implied premiums of the Scheme Consideration per Scheme Share based on the average closing share price of Viva and Bossini for the last 30, 90, 120 and 180 trading days (up to and including the Last Trading Day), ranging from 22.0% to 26.5%, are within the range of those of the Share Exchange Privatisation Precedents for the respective periods.

As discussed in section 6.1.1 above, the Bossini Share price surged by 64.0% after the stimulus measures announced by the PRC regulatory authorities on 24 September 2024 until the Last Trading Day, which outperformed both its peers and HSI. Given the exceptional price movement of Bossini Shares shortly before the Announcement, the Bossini Share price, in our view, might be somewhat disturbed and we tend to put more weight on the implied premium of the scheme consideration per share over a longer trading period (i.e. 30, 90, 120 and 180 trading days).

Premiums or (discounts) based on NAV per share

Stripping off the perpetual bond of Huarong Investment Group, equity attributable to its ordinary shareholders was a negative balance as at the latest period/year end before the scheme document was published and therefore no PBR could be appraised. Based on the above table, it is noted that the implied premium of the Scheme Consideration per Scheme Share based on the NAV of Viva Shares and Bossini Shares as at 30 June 2024 is 200.0% and is significantly higher than that of the privatisation for Hengxing Gold of 19.8%.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

Comment

We consider the Share Exchange Privatisation Precedents provide a general overview of the pricing of the recent successful share exchange privatisation transactions without cash consideration in Hong Kong and serve as a reference when assessing the fairness and reasonableness of the Scheme Consideration. Although the business nature, scale and industries of the companies involved in the Share Exchange Privatisation Precedents may be different from those of Bossini and Viva and financial market conditions when those Share Exchange Privatisation Precedents took place might be different from that of the Proposal, they give a reference on recent pricing on successful privatisation transactions of this type in Hong Kong market that are acceptable for the respective independent shareholders for the exchange of listed shares and thus provide a relevant benchmark for Scheme Shareholders to assess the Scheme Consideration in terms of the acceptable privatisation premium/(discount) range in the market.

Having considered that (i) the Bossini Share prices shortly before the Announcement, which outperformed both the HSI and its peers, were somewhat disturbed and therefore its averages for longer trading periods are considered appropriate for comparison purpose; (ii) the implied premiums of the Scheme Consideration per Scheme Share based on the average closing prices of Viva Shares and Bossini Shares for the last 30, 90, 120 and 180 trading days (up to and including the Last Trading Day) fall within the ranges of those of the Share Exchange Privatisation Precedents for the respective periods; and (iii) the implied premium of the Scheme Consideration per Scheme Share based on the NAV of Viva Shares and Bossini Shares is significantly higher than that of the privatisation for Hengxing Gold, we consider that the pricing of the Scheme Consideration per Scheme Share under the Proposal is fair and reasonable.

7.	Evaluation of the Option Offer

In accordance with Rule 13 of the Takeovers Code and Practice Note 6 to the Takeovers Code, Bossini Optionholders shall be entitled to exit at the "see-through" price (being the offer price less the exercise price of each such Bossini Share Option). As the exercise prices for all outstanding Bossini Share Options are higher than the ascribed value of HK$0.108 per Bossini Share under the Scheme, the Bossini Share Options are "out of money". Given that (i) it is a common market practice and regulatory requirement to adopt "see-through" price based on the underlying exercise price per subject option as the minimum cancellation price for a convertible instrument in conjunction with a general offer/ privatisation proposal; (ii) Bossini Optionholders will still receive 1 new Viva Share for every 1,000 Bossini Share Options cancelled; and (iii) the Bossini Share Options shall lapse on the Scheme Effective Date if they are not exercised by the Latest Options Exercise Time, we consider the Option offer to be fair and reasonable so far as the Bossini Optionholders are concerned.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

DISCUSSION

In forming our opinion and recommendations below, we have taken into account the factors set out under sections 1-7 above, none of which can be considered in isolation. We would like to draw the attention of the Scheme Shareholders and Bossini Optionholders in particular to the points summarised below:

(a)	Bossini – an unprofitable well-known high-quality apparel retailer

Bossini, listed in 1993, is a well-known "affordable" high-quality casual wear retailer bearing various "Bossini" brand names with 60% – 70% of its revenue derived from Hong Kong and Macau in the past 2.5 years. The Bossini Group has been loss-making since 2018, with the highest full-year (with 31 December as the financial year end) loss recorded in 2020 amounting to HK$361.2 million. In the same year, Viva acquired 66.6% equity interest in Bossini and has become its controlling shareholder since then. After the change in control, Bossini continued to report substantial losses in 2021-2022. Bossini conducted the 2021 Bossini Rights Issue and the 2023 Bossini Rights Issue and raised gross cash proceeds of around HK$296 million in 2021 and HK$315 million in 2023, mainly supported by its controlling shareholder. After border reopening in 2023, Bossini, benefitted from the pent-up demand, reported a mild increase in revenue in 2023 but failed to improve further in 1H2024 as a result of "revenge travel" by residents and the continued trend of northbound consumption. Thanks to effective cost control, Bossini managed to narrow net losses for 2023 and 1H2024 by 30%-40%. Nevertheless, the losses remained substantial, reducing its cash balance from HK$184.7 million as at 31 December 2023 to HK$108.8 million as at 30 June 2024.

Bossini has not paid any dividend in the last 2.5 years.

(b)	Lack of fund raising capability

As mentioned in (a) above, Bossini raised gross proceeds of HK$296 million in the 2021 Bossini Rights Issue and HK$315 million in the 2023 Bossini Rights Issue, of which HK$233 million and HK$258 million, respectively, were ultimately contributed by the Viva Group. The 2021 Bossini Rights Issue and the 2023 Bossini Rights Issue were both undersubscribed with the public Shareholders' participation of only 21% and 18%, respectively. Based on these experiences, the usefulness of the listing platform of Bossini to raise third party equity capital for its future business development and expansion appears to be limited. Furthermore, save for the HK$200 million loan facility granted by the Viva Group, no other borrowings or loan facilities were secured by the Bossini Group from banks or financial institutions.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER
(c)	The Proposal – not a complete buy-out like other privatisations but a group restructuring

Under the Proposal, Scheme Shareholders are offered 1 new Viva Share for every 5 Scheme Shares held by them, without any cash consideration. In other words, Scheme Shareholders will continue to participate in the businesses of Bossini as part of the Viva Group. The rationale behind this is to preserve cash for the future business development of Viva as well as Bossini amid the challenging operating environment and to allow Bossini to leverage Viva's financial resources without subject to any compliance requirements. As mentioned in its annual/interim reports, Bossini is shifting its focus to sports clothing. The Proposal, in our view, could (i) integrate the operations and resources of both entities efficiently and effectively; and (ii) enhance synergies in terms of marketing, supply chain solutions and distribution channels locally and worldwide with an aim to achieve the long-term goals (of Bossini, which is to improve brand image and Viva, which is to become a leading international consumer brands operating company).

(d)	Exchange Ratio is fair and reasonable

We consider the Exchange Ratio to be fair and reasonable.

As set out in Table 10, the implied premium/(discount) of the Scheme Consideration per Scheme Share based on (i) the closing price of Bossini Share and Viva Share on the Last Trading Day or the average closing price of Bossini Share and Viva Share for the last 10, 30, 90, 120 and 180 trading days (up to and including the Last Trading Day); and (ii) the Exchange Ratio are (12.2)%, (4.6)%, 22.0%, 26.5%, 25.7% and 22.4%, respectively.

As discussed in section 6.1.1, the Bossini Share price surged substantially by 64.0% from HK$0.075 on 25 September 2024 to HK$0.123 on the Last Trading Day while its peers and the market rose 1.9%-16.7% and 10.3%, respectively. Given the irregular price movements are seen in Bossini Shares shortly before the Announcement, comparison of the closing prices of Bossini Share and Viva Share over a longer trading period (i.e. the last 30, 90, 120 and 180 trading days) would be appropriate to provide a fair assessment of the Scheme Consideration as well as the Proposal. Such premiums over the last 30, 90, 120 and 180 trading days are within the ranges of the Share Exchange Privatisation Precedents.

The implied premium of the Scheme Consideration per Scheme Share based on the NAV of Viva Shares and Bossini Shares as at 30 June 2024 is 200.0% and is significantly higher than that of the privatisation precedent of 19.8%.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER
(e)	Viva – a multi-brand owner cushioned with investment in Li Ning Co

Viva, listed on Main Board, is a multi-brand retailer and its major brands are Clarks and Bossini. After having reported profitable in 2018-2022, Viva was also facing challenges and reported a net loss for 2023 but managed to turn into profitable for 1H2024 as a result of continued business restructuring and enhanced cost control measures. Viva received handsome dividend from its associates, amounting to HK$145 million for 2022 and HK$244.6 million for 2023, of which Li Ning Co contributed 86.3% and 89.4%, respectively. Viva is substantially larger than Bossini in various aspects including market capitalisation and cash position. Viva's market capitalisation is 17 times Bossini as at the Latest Practicable Date, which will enhance the liquidity of Scheme Shareholders' investment in Viva in dollar value if the Proposal proceeds. Viva's cash and cash equivalents is 13 times that of Bossini as at 30 June 2024. The stronger balance sheet and cash position of Viva would, in our view, support Bossini's business goals and maximise its financial performance if the Proposal proceeds.

Viva paid final dividend of HK$0.008 per Viva Share for 2023.

(f)	Challenging market conditions

As discussed in section 3, deterioration in Hong Kong and Macau retail market, being Bossini's major market, is caused by continued impact from the change in post-covid consumption pattern, the relatively strong Hong Kong dollars and increased outbound travels by local residents, while cautious optimism is seen in the PRC consumers after the end of pandemic. The Viva Group's major markets were relatively stable and resilient although the footwear retail also faces challenges including high inflation and more price-sensitive consumers.

(g)	Bossini Share Options

Bossini Optionholders are offered to exit at the "see-through" price (being the ascribed value of HK$0.108 per Bossini Share less the exercise price of each such Bossini Share Option). As the exercise prices for all outstanding Bossini Share Options are higher than the ascribed value of HK$0.108 per Bossini Share under the Scheme, the Bossini Share Options are "out of money". Given that (i) Bossini Optionholders will still receive 1 new Viva Share for every 1,000 Bossini Share Options cancelled; and

(ii) the Bossini Share Options shall lapse on the Scheme Effective Date if they are not exercised by the Latest Options Exercise Time, we consider the Option Offer to be fair and reasonable so far as the Bossini Optionholders are concerned.

(h)	Cross check against the comparable companies

The Bossini Group focuses on apparel retail in the Greater China region while the Viva Group mainly operates Clarks in the United Kingdom and the United States of America. Both Bossini Comparable Companies and Viva Comparable Companies have been identified. Given both Bossini and Viva are not profitable in the last 12 months, we have looked at PSR and PBR for comparison purposes.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

The PSR implied by the Scheme Consideration of HK$0.108 falls within the range of those of the Bossini Comparable Companies but higher than the median of those of the Bossini Comparable Companies; and the PBR implied by the Scheme Consideration of HK$0.108 compares favourably against those of the Bossini Comparable Companies. Viva Share before the Proposal, in our view, was fairly valued by the market as reflected by its market price after having balanced the PSR and PBR comparison analysis results, of which the PSR and PBR of Viva fall within the ranges of those of the Viva Comparable Companies with the former higher than the average and median of, and the latter lower than the average and median of, those of the Viva Comparable Companies. Having also considered (i) Viva Share price exhibited a continuous downtrend over the last 2.5 years and was bottomed out at HK$0.49 on 11 September 2024, around one month before the Last Trading Day; and

(ii) unlike Bossini Share price, no irregular movement in Viva Share price is noted shortly before the Announcement, we are of the view that the Viva Share price on the Last Trading Day for use in arriving at the ascribed value per Bossini Share under the Scheme is in the interest of the Scheme Shareholders.

OPINION AND RECOMMENDATION

Having taken into account the principal factors and reasons set out in sections 1-7 above and are summarised in the point (a) – (h) under the "Discussion" section of our letter, we consider that the terms of the Proposal, the Scheme and the Option Offer to be fair and reasonable so far as the Scheme Shareholders and Bossini Optionholders are concerned. Accordingly, we advise the Bossini Independent Board Committee to recommend (i) Scheme Shareholders to vote in favour of resolutions in relation to the Proposal and the Scheme to be proposed at the Court Meeting and Bossini SGM; and (ii) Bossini Optionholders to accept the Option Offer.

We would like to remind the Scheme Shareholders and Bossini Optionholders to closely monitor the market price and liquidity of Bossini Shares during the offer period, and consider selling their Bossini Shares (after exercising their Bossini Share Options for Bossini Optionholders) in the open market, where possible, instead of accepting the Scheme Consideration and/or the Option Offer (as the case may be), if the net proceeds from such sales exceed the ascribed value per Bossini Share as implied by the Viva Shares under the Scheme or the Option Offer or if they are not interested in investing in Viva.

PART VI	LETTER FROM THE BOSSINI INDEPENDENT FINANCIAL ADVISER

Scheme Shareholders should note that some/all of their shareholding in Viva might be less than a whole multiple of 8,000 Viva Shares (i.e. odd lot of Viva Shares) in the event the Proposal proceeds. Those Scheme Shareholders, particularly those holding a small number of board lots, who are concerned about the drawbacks of holding an odd lot (generally less marketable than the whole board lot and realisable at a lesser market value) should they accept the Scheme Consideration, may consider selling their Bossini Shares in the open market before the last trading day of Bossini Shares (i.e. 11 February 2025) to achieve a complete sale if the proceeds from such sale will exceed the aggregate of the Scheme Consideration and the value of the odd lots (if any).

Yours faithfully, for and on behalf of SOMERLEY CAPITAL LIMITED Jenny Leung Director

Ms. Jenny Leung is a licensed person registered with the SFC and a responsible officer of Somerley Capital Limited, which is licensed under the SFO to carry out Type 6 (advising on corporate finance) regulated activities. She has participated in the provision of independent financial advisory services for various transactions involving companies listed in Hong Kong.

PART VII	EXPLANATORY STATEMENT

This Explanatory Statement constitutes the statement required under Section 100 of the Companies Act.

1.	INTRODUCTION

Reference is made to the Announcement.

On 14 October 2024, the Viva Board and the Offeror Board requested the Bossini Board to put forward to the Scheme Shareholders the Proposal regarding the privatisation of Bossini by the Offeror by way of a scheme of arrangement under Section 99 of the Companies Act involving (i) the reduction of the issued share capital of Bossini by the cancellation of the Scheme Shares on the Scheme Effective Date, and in consideration therefor, 1 Viva Share will be allotted and issued to the Scheme Shareholders for every 5 Scheme Shares so cancelled, (ii) forthwith upon the issued share capital reduction referred to in (i) above, the restoration of the issued share capital of Bossini to the amount immediately before the cancellation of the Scheme Shares by means of the issuance of new Bossini Shares in the same number as the Scheme Shares (which were cancelled) to the Offeror credited as fully paid out of the credit arising in Bossini's books of account as a result of the issued share capital reduction referred to in (i) above, and (iii) the withdrawal of the listing of the Bossini Shares on the Stock Exchange following the Scheme Effective Date pursuant to Rule 6.15 of the Listing Rules.

If the Scheme is approved by the Disinterested Scheme Shareholders and is sanctioned by the Court, all relevant requirements of the Companies Act are complied with, and all other Scheme Conditions are fulfilled or waived (as the case may be), the Scheme will be binding on each Scheme Shareholder, irrespective of whether or not he, she or it attends or votes at the Court Meeting or the Bossini SGM. Subject to the Scheme becoming effective, the entire issued share capital of Bossini will be owned by the Offeror upon the Scheme Effective Date.

The purpose of this Explanatory Statement is to explain the terms and effects of the Proposal and to provide Scheme Shareholders with additional information in relation to the Scheme.

Your attention is also drawn to the "Letter from the Bossini Board" in Part IV of this Scheme Document, "Letter from the Bossini Independent Board Committee" in Part V of this Scheme Document and "Letter from the Bossini Independent Financial Adviser" in Part VI of this Scheme Document.

2.	TERMS OF THE PROPOSAL

All Bossini Shares other than those held by the Offeror will be subject to the Scheme and regarded as Scheme Shares. Under the Proposal, upon the fulfilment of the Scheme Conditions and the Scheme becoming effective, all Scheme Shares will be cancelled and the Scheme Shareholders will be entitled to receive from Viva new Viva Shares to be issued:

For every 5 Scheme Shares cancelled	1 new Viva Share

PART VII	EXPLANATORY STATEMENT

If, after the Latest Practicable Date, any dividend and/or other distribution and/or other return of capital is announced, declared or paid in respect of Bossini Shares, the Offeror reserves the right to reduce the Scheme Consideration by all or any part of the amount or value of such dividend, distribution and/or as the case may be, return of capital after consultation with the Executive, in which case any reference in this Scheme Document or any other announcement or document to the Scheme Consideration will be deemed to be a reference to the Scheme Consideration as so reduced.

As at the Latest Practicable Date, (i) Bossini has not announced or declared any dividend, distribution or other return of capital which remains unpaid; and (ii) Bossini does not intend to announce, declare and, or pay any dividend, distribution or other return of capital before the Scheme Effective Date or the date on which the Scheme is not approved, or the Proposal otherwise lapses (as the case may be).

The exchange ratio of 1 Viva Share for every 5 Scheme Shares has been determined on a commercial basis after taking into account the prevailing and historical market price levels and volatility of both the Viva Shares and the Bossini Shares traded on the Stock Exchange, the consolidated NAV per Viva Share and per Bossini Share as of 31 December 2023, and other privatisation transactions in Hong Kong. Based on the closing price of HK$0.54 per Viva Share as quoted on the Stock Exchange on the Last Trading Day, the ascribed value of the Scheme Consideration of HK$0.108 per Bossini Share represents a premium of approximately 22.73%, 12.50% and 5.88% over the average closing price of approximately HK$0.088, HK$0.096 and HK$0.102 per Bossini Share for the 30, 90 and 120 trading days up to and including the Last Trading Day, respectively. Such premium, represented by the ascribed value of the Scheme Consideration over the average closing price per Bossini Share for the 30, 90 and 120 trading days up to and including the Last Trading Day, intends to provide incentives for the Scheme Shareholders to support the Proposal, and is in line with other privatisation transactions in Hong Kong.

As at the Latest Practicable Date, there are 168,118,814 outstanding Bossini Share Options. Details of the outstanding Bossini Share Options and the relevant exercise prices are set out below:

	Outstanding Bossini Share Options
	Vested	Unvested	Total	Date of grant	Exercise Period	Exercise Price

January 2021 Bossini Options	8,571,685	–	8,571,685	5 January 2021	1 January 2022 to 31 December 2026	HK$0.455
	10,575,821	–	10,575,821		1 January 2023 to 31 December 2026
	10,599,296	–	10,599,296		1 January 2024 to 31 December 2026
			29,746,802
March 2022 Bossini Options	1,669,444	–	1,669,444	23 March 2022	23 March 2023 to 22 March 2028	HK$0.659

November 2022 Bossini Options	1,002,068	–	1,002,068	17 November 2022	17 November 2023 to 16 November 2028	HK$0.389

PART VII	EXPLANATORY STATEMENT
	Outstanding Bossini Share Options
	Vested	Unvested	Total	Date of grant	Exercise Period	Exercise Price
March 2024 Bossini Options	–	45,233,500	45,233,500	28 March 2024	28 March 2025 to 27 March 2030	HK$0.128
	–	45,233,500	45,233,500		28 March 2026 to 27 March 2031
	–	45,233,500	45,233,500		28 March 2027 to 27 March 2032
			135,700,500

Note:

1.	Since the Announcement Date and up to the Latest Practicable Date, all the November 2021 Bossini Options and 3,000,000 March 2024 Bossini Options have lapsed.

The Offeror will make an appropriate offer to all the Bossini Optionholders in accordance with Rule 13 of the Takeovers Code. The Option Offer will be conditional upon the Scheme becoming effective. As the exercise prices for all outstanding Bossini Share Options are higher than the ascribed value of HK$0.108 per Bossini Share under the Scheme, the Bossini Share Options are "out of money". As such, the Option Offer will be made on the following terms:

For every 1,000 Bossini Share Options cancelled	1 new Viva Share

Following acceptance of the Option Offer, the relevant Bossini Share Options together with all rights attaching thereto will be entirely cancelled and renounced.

According to the 2013 Bossini Share Option Scheme, in the event of a general or partial offer, whether by way of takeover or scheme of arrangement, is made to all Bossini Shareholders, Bossini shall use all reasonable endeavours to procure such offer to be extended to all grantees on the same terms, mutatis mutandis, and assuming that they will become, by the exercise in full of Bossini Share Options granted to them, shareholders of Bossini. If such offer becomes or is declared unconditional, a grantee shall be entitled to exercise his or her Bossini Share Options (to the extent, not already exercised) to its full extent or to the extent specified in the grantee's notice to Bossini in exercise of his or her Bossini Share Options at any time before the close of such offer (or any revised offer).

According to the 2023 Bossini Share Option Scheme, in the event of a general offer (whether by way of takeover offer or scheme of arrangement or otherwise in like manner) being made to all the Bossini Shareholders and such offer is approved by the requisite resolutions of Bossini Shareholders in general meeting, Bossini shall forthwith give notice thereof to all grantees, and thereupon the grantees may exercise the Bossini Share Options (to the extent vested and exercisable and not already exercised as at the date of the Bossini SGM) either in full or in part within such period as shall be notified by Bossini to the grantees.

If any Bossini Share Options are not exercised by the Latest Options Exercise Time, they shall lapse on the Scheme Effective Date.

PART VII	EXPLANATORY STATEMENT

In the event that the outstanding Bossini Share Options or part thereof are exercised, thus resulting in the issue of new Bossini Shares prior to the Record Date, such new Bossini Shares will form part of the Scheme Shares and the holder of such new Bossini Shares will be eligible to receive the Scheme Consideration under the Scheme. In addition, any Bossini Shares issued on or prior to the Meeting Record Date will entitle their holders to attend and vote at the Court Meeting and at the Bossini SGM, and the holder of such new Bossini Shares will be eligible to receive the Scheme Consideration under the Scheme.

Based on the above exchange ratio, assuming no changes to either Viva's issued share capital and the Bossini's issued share capital from the Latest Practicable Date to the Scheme Effective Date, assuming Bossini Share Options are not exercised as at the Scheme Effective Date, and subject to the Scheme becoming effective, Viva will allot and issue a total of approximately 246,469,398 Viva Shares to the Scheme Shareholders and approximately 168,118 Viva Shares to the Bossini Optionholders, representing (i) approximately 2.54% of the issued share capital of Viva as at the Latest Practicable Date; and (ii) approximately 2.47% of the enlarged issued share capital of Viva upon completion of the Proposal.

Further information on the Option Offer is set out in the "Form of Letter to Bossini Optionholders" in Appendix VIII to this Scheme Document.

3.	COMPARISON OF VALUE

Based on the closing price of HK$0.610 per Viva Share as quoted on the Stock Exchange on the Latest Practicable Date, the value of the Scheme Consideration is equivalent to approximately HK$0.122 for every Scheme Share, which represents:

(a)	a premium of approximately 14.02% over the closing price of HK$0.107 for every Bossini Share as quoted on the Stock Exchange on the Latest Practicable Date;
(b)	a discount of approximately 0.81% to the closing price of HK$0.123 for every Bossini Share as quoted on the Stock Exchange on the Last Trading Day;
(c)	a premium of approximately 4.27% over the average closing price of approximately HK$0.117 for every Bossini Share as quoted on the Stock Exchange for the 10 trading days up to and including the Last Trading Day;
(d)	a premium of approximately 38.64% over the average closing price of approximately HK$0.088 for every Bossini Share as quoted on the Stock Exchange for the 30 trading days up to and including the Last Trading Day;
(e)	a premium of approximately 27.08% over the average closing price of approximately HK$0.096 for every Bossini Share as quoted on the Stock Exchange for the 90 trading days up to and including the Last Trading Day;
(f)	a premium of approximately 19.61% over the average closing price of approximately HK$0.102 for every Bossini Share as quoted on the Stock Exchange for the 120 trading days up to and including the Last Trading Day; and

PART VII	EXPLANATORY STATEMENT
(g)	a premium of approximately 11.93% over the average closing price of approximately HK$0.109 for every Bossini Share as quoted on the Stock Exchange for the 180 trading days up to and including the Last Trading Day.

Based on the closing price of HK$0.54 per Viva Share as quoted on the Stock Exchange on the Last Trading Day, the value of the Scheme Consideration is equivalent to approximately HK$0.108 for every Scheme Share, which represents:

(a)	a discount of approximately 12.20% to the closing price of HK$0.123 for every Bossini Share as quoted on the Stock Exchange on the Last Trading Day;
(b)	a discount of approximately 7.69% to the average closing price of approximately HK$0.117 for every Bossini Share as quoted on the Stock Exchange for the 10 trading days up to and including the Last Trading Day;
(c)	a premium of approximately 22.73% over the average closing price of approximately HK$0.088 for every Bossini Share as quoted on the Stock Exchange for the 30 trading days up to and including the Last Trading Day;
(d)	a premium of approximately 12.50% over the average closing price of approximately HK$0.096 for every Bossini Share as quoted on the Stock Exchange for the 90 trading days up to and including the Last Trading Day; and
(e)	a discount of approximately 0.92% to the average closing price of approximately HK$0.109 for every Bossini Share as quoted on the Stock Exchange for the 180 trading days up to and including the Last Trading Day.

Based on the closing price of HK$0.610 per Viva Share as quoted on the Stock Exchange on the Latest Practicable Date, the value of the Scheme Consideration is equivalent to approximately HK$0.122 for every Scheme Share, which represents a premium of approximately 14.02% over the closing price of HK$0.107 for every Bossini Share as quoted on the Stock Exchange on the Latest Practicable Date.

Based on the consolidated NAV per Viva Share of approximately HK$0.913 as at 30 June 2024 (based on the unaudited consolidated NAV of Viva of approximately HK$8,878,828,000 as at 30 June 2024 and 9,723,772,727 Viva Shares in issue as at the same date), the implied value of 1 Bossini Share (for each Scheme Share to be cancelled under the Scheme) is approximately HK$0.183, which represents a premium of approximately 289.4% over the consolidated NAV per Bossini Share of approximately HK$0.047 as at 30 June 2024 (based on the unaudited consolidated NAV of Bossini of approximately HK$157,203,000 as at 30 June 2024 and 3,322,720,177 Bossini Shares in issue as at the same date).

PART VII	EXPLANATORY STATEMENT

Based on the consolidated NAV per Viva Share of approximately HK$0.932 as at 31 December 2023 (based on the audited consolidated NAV of Viva of approximately HK$9,056,430,000 as at 31 December 2023 and 9,722,276,727 Viva Shares in issue as at the same date), the implied value of 1 Bossini Share (for each Scheme Share to be cancelled under the Scheme) is approximately HK$0.186, which represents a premium of approximately 200.0% over the consolidated NAV per Bossini Share of approximately HK$0.062 as at 31 December 2023 (based on the audited consolidated NAV of Bossini of approximately HK$206,642,000 as at 31 December 2023 and 3,322,720,177 Bossini Shares in issue as at the same date).

4.	CONDITIONS TO THE PROPOSAL AND THE SCHEME

The implementation of the Proposal is, and the Scheme will become effective and binding on Bossini and all Scheme Shareholders, subject to the satisfaction or waiver (as applicable) of the following Scheme Conditions:

(a)	the approval of the Scheme (by way of poll) by a majority in number of Scheme Shareholders representing not less than three-fourths in value of the Scheme Shares held by the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting;
(b)	the approval of the Scheme (by way of poll) by at least 75% of the votes attaching to the Scheme Shares held by the Disinterested Scheme Shareholders that are voted either in person or by proxy at the Court Meeting, provided that the number of votes cast (by way of poll) against the resolution to approve the Scheme is not more than 10% of the votes attaching to all the Scheme Shares held by the Disinterested Scheme Shareholders;
(c)	the passing by the Bossini Shareholders of a special resolution at the Bossini SGM to approve any reduction of the issued share capital of Bossini by the cancellation of the Scheme Shares, and an ordinary resolution to apply the reserve created by the cancellation of the Scheme Shares to simultaneously restore the issued share capital of Bossini by the allotment and issue of an equal number of Bossini Shares (credited as fully paid) to the Offeror;
(d)	the sanction of the Scheme (with or without modification) by the Court and the delivery to the Registrar of Companies of a copy of the order of the Court for registration;
(e)	the necessary compliance with the procedural requirements and conditions, if any, of Section 46(2) of the Companies Act in relation to any reduction of the issued share capital of Bossini referred to in (c) above;
(f)	Viva having obtained approval from the Viva Independent Shareholders for the specific mandate for the allotment and issuance of Viva Shares under the Proposal in compliance with the Listing Rules;
(g)	the granting by the Stock Exchange of the listing of, and permission to deal in, the Viva Shares which fall to be issued pursuant to the Proposal, on the Main Board of the Stock Exchange;

PART VII	EXPLANATORY STATEMENT
(h)	all Authorisations having been obtained or made from, with or by (as the case may be) the Relevant Authorities in Bermuda, Hong Kong, and/or any other relevant jurisdictions and, if applicable, any waiting periods having expired or terminated (in each case where such Authorisation is material in the context of the Bossini Group as a whole and in the context of the Proposal);
(i)	the Authorisations remaining in full force and effect without variation, and all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with and no requirement having been imposed by any Relevant Authorities which is not expressly provided for, or is in addition to requirements expressly provided for, in relevant laws, rules, regulations or codes in connection with the Proposal or any matters, documents (including circulars) or things relating thereto, in each aforesaid case up to and at the time when the Scheme becomes binding and effective in accordance with its terms;
(j)	if required, the obtaining by the Offeror, Viva or Bossini of such other necessary consent, approval, permission, waiver or exemption which may be required from any Relevant Authorities under applicable laws and regulations or other third parties which are necessary for the performance of the Scheme;
(k)	no government, governmental, quasi-governmental, statutory or regulatory body, court or agency in any jurisdiction having taken or instituted any action, proceeding, suit, investigation or enquiry (or enacted, made or proposed, and there not continuing to be outstanding, any statute, regulation, demand or order) that would make the Scheme or its implementation in accordance with its terms void, unenforceable, illegal or impracticable (or which would impose any material and adverse conditions or obligations with respect to the Scheme or its implementation in accordance with its terms);
(l)	since the Announcement Date, there having been no material adverse change in the business, financial or trading position or prospects of any member of the Bossini Group to an extent which is material in the context of the Bossini Group taken as a whole or in the context of the Proposal; and
(m)	since the Announcement Date, there not having been instituted any material litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Bossini Group is a party (whether as plaintiff or defendant or otherwise) and no such proceedings having been threatened in writing against any such member and no investigation by any government or quasi-governmental, supranational, regulatory or investigative body or court against or in respect of any such member or the business carried on by any such member having been threatened in writing, announced, instituted or remaining outstanding by, against or in respect of any such member in each case which is material and adverse in the context of the Bossini Group taken as a whole or in the context of the Proposal.

The Scheme Conditions (a) to (k) above are not waivable.

PART VII	EXPLANATORY STATEMENT

The Offeror reserves the right to waive any of the Scheme Conditions (l) and/or (m), either in whole or in part, either generally or in respect of any particular matter. All of the Scheme Conditions will have to be satisfied or validly waived (as applicable), on or before the Long Stop Date, otherwise the Scheme will not become effective. Subject to the Scheme Conditions being satisfied or validly waived (as applicable), the Scheme will become effective and binding on all Scheme Shareholders.

In respect of the Scheme Conditions (h) to (j), other than those set out in Scheme Conditions (a) to

(g) (inclusive), the Offeror and Viva are not currently aware of any Authorisations or consents which are required.

As at the Latest Practicable Date, the Offeror and Viva are not aware of any circumstances which may result in Scheme Condition (k) not being satisfied.

The Offeror is not a party to any agreements or arrangements which relate to circumstances in which it may or may not invoke or seek to invoke any of the above conditions to the Proposal. Pursuant to Note 2 to Rule 30.1 of the Takeovers Code, the Offeror should not invoke any condition so as to cause the Scheme not to become binding and effective unless the circumstances which give rise to the right to invoke the condition are of material significance to the Offeror in the context of the Scheme.

If the Scheme Conditions are not satisfied or waived (as appropriate) on or before the Long Stop Date, the Proposal will lapse. If the Scheme is withdrawn, not approved or lapses, the listing of the Bossini Shares on the Stock Exchange will not be withdrawn.

The Option Offer is conditional upon the Scheme becoming effective.

As of the Latest Practicable Date, none of the Scheme Conditions had been fulfilled or waived (as applicable).

When the Scheme Conditions are satisfied or waived (as applicable), the Scheme will become effective and binding on Bossini and all the Scheme Shareholders. Assuming that the Scheme Conditions are satisfied or validly waived (as applicable), it is expected that the Scheme will become effective on Thursday, 13 March 2025 (Bermuda time). A detailed timetable is set out in the section headed "Expected Timetable" in Part III of this Scheme Document.

Pursuant to the Takeovers Code, neither the Offeror nor any of the parties acting in concert with it (nor any person who is subsequently acting in concert with any of them) may announce an offer or possible offer for Bossini within 12 months from the date on which the Scheme is not approved or the Proposal otherwise lapses, except with the consent of the Executive.

Shareholders and potential investors of Bossini and Bossini Optionholders should be aware that the Proposal is subject to the Scheme Conditions being fulfilled or waived, as applicable, and therefore the Proposal may or may not become effective. Shareholders and potential investors of Bossini and Bossini Optionholders should therefore exercise caution when dealing in securities of Bossini. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

PART VII	EXPLANATORY STATEMENT
5.	BINDING EFFECT OF THE SCHEME

According to Section 99 of the Companies Act, where an arrangement is proposed between a company and its members or any class of them, the Court may, on the application of the company or any member of the company, order a meeting of the members of the company or class of members, as the case may be, to be summoned in such manner as the Court directs.

It is provided in Section 99 of the Companies Act that if a majority in number representing three- fourths in value of the members or class of members, as the case may be, present and voting either in person or by proxy at the meeting summoned as directed by the Court agree to any arrangement, the arrangement shall, if sanctioned by the Court, be binding on all members or class of members, as the case may be, and also on Bossini. Section 99 of the Companies Act further provides that any order of the Court sanctioning such a scheme shall have no effect until a copy of the court order has been delivered to the Registrar of Companies in Bermuda for registration.

6.	REQUIREMENTS AS IMPOSED BY RULE 2.10 OF THE TAKEOVERS CODE

In addition to satisfying the requirements under the law of Bermuda, under Rule 2.10 of the Takeovers Code, except with the consent of the Executive, the Scheme may only be implemented if:

(a)	the Scheme is approved (by way of poll) by the Disinterested Scheme Shareholders holding at least 75% of the votes attaching to the Scheme Shares held by the Disinterested Scheme Shareholders that are voted either in person or by proxy at the Court Meeting; and
(b)	the number of votes cast (by way of poll) by the Disinterested Scheme Shareholders present and voting either in person or by proxy at the Court Meeting against the resolution to approve the Scheme at the Court Meeting is not more than 10% of the votes attaching to all the Scheme Shares held by all the Disinterested Scheme Shareholders.

PART VII	EXPLANATORY STATEMENT
7.	SHAREHOLDING STRUCTURE OF BOSSINI

On the assumption that there is no other change in the shareholding of Bossini immediately before the Scheme becoming effective, the table below sets out the shareholding structure of Bossini as at the Latest Practicable Date and immediately upon the Scheme becomes effective:

			Immediately upon the Scheme becoming effective:
	As at the Latest Practicable Date		Assuming no outstanding Bossini Share Options are Exercised		Assuming all outstanding Bossini Share Options are exercised
	No. of Bossini Shares	Approximate percentage of the issued share capital of Bossini (%)	No. of Bossini Shares	Approximate percentage of the issued share capital of Bossini (%)	No. of Bossini Shares	Approximate percentage of the issued share capital of Bossini (%)
Offeror and Offeror Concert Parties
The Offeror	2,090,373,183	62.91	3,322,720,177	100	3,490,838,991	100
Mr. Zhao Jianguo[2]	–	–	–	–	–	–
Mr. Cheung Chi[3]	–	–	–	–	–	–
Ms. Yu Xin[4]	1,156,000	0.03	–	–	–	–

Subtotal of the Offeror and Offeror Concert Parties	2,091,529,183	62.94	3,322,720,177	100	3,490,838,991	100
Mr. Bosco Law[5]	348,395,530	10.49	–	–	–	–

Scheme Shareholders (other than Mr. Bosco Law and Ms. Yu Xin)	882,795,464	26.57	–	–	–	–

Total	3,322,720,177	100	3,322,720,177	100	3,490,838,991	100

Notes:

1.	All percentages in the above table are approximations.
2.	Mr. Zhao Jianguo is an executive director of Bossini and the brother-in-law of Mr. Li Ning, and an Offeror Concert Party. As at the Latest Practicable Date, Mr. Zhao Jianguo held 39,067,057 Bossini Share Options and 289,666,667 Viva Shares. Mr. Zhao Jianguo was also interested in (i) 12,963,200 Viva Shares held by Double Essence Limited which was owned as to 50% by Mr. Zhao Jianguo and 50% by Ms. Li Ying (the spouse of Mr. Zhao Jianguo) respectively, and (ii) 8,333,333 share options of Viva which are exercisable into 8,333,333 Viva Shares. Ms. Li Ying, had personal interest in the convertible bonds in the principal amount of HK$227,500,000 which are convertible into 700,000,000 Viva Shares with conversion price of HK$0.325, and has no maturity date.
3.	Mr. Cheung Chi is an executive director of Bossini, the chief financial officer of Viva and a director of the Offeror, and an Offeror Concert Party. As at the Latest Practicable Date, Mr. Cheung Chi held 44,174,689 Bossini Share Options and 52, 200,000 Viva Shares. Mr. Cheung Chi was also interested in 120,000,000 share options of Viva which are exercisable into 120,000,000 Viva Shares.
4.	Ms. Yu Xin is an executive director of Bossini and is a niece of the spouse of Mr. Li Ning, and an Offeror Concert Party. As at the Latest Practicable Date, Ms. Yu Xin held 1,156,000 Bossini Shares, 9,808,942 Bossini Share Options and 35,000,000 Viva Shares. The Bossini Shares held by Ms. Yu Xin will form part of the Scheme Shares. Ms. Yu Xin was interested in the convertible bonds in the principal amount of HK$48,750,000 which are convertible into 150,000,000 Viva Shares with conversion price of HK$0.325, and has no maturity date.
5.	Mr. Bosco Law is a non-executive director of Bossini and the sole shareholder of Keystar. As at the Latest Practicable Date, (a) Keystar owned 348,395,530 Bossini Shares; and (b) Mr. Bosco Law held 6,033,529 Bossini Share Options. The Bossini Shares held by Mr. Bosco Law will form part of the Scheme Shares.

PART VII	EXPLANATORY STATEMENT
8.	SHAREHOLDING STRUCTURE OF VIVA

The table below sets out the shareholding structure of Viva as at the Latest Practicable Date and immediately upon the allotment and issue of new Viva Shares under the Proposal:

			Assuming there is no other change in the shareholding of Viva (including exercise of share options and convertible bonds of Viva) Immediately upon the Scheme becoming effective:				Assuming all share options and convertible bonds of Viva are fully exercised/converted Immediately upon the Scheme becoming effective
	As at the Latest Practicable Date		Assuming no outstanding Bossini Share Options are exercised		Assuming all outstanding Bossini Share Options are Exercised		Assuming no outstanding Bossini Share Options are exercised		Assuming all outstanding Bossini Share Options are exercised
	No. of Viva Shares	Approximate percentage of the issued share capital of Viva (%)	No. of Viva Shares	Approximate percentage of the issued share capital of Viva (%)	No. of Viva Shares	Approximate percentage of the issued share capital of Viva (%)	No. of Viva Shares	Approximate percentage of the issued share capital of Viva (%)	No. of Viva Shares	Approximate percentage of the issued share capital of Viva (%)
Viva Directors
Mr. Li Ning[2]	5,833,951,151	60.00	5,833,951,151	58.51	5,833,951,151	58.32	6,705,951,151	55.58	6,705,951,151	55.42
Mr. Li Chunyang	15,451,669	0.16	15,451,669	0.15	15,451,669	0.15	71,451,669	0.59	71,451,669	0.59
Mr. Victor Herrero	29,168,000	0.30	29,168,000	0.29	29,168,000	0.29	63,168,000	0.52	63,168,000	0.52
Mr. Ma Wing Man	2,000,000	0.02	2,000,000	0.02	2,000,000	0.02	9,600,000	0.08	9,600,000	0.08
Professor Cui Haitao	4,984,000	0.05	4,984,000	0.05	4,984,000	0.05	6,784,000	0.06	6,784,000	0.06
Bossini Group's Directors
Mr. Zhao Jianguo[3]	302,629,867	3.11	302,668,934	3.04	310,443,278	3.10	311,002,267	2.58	318,776,611	2.63
Mr. Cheung Chi[4]	52,200,000	0.54	52,244,174	0.52	61,034,937	0.61	172,244,174	1.43	181,034,937	1.50
Ms. Yu Xin[5]	35,000,000	0.36	35,241,008	0.35	37,192,988	0.37	185,241,008	1.54	187,192,988	1.55
Mr. Bosco Law[6]	–	–	69,685,139	0.70	70,885,811	0.71	69,685,139	0.58	70,885,811	0.59
Mr. Lee Kwok Ming[7]	–	–	1,609	0.00	321,808	0.00	1,609	0.00	321,808	0.00
Prof. Sin Yat Ming[8]	–	–	804	0.00	160,934	0.00	804	0.00	160,934	0.00
Mr. Cheong Shin Keong[9]	–	–	804	0.00	160,934	0.00	804	0.00	160,934	0.00
Mr. Wong Siu Pan[10]	223,000	0.00	233,002	0.00	2,223,413	0.02	233,002	0.00	2,223,413	0.02
Scheme Shareholders (other than Mr. Bosco Law and Ms. Yu Xin) and Bossini Optionholders (other than Bossini Directors) and Mr. Wong Siu Pan)	–	–	176,614,909	1.79	187,721,924	1.89	176,614,909	1.45	187,721,924	1.55
Mr. Li Chun[11]	60,000,000	0.62	60,000,000	0.60	60,000,000	0.60	60,000,000	0.50	60,000,000	0.50
Public Shareholders	3,388,165,040	34.84	3,388,165,040	33.98	3,388,165,040	33.87	4,233,299,040	35.09	4,233,299,040	34.99

Total	9,723,772,727	100	9,970,410,243	100	10,003,865,887	100	12,065,277,576	100	12,098,733,220	100

Notes:

1.	All percentages in the above table are approximations.
2.	Mr. Li Ning is interested in 21,508,000 Viva Shares, and is deemed to be interested in the long positions of 5,812,443,151 Viva Shares in aggregate through his interests in Lead Ahead Limited ("Lead Ahead"), Victory Mind Assets Limited ("Victory Mind Assets") and Dragon City Management (PTC) Limited ("Dragon City"), respectively as follows: (a) 2,132,420,382 Viva Shares were held by Lead Ahead, which was owned as to 60% by Mr. Li Ning. Mr. Li Ning is also a director of Lead Ahead; (b) 1,680,022,769 Viva Shares were held by Victory Mind Assets which owned as to 57% by Ace Leader Holdings Limited ("Ace Leader") and 38% by Jumbo Top Group Limited ("Jumbo Top"). All shares of Ace Leader were held by TMF (Cayman) Ltd. ("TMF") in its capacity as trustee of a discretionary trust. Mr. Li Ning is the settlor of the trust and therefore deemed to be interested in such 1,680,022,769 Viva Shares. Mr. Li Ning is a director of each of Victory Mind Assets and Ace Leader; and (c) 2,000,000,000 Viva Shares were held by Dragon City in its capacity as trustee of a unit trust, the units of which were owned as to 60% by TMF and as to 40% by TMF, each as the trustee of separate discretionary trust. Mr. Li Ning is the 60% shareholder of Dragon City and a founder of the unit trust and is therefore deemed to be interested in such 2,000,000,000 Viva Shares. Mr. Li Ning is a director of Dragon City. Mr. Li Ning is also a director of the Offeror. Mr. Li Ning was also interested in (i) the convertible bonds in the principal amount of HK$278,850,000 which are convertible into 858,000,000 Viva Shares with conversion price of HK$0.325, and has no maturity date; and (ii) 14,000,000 share options of Viva which are exercisable into 14,000,000 Viva Shares, in which (I) 7,000,000 share options of Viva with exercise price of HK$0.67 per Viva Share were vested in tranches, i.e. first

PART VII	EXPLANATORY STATEMENT

tranche of 2,333,333 share options, second tranche of 2,333,333 share options and third tranche of 2,333,334 share options of Viva, on 18 January 2022, 18 January 2023 and 18 January 2024 respectively, with exercise period of five years after being vested according to the respective vesting schedules, and (II) 7,000,000 share options of Viva with exercise price of HK$0.7 per Viva Share are subject to a vesting schedule in tranches, i.e. first tranche of 2,336,000 share options, second tranche of 2,336,000 share options and third tranche of 2,328,000 share options of Viva, on 19 June 2025, 19 June 2026 and 19 June 2027 respectively, with exercise period of five years after being vested according to the respective vesting schedules.

3.	Mr. Zhao Jianguo is an executive director of Bossini and the brother-in-law of Mr. Li Ning. As at the Latest Practicable Date, Mr. Zhao Jianguo held 39,067,057 Bossini Share Options and 289,666,667 Viva Shares. Mr. Zhao Jianguo was also interested in (i) 12,963,200 Viva Shares held by Double Essence Limited which was owned as to 50% by Mr. Zhao Jianguo and 50% by Ms. Li Ying (the spouse of Mr. Zhao Jianguo) respectively and (ii) 8,333,333 share options of Viva which are exercisable into 8,333,333 Viva Shares, in which (I) 3,333,333 share options of Viva with exercise price of HK$0.67 per Viva Share were vested in tranches, i.e. first tranche of 1,666,667 share options and second tranche of 1,666,666 share options of Viva on 18 January 2023 and 18 January 2024 respectively, with exercise period of five years after being vested according to the respective vesting schedules, and (II) 5,000,000 share options of Viva with exercise price of HK$0.7 per Viva Share are subject to a vesting schedule in tranches, i.e. first tranche of 1,664,000 share options, second tranche of 1,664,000 share options and third tranche of 1,672,000 share options of Viva, on 19 June 2025, 19 June 2026 and 19 June 2027 respectively, with exercise period of five years after being vested according to the respective vesting schedules. Ms. Li Ying had personal interest in the convertible bonds in the principal amount of HK$227,500,000 which are convertible into 700,000,000 Viva Shares with conversion price of HK$0.325, and has no maturity date.
4.	Mr. Cheung Chi is an executive director of Bossini, the chief financial officer of Viva and a director of the Offeror. As at the Latest Practicable Date, Mr. Cheung Chi held 44,174,689 Bossini Share Options and 52,200,000 Viva Shares. Mr. Cheung Chi was also interested in 120,000,000 share options of Viva which are exercisable into 120,000,000 Viva Shares, in which (I) 30,000,000 share options of Viva with exercise price of HK$0.67 per Viva Share was vested on 18 January 2024, with exercise period of five years after being vested, and (II) 90,000,000 share options of Viva with exercise price of HK$0.7 per Viva Share are subject to a vesting schedule in tranches, i.e. first tranche of 30,000,000 share options, second tranche of 30,000,000 share options and third tranche of 30,000,000 share options of Viva, on 19 June 2025, 19 June 2026 and 19 June 2027 respectively, with exercise period of five years after being vested according to the respective vesting schedules.
5.	Ms. Yu Xin is an executive director of Bossini and is a niece of the spouse of Mr. Li Ning. As at the Latest Practicable Date, Ms. Yu Xin held 1,156,000 Bossini Shares, 9,808,942 Bossini Share Options and 35,000,000 Viva Shares. Ms. Yu Xin was interested in the convertible bonds in the principal amount of HK$48,750,000 which are convertible into 150,000,000 Viva Shares with conversion price of HK$0.325, and has no maturity date.
6.	Mr. Bosco Law is a non-executive director of Bossini and the sole shareholder of Keystar. As at the Latest Practicable Date, (a) Keystar owned 348,395,530 Bossini Shares; and (b) Mr. Bosco Law held 6,033,529 Bossini Share Options.
7.	Mr. Lee Kwok Ming is an independent non-executive director of Bossini. As at the Latest Practicable Date, Mr. Lee Kwok Ming held 1,609,041 Bossini Share Options.
8.	Prof. Sin Yat Ming is an independent non-executive director of Bossini. As at the Latest Practicable Date, Prof. Sin Yat Ming held 804,670 Bossini Share Options.
9.	Mr. Cheong Shin Keong is an independent non-executive director of Bossini. As at the Latest Practicable Date, Mr. Cheong Shin Keong held 804,670 Bossini Share Options.
10.	Mr. Wong Siu Pan is a director of certain Bossini's subsidiaries. As at the Latest Practicable Date, Mr. Wong Siu Pan held 10,002,068 Bossini Share Options and 223,000 Viva Shares.
11.	Mr. Li Chun is a controlling shareholder of Viva.
12.	As at the Latest Practicable Date, there were (i) 386,867,333 outstanding share options of Viva; (ii) convertible bonds in the principal amount of HK$278,850,000 held by Mr. Li Ning which are convertible into 858,000,000 Viva Shares with conversion price of HK$0.325, and has no maturity date; (iii) convertible bonds in the principal amount of HK$227,500,000 held by Ms. Li Ying, the spouse of Mr. Zhao Jianguo, which are convertible into 700,000,000

PART VII	EXPLANATORY STATEMENT

Viva Shares with conversion price of HK$0.325, and has no maturity date; and (iv) convertible bonds in the principal amount of HK$48,750,000 held by Ms. Yu Xin which are convertible into 150,000,000 Viva Shares with conversion price of HK$0.325, and has no maturity date. The table above is for illustrative purpose only to show the fully diluted effect in case all share options of Viva and the convertible bonds of Viva are exercised and/or converted. The exercise of the share options and the conversion of convertible bonds of Viva is subject to the compliance with the Listing Rules, including but not limited to, the public float requirement under the Listing Rules.

9.	COURT MEETING AND THE BOSSINI SGM

The Court Meeting will be convened for the Scheme Shareholders to consider and, if thought fit, approve the Scheme.

All the Scheme Shareholders will be entitled to attend and vote at the Court Meeting to approve the Scheme, and only the votes of the Disinterested Scheme Shareholders will be taken into account in determining if the condition in paragraph (b) in the section headed "4. Conditions to the Proposal and the Scheme" is satisfied. As the Offeror is not a Scheme Shareholder, it will not vote on the Scheme at the Court Meeting. As at the Latest Practicable Date, save for Ms. Yu Xin who is an Offeror Concert Party and a Scheme Shareholder, no Offeror Concert Parties are also Scheme Shareholders and therefore all Scheme Shareholders other than Ms. Yu Xin may vote on the resolution relating to the condition (b) in the section headed "4. Conditions to the Proposal and the Scheme" at the Court Meeting. If Mr. Zhao Jianguo and Mr. Cheung Chi, who are Offeror Concert Parties, exercise their Bossini Share Options and become Scheme Shareholders, they will not vote on resolution in condition (b) in the section headed "4. Conditions to the Proposal and the Scheme" at the Court Meeting. Given all Bossini Share Options are "out of money" as at the Latest Practicable Date, it is expected that Mr. Zhao Jianguo and Mr. Cheung Chi will not exercise their Bossini Share Options.

The Bossini SGM will be convened for the Bossini Shareholders to consider, and if thought fit, approve among others (i) a special resolution to approve any reduction of the issued share capital of Bossini by the cancellation of the Scheme Shares; and (ii) an ordinary resolution to apply the reserve created by the cancellation of the Scheme Shares to simultaneously restore the issued share capital of Bossini by the allotment and issue of an equal number of Bossini Shares (credited as fully paid) to the Offeror.

All Bossini Shareholders will be entitled to attend and vote at the Bossini SGM.

The Court Meeting will be held at 2:00 p.m. on Monday, 10 February 2025 at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong, and the Bossini SGM will be held at the same place and on the same date as the Court Meeting at 2:30 p.m. on Monday, 10 February 2025 (or, immediately after the conclusion or adjournment of the Court Meeting).

Court Meeting

The Scheme is conditional upon, among other things:

(a)	approval of the Scheme (by way of poll) by a majority in number of the Scheme Shareholders representing not less than three-fourths in value of the Scheme Shares held by the Scheme Shareholders present and voting either in person or by proxy at the Court Meeting;

PART VII	EXPLANATORY STATEMENT
(b)	in relation to the Scheme:

(i)	the Scheme is approved (by way of poll) by the Disinterested Scheme Shareholders holding at least 75% of the votes attaching to the Disinterested Shares that are voted either in person or by proxy at the Court Meeting; and

(ii)	the number of votes cast (by way of poll) by the Disinterested Scheme Shareholders present and voting either in person or by proxy at the Court Meeting against the resolution to approve the Scheme at the Court Meeting is not more than 10% of the votes attaching to all the Disinterested Shares.

In accordance with the Companies Act, the "majority in number" requirement, as described above, will be met if the number of Scheme Shareholders voting in favour of the Scheme at the Court Meeting exceeds the number of Scheme Shareholders voting against the Scheme at the Court Meeting. Each Registered Bossini Owner will be counted as one vote for the purposes of calculating the "majority in number" at the Court Meeting. In accordance with the directions from the Court, (i) to the extent that Scheme Shares are registered in the name of HKSCC Nominees, for the purpose of calculating the "majority in number" at the Court Meeting, HKSCC Nominees will be counted as one vote which will be exercised for or against the Scheme according to the majority of voting instructions it receives; and (ii) to the extent that banks, brokers or nominees hold Scheme Shares for multiple Beneficial Bossini Owners, they will, for the purpose of calculating the "majority in number" at the Court Meeting, be counted as one vote which will be exercised for or against the Scheme according to the majority of voting instructions it receives.

Notice of the Court Meeting is set out in Appendix VI to this Scheme Document. The Court Meeting will be held at 2:00 p.m. on Monday, 10 February 2025 at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong.

BOSSINI SGM

All Bossini Shareholders whose names appear in the register of members of Bossini as at the Meeting Record Date shall be entitled to attend and vote, in person or by proxy, at the Bossini SGM with respect to, (i) a special resolution to approve any reduction of the issued share capital of Bossini by the cancellation of the Scheme Shares; and (ii) an ordinary resolution to apply the reserve created by the cancellation of the Scheme Shares to simultaneously restore the issued share capital of Bossini by the allotment and issue of an equal number of Bossini Shares (credited as fully paid) to the Offeror.

The special resolution described in the paragraph above will be passed if a majority of not less than three-fourths of the votes cast by the Bossini Shareholders, present and voting in person or by proxy at the Bossini SGM, are in favour of the special resolution. The ordinary resolution described in the paragraph above will be passed if a simple majority of the votes cast by the Bossini Shareholders, present and voting in person or by proxy at the Bossini SGM, are in favour of the ordinary resolution.

PART VII	EXPLANATORY STATEMENT

Notice of Bossini SGM is set out in Appendix VII to this Scheme Document. The Bossini SGM will be held at the same place and on the same date at 2:30 p.m. (or, immediately after the conclusion or adjournment of the Court Meeting).

Results of the Court Meeting and the Bossini SGM

A joint announcement will be made by Bossini, Viva and the Offeror on the results of the Court Meeting and the Bossini SGM no later than 7:00 p.m. on Monday, 10 February 2025.

If the requisite approval is obtained at the Court Meeting and the resolutions are passed at the Bossini SGM, the Court Hearing will be held for the Court to hear the petition to sanction the Scheme. The Court Hearing is listed to be heard on Monday, 3 March 2025 at 11:00 a.m. (Bermuda time). Any Scheme Shareholder who voted at the Court Meeting and any Beneficial Bossini Owner who gave voting instructions to a custodian or a clearing house who voted at the Court Meeting have the right to attend, or appear by counsel, and be heard at the Court Hearing.

Further announcements will be made by the Offeror and Bossini in relation to, among other things, the results of the Court Hearing, and, if the Scheme is sanctioned, the expected Scheme Effective Date and the expected date of withdrawal of the listing of the Bossini Shares from the Stock Exchange in accordance with the requirements of the Takeovers Code and the Listing Rules.

10.	INFORMATION OF THE OFFEROR, THE VIVA GROUP AND THE BOSSINI GROUP

The Offeror

The Offeror is a company incorporated on 9 December 2010 in the British Virgin Islands with limited liability and an indirect wholly-owned subsidiary of Viva. The Offeror is principally engaged in investment holdings.

As at the Latest Practicable Date, the Offeror held 2,090,373,183 Bossini Shares (representing approximately 62.91% of the total issued Bossini Shares).

The Viva Group

Viva is a company incorporated in the Cayman Islands with limited liability whose shares are listed on the Main Board of the Stock Exchange. The Viva Group is a multi-brand operator principally engaged in design and development, branding and sales of sports and lifestyle apparel and footwear mainly in the United States of America, the United Kingdom, Europe, the PRC, Hong Kong, Japan and the Republic of Korea.

As at the Latest Practicable Date, Viva, through the Offeror, held 2,090,373,183 Bossini Shares (representing approximately 62.91% of the total issued Bossini Shares).

PART VII	EXPLANATORY STATEMENT

Set out below are the abridged audited annual financial statements of Viva for the three financial years ended 31 December 2023 and the audited NAV as at 31 December 2021, 2022 and 2023, and the unaudited interim financial statement of Viva for the six months ended 30 June 2023 and 2024 and the unaudited NAV as at 30 June 2023 and 2024, which were extracted from the audited consolidated annual financial statements and unaudited consolidated interim financial statements of Viva, respectively:

	(Unaudited) For the six months ended 30 June		(Audited) For the year ended 31 December
	2024	2023	2023	2022	2021
	HK$'000	HK$'000	HK$'000	HK$'000	HK$'000
Revenue	5,099,917	5,444,252	11,219,416	6,900,390	1,381,637
Profit/Loss before tax	13,993	72,912	(556,159)	871,151	4,509,989
Profit/Loss after tax	48,839	85,834	(446,696)	873,011	4,474,254
Profit/Loss attributable to the Viva Shareholders	112,807	131,888	(118,990)	850,416	4,562,639
	As at 30 June		As at 31 December
	2024	2023	2023	2022	2021
	HK$'000	HK$'000	HK$'000	HK$'000	HK$'000
Net assets attributable to the Viva Shareholders	7,649,095	8,130,398	7,719,127	7,993,175	7,616,277

The Bossini Group

Bossini is a company incorporated in Bermuda with limited liability whose shares are listed on the Main Board of the Stock Exchange. The Bossini Group is principally engaged in the retailing and distribution of garments bearing the designated brand names including "bossini", "bossini.X" and "bossini.X KIDS" mainly in the PRC, Hong Kong, Macau Special Administrative Region and Singapore.

PART VII	EXPLANATORY STATEMENT

Set out below are the abridged audited annual financial statements of Bossini for the financial years/period ended 31 December 2021, 2022 and 2023 and the unaudited financial statements of Bossini for the six months ended 30 June 2023 and 2024 and the audited NAV as at 31 December 2021, 2022 and 2023 and unaudited NAV as at 30 June 2023 and 2024, of which were extracted from the audited consolidated annual financial statements and unaudited consolidated interim financial statements of Bossini, respectively:

	(Unaudited) For the six months ended 30 June		(Audited) For the year/period ended 31 December
	2024	2023	2023	2022	2021
	HK$'000	HK$'000	HK$'000	HK$'000	HK$'000
Revenue	265,070	298,437	604,223	585,155	1,164,075
Loss before tax	(51,676)	(82,093)	(222,875)	(131,883)	(337,167)
Loss after tax	(51,983)	(82,366)	(223,368)	(132,254)	(340,437)
Loss attributable to the Bossini Shareholders	(51,983)	(82,366)	(223,368)	(132,254)	(340,437)
	As at 30 June		As at 31 December
	2024	2023	2023	2022	2021
	HK$'000	HK$'000	HK$'000	HK$'000	HK$'000
Net assets attributable to the Bossini Shareholders	157,203	349,167	206,642	120,303	259,020
*	The financial year end date of the Bossini Group has been changed from 30 June to 31 December commencing from the financial period 2020/21. Accordingly, this covered the period from 1 July 2020 to 31 December 2021.

During the Relevant Period, the highest closing price of the Viva Shares and the Bossini Shares as quoted on the Stock Exchange was HK$0.83 on 20 May 2024 and HK$0.137 on 2 October 2024, respectively, and the lowest closing price of the Viva Shares and the Bossini Shares as quoted on Stock Exchange was HK$0.49 on 11 September 2024and HK$0.065 on 16 September 2024, respectively.

11.	OFFEROR'S INTENTION TO BOSSINI

The Offeror intends to continue with the existing business of the Bossini Group. The Offeror does not intend to introduce any major changes to the existing operations or business of the Bossini Group (including any redeployment of fixed assets of the Bossini Group and disposal of material assets of the Bossini Group). It is also the intention of the Offeror that there will not be significant changes to the management and employees of the Bossini Group as a result of the Proposal.

PART VII	EXPLANATORY STATEMENT
12.	BOSSINI INDEPENDENT BOARD COMMITTEE

The Bossini Board comprises seven directors, which include one non-executive director namely Mr. Bosco Law and three independent non-executive directors, namely Mr. Lee Kwok Ming, Prof. Sin Yat Ming and Mr. Cheong Shin Keong. Pursuant to Rule 2.8 of the Takeovers Code, the Bossini Independent Board Committee comprises only non-executive directors who have no direct or indirect interest in the Proposal (other than being a Bossini Shareholder and/or a Bossini Optionholder). The Bossini Board is of the view none of the non- executive directors of Bossini is regarded as being interested in the Proposal for the purpose of Rule 2.8 of the Takeovers Code and accordingly none of the non-executive directors of Bossini is excluded from being a member of the Bossini Independent Board Committee. As such, Mr. Bosco Law, Mr. Lee Kwok Ming, Prof. Sin Yat Ming and Mr. Cheong Shin Keong are members of the Bossini Independent Board Committee, which has been established by the Bossini Board to make recommendations to the Disinterested Scheme Shareholders and the Bossini Optionholders in connection with the Proposal, and in particular as to (i) whether the Proposal is fair and reasonable; (ii) its view on the Option Offer; and (iii) voting in respect of the Scheme at the Court Meeting and the Bossini SGM.

The full text of the letter from the Bossini Independent Board Committee is set out in "Letter from the Bossini Independent Board Committee" in Part V of this Scheme Document.

13.	BOSSINI INDEPENDENT FINANCIAL ADVISER

Bossini has appointed Somerley as the independent financial adviser to advise Bossini Independent Board Committee in connection with the Proposal, the Scheme and the Option Offer. Such appointment has been approved by the Bossini Independent Board Committee.

The full text of the letter from the Bossini Independent Financial Adviser is set out in "Letter from the Bossini Independent Financial Adviser" in Part VI of this Scheme Document.

14.	REASONS FOR, AND BENEFITS OF, THE PROPOSAL

Reasons and benefits to the Bossini Shareholders

Exit investments for Viva Shares with higher market capitalisation and a multi-brand operator

The liquidity of Bossini Shares has been at a relatively low level over a prolonged period of time, with an average daily trading volume of 1,449,802 Bossini Shares, 1,005,635 Bossini Shares, and 1,260,703 Bossini Shares, for the 6-month period, 12-month period, and 24-month period up to and including the Last Trading Day, representing approximately 0.044%, 0.030% and 0.038% respectively of the total issued Bossini Shares as at the Last Trading Day. Low trading liquidity of Bossini Shares renders it difficult for Bossini Shareholders to execute substantial on-market disposals without adversely affecting the price of the Bossini Shares.

PART VII	EXPLANATORY STATEMENT

It is noted that the liquidity between Bossini and Viva in terms of public float was similar in 2024. In most of the months of 2024, the percentages of the monthly total trading volume to the public float of the Bossini Shares and Viva Shares both moved in a narrow range of approximately 1% to 3%.

Yet, the Offeror is of the view that the Proposal provides a good opportunity for Scheme Shareholders to realise their holdings of Bossini Shares in return for Viva Shares with a higher market capitalisation and NAV with financing capabilities and a more attractive investment potential with Viva being a multi-brand operator owning different well-known fashion brands, including Clarks and Testoni while remain invested and participated in the business of Bossini through the holding of Viva Shares.

Scheme Consideration represents an exit premium to the prevailing price of the Bossini Shares

The Proposal offers an exit to the Scheme Shareholders at a premium to the prevailing price of the Bossini Shares. The share price of Bossini Shares was generally in downward trend in the past few years. After the stimulus measures as announced by the PRC regulatory authorities on 24 September 2024, the price of Bossini from late September in 2024 leading up the Last Trading Day has surged amid a wider rally in the Hong Kong stock market, which did not benefit Viva in terms of its share price. While the value of Scheme Consideration, based on the closing price of Viva Share as quoted on the Stock Exchange on the Last Trading Day, represents a discount to the closing price for every Bossini Share as quoted on the Stock Exchange on the Last Trading Day, given the fluctuation of the price movement of Bossini Shares for this period, such benchmarked price of Bossini Shares on the Last Trading Day is not indicative of the performance of Bossini Shares in a longer term. Based on the closing price of HK$0.54 per Viva Share as quoted on the Stock Exchange on the Last Trading Day, the value of Scheme Consideration represents a premium of approximately 22.73%, 12.50% and 5.88% over the average closing price of approximately HK$0.088, HK$0.096 and HK$0.102 per Bossini Share for the 30, 90 and 120 trading days up to and including the Last Trading Day, respectively. Upon completion of the Scheme, the Scheme Shareholders will be entitled to receive 1 new Viva Share for every 5 Scheme Shares cancelled, which is equivalent to 1 Bossini Share for 0.2 new Viva Share. The Implied NAV of 0.2 Viva Share (excluding the perpetual convertible bonds) of approximately HK$0.141 on a pre-deal basis or approximately HK$0.139 on a post-deal basis are both higher than the NAV per Bossini Share of approximately HK$0.047 as at 30 June 2024, representing a premium of approximately 200.0% or 195.7% over the NAV per Bossini Share, respectively.

Reasons and benefits of the Proposal

The listed platform has provided limited equity financing capabilities

Bossini has faced a prolonged period of financial challenges with consistently recorded losses from its operations since 2018 that necessitated the need for external fundings. The Offeror considers that due to the low liquidity and the relative underperformance in the trading of the Bossini Shares, there will be difficulties to a certain extent for Bossini to raise funds from public equity markets, which the Offeror believes is unlikely to see any significant improvement in the near term.

PART VII	EXPLANATORY STATEMENT

The Viva Board has reviewed the liquidity of the Bossini Shares during the period from November 2022 up to the Last Trading Day (the "Review Period"). The monthly average daily trading volume of the Bossini Shares for the respective month or period during the Review Period ranged from approximately 301,475 Bossini Shares in October 2023 to approximately 4,886,953 Bossini Shares during the period from 2 October 2024 to the Last Trading Day, representing approximately 0.0091% to 0.1471% of the total issued Bossini Shares and approximately 0.0342% to 0.5536% of the issued Bossini Shares held by the public. Hence, the Viva Board is of the view that the low liquidity of Bossini Shares has continued for a relatively long period of time.

In April 2023, Bossini conducted the 2023 Bossini Rights Issue on the basis of one (1) rights share for every two (2) Bossini Shares then existing 363,612,219 rights shares were offered to the public Bossini Shareholders who then held 727,224,439 Bossini Shares. However, only 155,301,025 rights shares (excluding the rights shares subscribed by the subscriber procured by the underwriter of the 2023 Bossini Rights Issue), representing 42.71% of the total number of right shares offered to the public Bossini Shareholders, were ultimately subscribed by the then public Bossini Shareholders. Although the subscription price for the 2023 Bossini Rights Issue represented a discount of approximately 21.28% to the closing price of the Bossini Shares as at 24 February 2023, the Bossini Shareholders' subscription of the 2023 Bossini Rights Issue was limited. As disclosed in the prospectus in respect of the 2023 Bossini Rights Issue, the Bossini Directors had considered other debt/equity fund raising alternatives such as bank borrowings, placing or open offer. The Bossini Directors noted that bank borrowings will carry interest costs and may require the provision of security and creditors will rank before the Bossini Shareholders, and placings will dilute the interests of Bossini Shareholders without giving them the opportunity to take part in the exercise. In view of Bossini's financial which has been loss making since 2018, it may also be difficult to find investors for potential placing of shares. In view of the above, the Offeror Board is of the view that Bossini's equity financing capabilities is limited.

Taking into account (i) the historical thin liquidity and general downward trend in the share price of the Bossini Shares during the Review Period; and (ii) the relatively unfavourable response of public Bossini Shareholders towards the 2023 Bossini Rights Issue, the Viva Board is of the view that the listed platform has provided limited equity financing capabilities to Bossini.

The Proposal offers Bossini an opportunity to reduce the costs and expenses associated with maintaining its listing status, while affording the Offeror and Bossini enhanced flexibility to pursue its long-term growth strategy

The Offeror believes that the administrative costs and management resources associated with maintaining Bossini's listing status are no longer justified. The Proposal will reduce such administrative costs and management resources invested by Bossini to maintain a listing platform that lacks financing capabilities, in which the management can focus on the business operations of the Bossini Group.

PART VII	EXPLANATORY STATEMENT
15.	WITHDRAWAL OF LISTING OF THE BOSSINI SHARES ON THE MAIN BOARD

Upon the Scheme Effective Date, all Scheme Shares will be cancelled and the share certificates for the Scheme Shares will thereafter cease to have effect as documents or evidence of title. Bossini will be privatised by way of a scheme of arrangement under Section 99 of the Companies Act and it is the intention of the Offeror, Viva and Bossini not to retain the listing of Bossini on the Stock Exchange after the implemental of the Proposal. Bossini will apply to the Stock Exchange for the withdrawal of the listing of the Bossini Shares on the Stock Exchange pursuant to Rule 6.15(2) of the Listing Rules.

The Bossini Shareholders will be notified by way of an announcement of the exact dates of the last day of dealing in the Bossini Shares, and the day on which the Scheme and the withdrawal of the listing of the Bossini Shares will become effective. An expected timetable of the implementation of the Proposal is included in the section headed "Expected Timetable" in Part III of this Scheme Document. The Bossini Board intends that the listing of the Bossini Shares on the Stock Exchange shall be maintained if the Scheme is not approved or the Proposal lapses.

16.	ACTIONS TO BE TAKEN

The summary of actions to be taken by the Bossini Shareholders can be found in the "Actions to be Taken" in Part II of this Scheme Document.

17.	REGISTRATION AND DESPATCH OF VIVA SHARE CERTIFICATES

Assuming the Record Date falls on Wednesday, 12 March 2025, it is proposed that the register of members of Bossini will be closed from Tuesday, 25 February 2025 (or such other date as the Bossini Shareholders may be notified by an announcement) onwards in order to determine entitlements under the Scheme.

In order to qualify for entitlements under the Scheme, Scheme Shareholders should ensure that the transfers of Bossini Shares to them are lodged with the Share Registrar at Shops 1712-16, 17/F, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong no later than 4:30 p.m. on Monday, 24 February 2025.

In respect of the new Viva Shares which the Scheme Shareholders are entitled to receive as consideration for cancellation of their Scheme Shares under the Scheme, each Scheme Shareholder will be sent (a) one share certificate representing Viva Share that are a whole multiple of a board lot of 8,000 Viva Shares and (b) (if applicable) one share certificate for the remaining Viva Shares which represent less than a whole multiple of 8,000 Viva Shares (i.e. an odd lot of Viva Shares), except for HKSCC Nominees which may request for share certificates to be issued in such denominations as it may specify.

Assuming the Scheme becomes effective on Thursday, 13 March 2025, the share certificates for the new Viva Shares are expected to be despatched to the Scheme Shareholders and the Bossini Optionholders by ordinary post to their registered address, at their own risks, on or before Monday, 24 March 2025.

PART VII	EXPLANATORY STATEMENT

In the absence of any specific instructions to the contrary received in writing by the Share Registrar before the Scheme Effective Date, the share certificates for the new Viva Shares will be sent to the Scheme Shareholders whose names appear on the register of members of Bossini as at the Record Date at their respective registered addresses, and such share certificates will be sent by ordinary post in postage pre-paid envelopes. All such share certificates will be sent at the risk of the person(s) entitled thereto and none of Bossini, Viva, the Offeror nor their respective advisers and share registrars, and any of their respective directors, employees, officers, agents or associates or any other persons involved in the Proposal will be responsible for any loss or delay in despatch.

Issuance, allotment and delivery of the new Viva Shares to which the Scheme Shareholders and the Bossini Optionholders are entitled under the Proposal will be implemented in full in accordance with the terms of the Scheme and the Option Offer (as the case may be), without regard to any lien, right of set- off, counterclaim or other analogous right to which Viva may otherwise be, or claim to be, entitled against any such Scheme Shareholder and the Bossini Optionholders.

18.	IF THE SCHEME IS NOT APPROVED OR THE PROPOSAL LAPSES

Subject to the requirements of the Takeovers Code (including Note 2 to Rule 30.1), the Proposal and the Scheme will lapse if any of the Scheme Conditions has not been fulfilled or waived (where applicable) on or before the Long Stop Date. If the Scheme is not approved or the Proposal otherwise lapses, the listing of the Bossini Shares on the Stock Exchange will not be withdrawn.

If the Scheme is not approved or the Proposal otherwise lapses, there are restrictions under the Rule 31.1 of the Takeovers Code on making subsequent offers, to the effect that neither the Offeror nor any person who acted in concert with it in the course of the Proposal (nor any person who is subsequently acting in concert with any of them) may, within 12 months from the date on which the Scheme is not approved or the Proposal otherwise lapses, (i) announce an offer or possible offer for Bossini, or (ii) acquire any voting rights of Bossini if the Offeror or persons acting in concert with it would thereby become obliged under Rule 26 of the Takeovers Code to make an offer, in each case except with the consent of the Executive.

19.	FRACTIONS OF VIVA SHARES

For the purpose of determining the entitlement for every Scheme Share held, holders of number of Scheme Shares not in multiple of 5.0 will be entitled to 0.2 Viva Shares per Scheme Share. Under the Scheme, fractions of a Viva Share will not be issued to any Scheme Shareholder and any Bossini Optionholder and fractional entitlements to a Viva Share will be rounded down to the nearest whole number. Fractional entitlements of Scheme Shareholders and Bossini Optionholders to Viva Shares will be aggregated (and, if necessary, rounded down to the nearest whole number of a Viva Share) and sold on the open market with the proceeds (net of expenses and taxes) to be paid to and retained for the benefit of Viva. In compliance with Rule 20.1(a) of the Takeovers Code, upon the Scheme becoming effective, the new Viva Shares will be issued by Viva, to the Scheme Shareholders and Bossini Optionholders as soon as possible but in any event no later than seven business days after the Scheme Effective Date.

PART VII	EXPLANATORY STATEMENT
20.	OVERSEAS SCHEME SHAREHOLDERS AND BOSSINI OPTIONHOLDERS

The implementation of the Proposal in relation to the Scheme Shareholders and the Bossini Optionholders who are not residents in Hong Kong may be subject to the applicable laws of the relevant jurisdictions. Any Scheme Shareholders and any Bossini Optionholders who are not resident in Hong Kong should inform themselves about and observe any applicable requirements in their own jurisdictions.

It is the responsibility of any overseas Scheme Shareholders and any overseas Bossini Optionholders wishing to take any action in relation to the Scheme and the Option Offer (as the case may be) to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with the necessary formalities and the payment of any taxes, duties or other amounts due in such jurisdiction by such overseas Scheme Shareholders and such Bossini Optionholders. It is emphasised that none of Offeror, Viva, Bossini, TC Capital and any of their respective directors, officers, employees, agents, affiliates or advisers or any other person involved in the Proposal accepts such responsibility.

Any acceptance by the overseas Scheme Shareholders and overseas Bossini Optionholders will be deemed to constitute a representation and warranty from such persons to Viva, the Offeror and Bossini and their respective advisers, including TC Capital, the financial adviser to the Offeror and Viva, that those laws and regulatory requirements have been complied with.

As at the Latest Practicable Date, there were 28 Scheme Shareholders (representing approximately 1.77% of the total number of the Bossini Shareholders) whose addresses as shown in the register of members of Bossini were outside Hong Kong and those Scheme Shareholders together held 53,707 Bossini Shares (representing approximately 0.002% of the issued share capital of Bossini). Jurisdictions of these Bossini Shareholders include Australia, Canada, Macau, Malaysia, Norway, the PRC, Singapore, United Kingdom, United States.

The Bossini Directors had been advised by the local counsels in Australia, Canada, Macau, Malaysia, Norway, the PRC, Singapore, United Kingdom, United States that there is no restriction under the respective laws or regulations of those jurisdictions against extending the Scheme or despatching this Scheme Document to the Scheme Shareholders. The Scheme will be extended and this Scheme Document will be despatched to those overseas Bossini Shareholders in Australia, Canada, Macau, Malaysia, Norway, the PRC, Singapore, United Kingdom, United States.

21.	TAXATION AND INDEPENDENT ADVICE

As the Scheme does not involve the sale and purchase of Hong Kong stock, no Hong Kong stamp duty will be payable pursuant to the Stamp duty Ordinance (Chapter 117 of the Laws of Hong Kong) on the cancellation of the Scheme Shares upon the Scheme becoming effective.

Scheme Shareholders, whether in Hong Kong or in other jurisdictions, are recommended to consult their own professional advisers if they are in any doubt as to the taxation implications of the Proposal or the Scheme, and in particular, whether the receipt of the Scheme Consideration would make them liable to taxation in Hong Kong or in other jurisdictions.

PART VII	EXPLANATORY STATEMENT

It is emphasised that none of the Offeror, Bossini, Viva, TC Capital, the Bossini Independent Financial Adviser, nor any of their respective directors, officers, employees, agents, advisers, associates, affiliates, or any other person involved in the Proposal or the Scheme accepts any responsibility for any taxation effects on, or liabilities of, any persons as a result of the Proposal or the Scheme in Hong Kong or any other jurisdiction.

22.	COSTS OF THE SCHEME

If either the Bossini Independent Board Committee or the Bossini Independent Financial Adviser does not recommend the Proposal, and the Scheme is not approved, all costs and expenses incurred by Bossini in connection therewith shall be borne by the Offeror in accordance with Rule 2.3 of the Takeovers Code.

Since the Bossini Independent Board Committee has recommended the Proposal and the Bossini Independent Financial Adviser has recommended the Proposal as fair and reasonable, Rule 2.3 of the Takeovers Code is not applicable. Bossini and the Offeror have agreed that each party shall bear their own costs, charges and expenses of and incidental to the Proposal and the Scheme.

23.	RECOMMENDATIONS

Your attention is drawn to the recommendations of the Bossini Independent Financial Adviser to the Bossini Independent Board Committee in respect of the Proposal as set out in the section headed "Letter from the Bossini Independent Financial Adviser" in Part VI of this Scheme Document.

Your attention is also drawn to the recommendation of the Bossini Independent Board Committee to the Disinterested Scheme Shareholders and Bossini Optionholders in respect of the Proposal as set out in "Letter from the Bossini Independent Board Committee" in Part V of this Scheme Document.

24.	FURTHER INFORMATION

Further information is set out in the Appendices to, and elsewhere in, this Scheme Document, all of which form part of this Explanatory Statement.

You should rely only on the information contained in this Scheme Document in order to vote your Bossini Shares at the Court Meeting and the Bossini SGM. None of the Offeror, Bossini, Viva, TC Capital, the Bossini Independent Financial Adviser, nor any of their respective directors, officers, employees, agents, advisers, associates, affiliates, or any other person involved in the Proposal has authorised anyone to provide you with information that is different from what is contained in this Scheme Document.

PART VII	EXPLANATORY STATEMENT
25.	GENERAL

In case of any inconsistency, the English language text of this Scheme Document and the accompanying forms of proxy shall prevail over the Chinese language text.

Given that the Proposal will be implemented by way of the Scheme, compulsory acquisition is not applicable and the Offeror has no powers of compulsory acquisition in relation to the Proposal and the Scheme.

APPENDIX I	FINANCIAL INFORMATION OF THE BOSSINI GROUP
1.	FINANCIAL SUMMARY

The following summary financial information for 18 months ended 31 December 2021 and for each of the two years ended 31 December 2022 and 2023 is extracted from the annual reports of Bossini for the 18 months ended 31 December 2021 (the "2021 Annual Report"), the year ended 31 December 2022 (the "2022 Annual Report") and the year ended 31 December 2023 (the "2023 Annual Report"), and the interim reports of Bossini for the six months ended 30 June 2023 (the "2023 Interim Report") and 30 June 2024 (the "2024 Interim Report") respectively.

The audited consolidated financial statements of the Bossini Group for 18 months ended 31 December 2021 and for the years ended 31 December 2022 and 2023, have been audited by PricewaterhouseCoopers, did not contain any modified opinion, emphasis of matter or material uncertainty related to going concern.

	(Unaudited) For the six months ended 30 June		(Audited) For the year ended 31 December		(Audited) For the 18 months ended 31 December
	2024	2023	2023	2022	2021*
	HK$'000	HK$'000	HK$'000	HK$'000	HK$'000

REVENUE	265,070	298,437	604,223	585,155	1,164,075
Cost of sales	(135,318)	(141,366)	(299,309)	(311,931)	(567,816)

GROSS PROFIT	129,752	157,071	304,914	273,224	596,259
Other income and gains	13,786	9,522	26,863	212,998	56,517
Selling, distribution and other
operating expenses	(145,957)	(171,970)	(409,673)	(438,659)	(702,486)
Administrative expenses	(45,736)	(71,424)	(135,329)	(169,614)	(272,689)

LOSS FROM OPERATING ACTIVITIES	(48,155)	(76,801)	(213,225)	(122,051)	(322,399)
Finance costs	(3,521)	(5,292)	(9,650)	(9,832)	(14,768)

LOSS BEFORE TAX	(51,676)	(82,093)	(222,875)	(131,883)	(337,167)
Income tax expense	(307)	(273)	(493)	(371)	(2,892)
Loss from discontinued operation	–	–	–	–	(378)

LOSS FOR THE YEAR/PERIOD ATTRIBUTABLE TO OWNERS OF BOSSINI	(51,983)	(82,366)	(223,368)	(132,254)	(340,437)

APPENDIX I	FINANCIAL INFORMATION OF THE BOSSINI GROUP
	(Unaudited) For the six months ended 30 June		(Audited) For the year ended 31 December		(Audited) For the 18 months ended 31 December
	2024	2023	2023	2022	2021*
	HK$'000	HK$'000	HK$'000	HK$'000	HK$'000
LOSS PER SHARE ATTRIBUTABLE TO ORDINARY EQUITY HOLDERS OF BOSSINI
Basic (in HK cent)
– For loss for the year/period	(HK1.56 cents)	(HK2.96 cents)	(HK7.31 cents)	(HK5.32 cents)	(HK16.52 cents)
– For loss from continuing operations	(HK1.56 cents)	(HK2.96 cents)	(HK7.31 cents)	(HK5.32 cents)	(HK16.50 cents)

Diluted (in HK cent)
– For loss for the year/period	(HK1.56 cents)	(HK2.96 cents)	(HK7.31 cents)	(HK5.32 cents)	(HK16.52 cents)
– For loss from continuing operations	(HK1.56 cents)	(HK2.96 cents)	(HK7.31 cents)	(HK5.32 cents)	(HK16.50 cents)

OTHER COMPREHENSIVE INCOME/(LOSS):
Item that may be reclassified
subsequently to profit or loss:
Reclassification adjustment for a
foreign operation deregistered
during the year/period	–	–	–	–	(625)
Exchange differences on
translation of foreign operations	485	(2,966)	(1,715)	(15,265)	15,299

NET OTHER COMPREHENSIVE INCOME/(LOSS)	485	(2,966)	(1,715)	(15,265)	14,674

TOTAL COMPREHENSIVE LOSS FOR THE YEAR/PERIOD ATTRIBUTABLE TO OWNERS OF BOSSINI	(51,498)	(85,332)	(225,083)	(147,519)	(325,763)
Dividends	Nil	Nil	Nil	Nil	Nil
Dividends per share	Nil	Nil	Nil	Nil	Nil
*	The financial year end date of the Bossini Group has been changed from 30 June to 31 December commencing from the financial period 2020/21. Accordingly, this covered the period from 1 July 2020 to 31 December 2021.

APPENDIX I	FINANCIAL INFORMATION OF THE BOSSINI GROUP

2.	AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE BOSSINI GROUP

Bossini is required to set out or refer to in this Scheme Document the consolidated statement of financial position, consolidated statement of cash flows (if provided) and any other primary statement as shown in (i) the audited consolidated financial statements of the Bossini Group for the 18 months ended 31 December 2021 (the "2021 Financial Statements"); (ii) the audited consolidated financial statements of the Bossini Group for the year ended 31 December 2022 (the "2022 Financial Statements"); (iii) the audited consolidated financial statements of the Bossini Group for the year ended 31 December 2023 (the "2023 Financial Statements"), (iv) the unaudited condensed consolidated financial statements of the Bossini Group for the six months ended 30 June 2023 (the "2023 Interim Financial Statements"); and the unaudited condensed consolidated financial statements of the Bossini Group for the six months ended 30 June 2024 (the "2024 Interim Financial Statements"), together with the notes to the relevant published financial statements which are of major relevance to the appreciation of the above financial information.

Details of the financial information of the Bossini Group for 18 months ended 31 December 2021, each of the two years ended 31 December 2022 and 2023, and the six months ended 30 June 2023 and 2024 are disclosed in the following documents which have been published and are available on the website of the Stock Exchange (www.hkex.com.hk) and the website of Bossini (www.bossini.com):

•	The 2021 Annual Report (the 2021 Financial Statements can be found on pages 77 to 201 of the 2021 Annual Report published on 14 April 2022), available on:

https://www1.hkexnews.hk/listedco/listconews/sehk/2022/0414/2022041401773.pdf

•	The 2022 Annual Report (the 2022 Financial Statements can be found on pages 77 to 197 of the 2022 Annual Report published on 27 April 2023), available on:

https://www1.hkexnews.hk/listedco/listconews/sehk/2023/0427/2023042703795.pdf

•	The 2023 Annual Report (the 2023 Financial Statements can be found on pages 83 to 193 of the 2023 Annual Report published on 26 April 2024), available on:

https://www1.hkexnews.hk/listedco/listconews/sehk/2024/0426/2024042601444.pdf

•	The 2023 Interim Report (the 2023 Interim Financial Statements can be found on pages 37 to 72 of the 2023 Interim Report published on 7 September 2023), available on:

https://www1.hkexnews.hk/listedco/listconews/sehk/2023/0907/2023090700315.pdf

•	The 2024 Interim Report (the 2024 Interim Financial Statements can be found on pages 35 to 68 of the 2024 Interim Report published on 27 September 2024), available on:

https://www1.hkexnews.hk/listedco/listconews/sehk/2024/0927/2024092701231.pdf

APPENDIX I	FINANCIAL INFORMATION OF THE BOSSINI GROUP
3.	STATEMENT OF INDEBTEDNESS

Indebtedness and Contingent Liabilities

As at 31 October 2024, being the most recent practicable date for the purpose of this indebtedness statement, the Bossini Group had the following indebtedness:

As at 31 October 2024
HK$'000

Lease liabilities	123,086

123,086

None of the lease liabilities above were secured and guaranteed.

As at 31 October 2024, the Bossini Group had bank guarantees of approximately HK$2.0 million given in lieu of utility and property rental deposits.

Save as disclosed above, and apart from intra-group liabilities and normal trade payable in the ordinary course of business, the Group did not, at the close of business on 31 October 2024, have any other loan issued and outstanding or agreed to be issued, bank overdrafts, charges or debentures, mortgages, term loans (whether guaranteed, unguaranteed, secured and unsecured), debts securities or any other similar indebtedness liabilities under acceptances (other than normal trade bills) or acceptable credits, debentures, mortgages, charges, finance leases or hire purchases commitments, guarantees, material covenants, or other material contingent liabilities.

4.	MATERIAL CHANGES

The Bossini Directors confirm that, save for the following matters, there had been no material changes in the financial or trading position or outlook of the Bossini Group since 31 December 2023, being the date to which the latest published audited consolidated financial statements of the Bossini Group were made up, up to and including the Latest Practicable Date:

(i)	As set out in the interim report of Bossini for the six months ended 30 June 2024 (the "Bossini Interim Report"), loss attributable to owners of Bossini was HK$52 million for the six months ended 30 June 2024 (for the six months ended 30 June 2023: HK$82 million). The reduction in loss was mainly due to (i) effective cost control of expenses and (ii) closure of loss-making stores in mainland China for the six months ended 30 June 2024; and

APPENDIX I	FINANCIAL INFORMATION OF THE BOSSINI GROUP

(ii)	As set out in the Bossini Interim Report, the Bossini Group's cash and cash equivalents reduced from HK$184.7 million as at 31 December 2023 to HK$108.8 million as at 30 June 2024 with no borrowings as at each of the aforesaid year/period end. Further, it is stated that the Bossini Group had a loan facility (the "Viva China Loan Facility") of HK$200 million granted by Viva China Consumables Holdings Limited, an intermediate holding company of Bossini. Upon expiry of Viva China Loan Facility, it has been replaced by a new framework loan agreement entered into between Bossini and Viva with the same loan facility amount of HK$200 million in November 2024.

APPENDIX II	GENERAL INFORMATION OF THE BOSSINI GROUP

1.	RESPONSIBILITY STATEMENT

This Scheme Document includes particulars given in compliance with the Takeovers Code for the purpose of providing information in relation to the Proposal, the Scheme, the Option Offer and the Bossini Group.

The Bossini Directors jointly and severally accept full responsibility for the accuracy of the information contained in this Scheme Document (other than that relating to the Offeror and the Viva Group) and the Bossini Directors confirm, having made all reasonable inquiries, that, to the best of their knowledge, opinions expressed in this Scheme Document (other than those expressed by the Viva Directors or the directors of the Offeror in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this Scheme Document, the omission of which would make any statement in this Scheme Document misleading.

2.	SHARE CAPITAL

As at the Latest Practicable Date:

(a)	the authorised share capital of Bossini is HK$1,000,000,000 divided into 10,000,000,000 Bossini Shares of HK$0.1 each;
(b)	the issued and paid-up share capital of Bossini comprised 3,322,720,177 Bossini Shares;
(c)	all of the Bossini Shares ranked pari passu in all respects including as to rights to capital, dividends and voting;
(d)	no new Bossini Shares had been issued by Bossini since 31 December 2023 (being the end of the last financial year of Bossini); and
(e)	save as disclosed in this Scheme Document, there are no other outstanding options, warrants, derivatives, convertible securities or other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) issued by Bossini that carry a right to subscribe for or which are convertible into the Bossini Shares.

APPENDIX II	GENERAL INFORMATION OF THE BOSSINI GROUP
3.	MARKET PRICES

The table below sets out the closing price of the Bossini Shares on the Stock Exchange on (i) the last trading day of each of the calendar months during the Relevant Period, (ii) the Last Trading Day, and (iii) the Latest Practicable Date:

Closing price for each Bossini Share
(HK$)
30 April 2024	0.128
31 May 2024	0.119
28 June 2024	0.109
31 July 2024	0.096
30 August 2024	0.080
30 September 2024	0.101
14 October 2024 (being the Last Trading Day)	0.123
31 October 2024	0.097
29 November 2024	0.094
31 December 2024 (being the Latest Practicable Date)	0.107

During the Relevant Period, the highest closing price of the Bossini Shares as quoted on the Stock Exchange was HK$0.137 on 2 October 2024, and the lowest closing price of the Bossini Shares as quoted on the Stock Exchange was HK$0.065 on 16 September 2024.

4.	DISCLOSURE OF INTERESTS
(a)	Interests and short positions in the shares and underlying shares of Bossini of the Bossini Directors and chief executive of Bossini

As at the Latest Practicable Date, the interests and short positions of the Bossini Directors and chief executives of Bossini in the shares and underlying shares of Bossini or its associated corporations (within the meaning of Part XV of the SFO), which were required to be notified to Bossini and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions in which the Bossini Directors and chief executives of Bossini were deemed or taken to have under such provisions of the SFO), or as recorded in the register required to be kept by Bossini pursuant to Section 352 of the SFO, or as otherwise notified to Bossini and the Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers under the Listing Rules (the "Model Code") or required to be disclosed under the Takeovers Code were as follows:

APPENDIX II	GENERAL INFORMATION OF THE BOSSINI GROUP

Interests in the Bossini Shares

		Number of Bossini Shares/underlying Bossini Shares held Nature of interests
Name of Bossini Directors	Capacity	Personal interests	Corporate interests	Number of share options held	Total interests	Approximate percentage of shareholding as at the Latest Practicable Date

Mr. ZHAO Jianguo	Beneficial owner	–	–	39,067,057	39,067,057	1.18%

Mr. CHEUNG Chi	Beneficial owner	–	–	44,174,689	44,174,689	1.33%

Ms. YU Xin	Beneficial owner	1,156,000	–	9,808,942	10,964,942	0.33%

Mr. Bosco Law	Beneficial owner	–	–	6,033,529		0.18%
	Interest of controlled corporation	–	348,395,530(note)	–	354,429,059	10.67%

Mr. LEE Kwok Ming	Beneficial owner	–	–	1,609,041	1,609,041	0.05%

Prof. SIN Yat Ming	Beneficial owner	–	–	804,670	804,670	0.02%

Mr. CHEONG Shin Keong	Beneficial owner	–	–	804,670	804,670	0.02%

Note:

As at Latest Practicable Date, Keystar was directly wholly owned by Mr. Bosco Law. Therefore, Mr. Bosco Law was deemed to be interested in the same number of Bossini Shares held by Keystar under Part XV of the SFO. Mr. Bosco Law is also a director of Keystar.

Save as disclosed above, as at the Latest Practicable Date, none of the Bossini Directors or their associate(s) had an interest or short position in the shares or underlying shares of Bossini which had been notified to Bossini and the Stock Exchange pursuant to Divisions 7 and 8 of Part XV of SFO (including interests and short positions of the SFO), or as recorded in the register required to be kept by Bossini pursuant to Section 352 of the SFO, or as otherwise notified to Bossini and the Stock Exchange pursuant to the Model Code or required to be disclosed under the Takeovers Code.

APPENDIX II	GENERAL INFORMATION OF THE BOSSINI GROUP
(b)	Interests and short positions in the shares and underlying shares of Bossini of the substantial shareholders

As at the Latest Practicable Date, Bossini Shareholders (other than the interest disclosed above in respect of the Bossini Directors or the chief executives of Bossini) who had interests and short positions in the shares and underlying shares of Bossini which would fall to be disclosed to Bossini and the Stock Exchange pursuant to the provisions of Divisions 2 and 3 of Part XV of the SFO, or which were recorded in the register required to be kept by Bossini pursuant to Section 336 of the SFO were as follows:

		Number of issued Bossini Shares held	Approximate percentage of the issued share capital of
Name	Capacity	(Long positions)	Bossini

Viva(1)	Interest in controlled corporation	2,090,373,183	62.91%

Mr. LI Ning(2)	Interest in controlled corporation	2,090,373,183	62.91%

Mr. LI Chun(2)	Interest in controlled corporation	2,090,373,183	62.91%

Keystar(3)	Beneficial owner	348,395,530	10.49%

Note:

(1)	As at Latest Practicable Date, the Offeror is wholly-owned by Viva China Consumables Holdings Limited which is in turn wholly-owned by Viva. Therefore, Viva was deemed to be interested in the Bossini Shares held by the Offeror under Part XV of the SFO. Mr. Cheung Chi, an executive Director of Bossini, is a director of the Offeror and Viva China Consumables Holdings Limited.
(2)	As at Latest Practicable Date, Mr. Li Ning and Mr. Li Chun were deemed to be interested in the Viva Shares through their interests in Lead Ahead Limited, Victory Mind Assets Limited and Dragon City Management (PTC) Limited, which held approximately 21.93%, 17.28% and 20.57% respectively and in aggregate approximately 59.78% of the total issued share capital of Viva as at Latest Practicable Date. Mr. Li Ning and Mr. Li Chun have personal interests of approximately 0.22% and 0.62% respectively in the Viva Shares. Therefore, Mr. Li Ning and Mr. Li Chun were deemed to be interested in the Bossini Shares held by Viva under Part XV of the SFO.
(3)	As at Latest Practicable Date, Keystar was directly wholly-owned by Mr. Bosco Law. Therefore, Mr. Bosco Law was deemed to be interested in the same number of Bossini Shares held by Keystar under Part XV of the SFO. Mr. Bosco Law is also a director of Keystar.

Save as disclosed above, as at the Latest Practicable Date, there was no person (other than the interest disclosed above in respect of the Bossini Directors or the chief executives of Bossini) who (i) had an interest or short position in the shares and underlying shares of Bossini which (a) would fall to be disclosed to Bossini and the Stock Exchange pursuant to Divisions 2 and 3 of Part XV of the SFO; or (b) were required, pursuant to Section 336 of the SFO, to be entered in the register referred therein; or (ii) were, directly or indirectly, interested in 5% or more of the nominal value of any class of share capital carrying the right to vote in all circumstances at general meetings of Bossini or any options in respect of such capital.

APPENDIX II	GENERAL INFORMATION OF THE BOSSINI GROUP
5.	INTERESTS IN SHARES AND SECURITIES OF BOSSINI AND VIVA

As at the Latest Practicable Date:

(a)	save as disclosed in the paragraphs headed "7. Shareholding Structure of Bossini" and "8. Shareholding Structure of Viva" in the Explanatory Statement, none of Bossini and the Bossini Directors owned or had control or direction over any Bossini Shares, any Viva Shares of any convertible securities, warrants, options or derivatives in respect of Bossini Shares or Viva Shares;
(b)	no subsidiary of Bossini, pension fund of Bossini or of any subsidiary of Bossini, or any person who is presumed to be acting in concert with Bossini by virtue of class (5) of the definition of "acting in concert" or who is an associate of Bossini by virtue of class (2) of the definition of associate under the Takeovers Code (but excluding any exempt principal traders and exempt fund managers) owned or controlled any Bossini Shares or Viva Shares or any convertible securities, warrants, options or derivatives in respect of any Bossini Shares or Viva Shares;
(c)	no Bossini Shares, Viva Shares or any securities, convertible securities, warrants, options or derivatives in respect of any Bossini Shares or Viva Shares or securities of Bossini or Viva were managed on a discretionary basis by fund managers (other than exempt fund managers) connected with Bossini;
(d)	none of Bossini and the Bossini Directors had borrowed or lent any Bossini Shares or Viva Shares, save for any borrowed Bossini Shares or Viva Shares which have been either on-lent or sold;
(e)	Bossini did not own or control any Viva Shares, or any relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in respect of Viva Shares.
6.	DEALINGS IN SHARES AND SECURITIES OF BOSSINI AND VIVA

During the Relevant Period, neither Bossini nor any Bossini Director had dealt for value in any Bossini Shares or Viva Shares, warrants, options, derivatives or other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) convertible into Bossini Shares or Viva Shares.

During the period commencing from the Announcement Date and ending on the Latest Practicable

Date:

(a)	no subsidiary of Bossini, pension fund of Bossini or of any subsidiary of Bossini or any person who is presumed to be acting in concert with Bossini by virtue of class (5) of the definition of acting in concert or who is an associate of Bossini by virtue of class (2) of the definition of associate under the Takeovers Code (but excluding any exempt principal traders and exempt fund managers) had dealt for value in any Bossini Shares or Viva Shares or any convertible securities, warrants, options or derivatives in respect of any Bossini Shares or Viva Shares;

APPENDIX II	GENERAL INFORMATION OF THE BOSSINI GROUP
(b)	no fund managers (other than exempt fund managers) connected with Bossini who managed funds on a discretionary basis had dealt for value in any Bossini Shares or any convertible securities, warrants, options or derivatives in respect of any Bossini Shares; and
(c)	no person who had an arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with Bossini, or any person who is presumed to be acting in concert with Bossini by virtue of classes (1), (2), (3) and (5) of the definition of "acting in concert" under the Takeovers Code or who is an associate of Bossini by virtue of classes (2), (3) and (4) of the definition of "associate" under the Takeovers Code had dealt for value in any Bossini Shares or any convertible securities, warrants, options or derivatives in respect of any Bossini Shares.

7.	ARRANGEMENTS IN CONNECTION WITH THE PROPOSAL

As at the Latest Practicable Date:

(a)	there was no agreement, arrangement or understanding (including any compensation arrangement) between the Offeror or any Offeror Concert Parties on the one hand and any of the Bossini Directors, recent Bossini Directors, Bossini Shareholders or recent Bossini Shareholders on the other hand having any connection with or dependence upon the Proposal;
(b)	there was no arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code which existed between Bossini, or any person who is presumed to be acting in concert with Bossini by virtue of classes (1), (2), (3) and (5) of the definition of "acting in concert" under the Takeovers Code or who is an associate of Bossini by virtue of classes (2), (3) and (4) of the definition of "associate" under the Takeovers Code, and any other person;
(c)	no benefit would be given to any Bossini Directors as compensation for loss of office or otherwise in connection with the Proposal;
(d)	there was no agreement or arrangement between any Bossini Director and any other person which is conditional on or dependent upon the outcome of the Proposal or otherwise connected with the Proposal; and
(e)	there was no material contract entered into by the Offeror in which any Bossini Director has a material personal interest.
8.	MATERIAL LITIGATION

As at the Latest Practicable Date, no member of the Bossini Group was engaged in any litigation or arbitration or claim of material importance and no litigation, arbitration or claim of material importance was known to the Bossini Directors to be pending or threatened by or against any member of the Bossini Group.

APPENDIX II	GENERAL INFORMATION OF THE BOSSINI GROUP
9.	SERVICE CONTRACTS

Save as disclosed below, as at the Latest Practicable Date, none of the Bossini Directors had entered into any service contract with Bossini or any of its subsidiaries or associated companies which (i) (including both continuous and fixed term contracts) had been entered into or amended within six months before the offer period; (ii) are continuous contracts with a notice period of 12 months or more; or (iii) are fixed term contracts with more than 12 months to run irrespective of the notice period:

Name	Date of the service contract	Term	Expiry date of the service contract	Amount of remuneration

Mr. Zhao Jianguo	24 July 2023	Three (3)	23 July 2026	Director's fee of HK$250,000 per year and annual salary of HK$960,000

Mr. Cheung Chi	24 July 2023	Three (3)	23 July 2026	Director's fee of HK$250,000 per year and annual salary of HK$1,200,000, which was revised to a director's fee of HK$250,000 per year and annual salary of HK$2,160,000 with effect from 1 March 2024

Ms. Yu Xin	4 April 2023	Three (3)	3 April 2026	Director's fee of HK$250,000 per year, which was revised to a director's fee of HK$250,000 per year and annual salary of HK$600,000 with effect from 1 June 2023

Mr. Bosco Law	24 July 2023	Three (3)	23 July 2026	Director's fee of HK$250,000 per year

Mr. Lee Kwok Ming	24 July 2023	Three (3)	23 July 2026	Director's fee of HK$300,000 per year
10.	MATERIAL CONTRACTS

Save for the underwriting agreement dated 24 February 2023 entered into between Bossini and First Shanghai Securities Limited in relation to the underwriting arrangement of the issue by way of rights on the basis of one (1) right share of Bossini for every two (2) Bossini's shares held on the relevant date, there were no material contracts entered into by any member of the Bossini Group within two years before the offer period up to and including the Latest Practicable Date, other than contracts entered into in the ordinary course of business carried on or intended to be carried on by any member of the Bossini Group.

APPENDIX II	GENERAL INFORMATION OF THE BOSSINI GROUP

11.	EXPERT AND CONSENT

The following are the qualifications of the expert which has given advice which is contained in this Scheme Document:

Name	Qualification

Somerley	a corporation licensed by the SFC to carry out Type 1 (dealing in securities) and Type 6 (advising on corporate finance) regulated activities under the SFO, being the independent financial adviser appointed to advise the Bossini Independent Board Committee in relation to the Proposal, the Scheme and the Option Offer

The expert mentioned above has given and has not withdrawn its written consent to the issue of this Scheme Document with the inclusion therein of the text of its opinions, reports and/or letters (as the case may be) and/or the references to its name and/or opinions, reports and/or letters (as the case may be) in the form and context in which it appears.

12.	MISCELLANEOUS
(a)	Bossini is a company incorporated in Bermuda with limited liability whose shares are listed on the Main Board of the Stock Exchange. The registered office of Bossini is situated at Victoria Place, 5th Floor, 31 Victoria Street, Hamilton, HM 10, Bermuda. As at the Latest Practicable Date, the Bossini Board comprised Mr. Zhao Jianguo, Mr. Cheung Chi, Ms. Yu Xin, Mr. Bosco Law, Mr. Lee Kwok Ming, Prof. Sin Yat Ming and Mr. Cheong Shin Keong.
(b)	The principal place of business of Bossini in Hong Kong is situated at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong.
(c)	The principal share registrar and transfer office of Bossini as at the Latest Practicable Date is MUFG Fund Services (Bermuda) Limited, whose registered office is at 4th Floor North, Cedar House, 41 Cedar Avenue, Hamilton HM 12, Bermuda. With effect from 1 January 2025, the principal share registrar and transfer office of Bossini is Appleby Global Corporate Services (Bermuda) Limited, whose registered office is at Canon's Court, 22 Victoria Street, PO Box HM1179, Hamilton HM EX Bermuda.
(d)	The Share Registrar is Computershare Hong Kong Investor Services Limited, whose registered office is at Shops 1712-1716, 17/F, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong.
(e)	The registered office of Somerley is situated at 20/F, China Building, 29 Queen's Road Central, Hong Kong.

APPENDIX II	GENERAL INFORMATION OF THE BOSSINI GROUP
13.	DOCUMENTS ON DISPLAY

Copies of the following documents will be available for inspection on the website of Bossini at corp.bossini.com and the website of the SFC at www.sfc.hk from the date of this Scheme Document up to and including the Scheme Effective Date or the date on which the Scheme lapses or is withdrawn, whichever is the earlier:

(a)	the memorandum and articles of association of the Offeror;
(b)	the memorandum and bye-laws of Bossini;
(c)	the memorandum and articles of association of Viva;
(d)	the annual reports of Bossini for 18 months ended 31 December 2021 and for each of the financial year ended 31 December 2022 and 2023;
(e)	the interim reports of Bossini for the six months ended 30 June 2023 and 30 June 2024;
(f)	the annual reports of Viva for each of the financial year ended 31 December 2021, 2022 and 2023;
(g)	the interim reports of Viva for the six months ended 30 June 2023 and 30 June 2024;
(h)	the letter from the Bossini Board, the text of which is set out in the "Letter from the Bossini Board" in Part IV of this Scheme Document;
(i)	the letter from the Bossini Independent Board Committee, the text of which is set out in the "Letter from the Bossini Independent Board Committee" in Part V of this Scheme Document;
(j)	the letter from the Bossini Independent Financial Adviser, the text of which is set out in the "Letter from the Bossini Independent Financial Adviser" in Part VI of this Scheme Document;
(k)	the service contracts referred to in the paragraph headed "9. Service Contracts" of this Appendix to this Scheme Document;
(l)	the material contracts referred to in the paragraph headed "10. Material Contracts" in this Appendix to this Scheme Document and to the paragraph headed "8. Material Contracts" in the "General Information of the Viva Group" in Appendix IV to this Scheme Document;
(m)	the written consent referred to in the section headed "11. Expert and Consent" in this Appendix to this Scheme Document; and
(n)	this Scheme Document.

APPENDIX III	FINANCIAL INFORMATION OF THE VIVA GROUP
1.	FINANCIAL SUMMARY

The following summary financial information for each of the three years ended 31 December 2021, 2022 and 2023 is extracted from the annual reports of Viva for the years ended 31 December 2021 (the "Viva 2021 Annual Report"), 2022 (the "Viva 2022 Annual Report") and 2023 (the "Viva 2023 Annual Report"), and the interim reports of Viva for the six months ended 30 June 2023 (the "Viva 2023 Interim Report") and 30 June 2024 (the "Viva 2024 Interim Report") respectively.

The audited consolidated financial statements of the Viva Group for the years ended 31 December 2021, 2022 and 2023, have been audited by PricewaterhouseCoopers, did not contain any modified opinion, emphasis of matter or material uncertainty related to going concern.

	(Unaudited) For the six months ended 30 June		(Audited) For the year ended 31 December
	2024	2023	2023	2022	2021
	HK$'000	HK$'000	HK$'000	HK$'000	HK$'000
REVENUE	5,099,917	5,444,252	11,219,416	6,900,390	1,381,637
Cost of sales	(2,727,858)	(2,953,299)	(6,089,157)	(3,739,801)	(809,255)

GROSS PROFIT	2,372,059	2,490,953	5,130,259	3,160,589	572,382
Other income and gains/(loss) – net	60,455	2,334	102,997	1,023,644	4,548,086
Selling and distribution expenses	(1,794,879)	(1,951,155)	(4,585,174)	(2,713,306)	(572,425)
Administrative expenses	(791,470)	(770,958)	(1,543,613)	(1,080,679)	(502,742)
Impairment loss on financial assets
– net	(272)	(4,779)	(57,822)	(4,617)	9,166
Finance costs	(71,863)	(62,442)	(129,996)	(57,802)	(37,049)
Share of profits less losses of
associates and joint ventures	239,963	368,959	527,190	543,322	492,571

PROFIT/(LOSS) BEFORE INCOME TAX	13,993	72,912	(556,159)	871,151	4,509,989
Income tax credit	34,846	12,922	109,463	1,860	(35,735)

PROFIT/(LOSS) FOR THE YEAR/ PERIOD	48,839	85,834	(446,696)	873,011	4,474,254

PROFIT/(LOSS) PER SHARE ATTRIBUTABLE TO EQUITY HOLDERS OF VIVA:
– Basic (HK cents)	0.99	1.16	(1.04)	7.48	40.39
– Diluted (HK cents)	0.95	1.14	(1.04)	7.39	40.15

III -1

APPENDIX III	FINANCIAL INFORMATION OF THE VIVA GROUP
	(Unaudited) For the six months ended 30 June		(Audited) For the year ended 31 December
	2024	2023	2023	2022	2021
	HK$'000	HK$'000	HK$'000	HK$'000	HK$'000
OTHER COMPREHENSIVE LOSS FOR THE YEAR, NET OF INCOME TAX	(140,418)	(222,963)	(530,992)	(997,565)	152,158

TOTAL COMPREHENSIVE (LOSS)/INCOME FOR THE YEAR/PERIOD	(91,579)	(137,129)	(977,688)	(124,554)	4,626,412

Profit/(loss) attributable to
– Equity holders of Viva	112,807	131,888	(118,990)	850,416	4,562,639
– Non-controlling interests	(63,968)	(46,054)	(327,706)	22,595	(88,385)
	48,839	85,834	(446,696)	873,011	4,474,254
Total comprehensive income/(loss) attributable to
– Equity holders of Viva	15,991	(54,738)	(564,171)	253,088	4,712,733
– Non-controlling interests	(107,570)	(82,391)	(413,517)	(377,642)	(86,321)

	(91,579)	(137,129)	(977,688)	(124,554)	4,626,412

Dividends	Nil	Nil	91,442	Nil	Nil

Dividends per share (HK$)	Nil	Nil	0.008	Nil	Nil

III -2

APPENDIX III	FINANCIAL INFORMATION OF THE VIVA GROUP
2.	AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF THE VIVA GROUP

Viva is required to set out or refer to in this Scheme Document the consolidated statement of financial position, consolidated statement of cash flows (if provided) and any other primary statement as shown in (i) the audited consolidated financial statements of the Viva Group for the year ended 31 December 2021 (the "Viva 2021 Financial Statements"); (ii) the audited consolidated financial statements of the Viva Group for the year ended 31 December 2022 (the "Viva 2022 Financial Statements"); (iii) the audited consolidated financial statements of the Viva Group for the year ended 31 December 2023 (the "Viva 2023 Financial Statements"), (iv) the unaudited condensed consolidated financial statements of the Viva Group for the six months ended 30 June 2023 (the "Viva 2023 Interim Financial Statements"); and the unaudited condensed consolidated financial statements of the Viva Group for the six months ended 30 June 2024 (the "Viva 2024 Interim Financial Statements"), together with the notes to the relevant published financial statements which are of major relevance to the appreciation of the above financial information.

Details of the financial information of the Viva Group for each of the three years ended 31 December 2021, 2022 and 2023, and the six months ended 30 June 2023 and 2024 are disclosed in the following documents which have been published and are available on the website of the Stock Exchange (www.hkex.com.hk) and the website of Viva (www.vivagoods.hk):

•	The Viva 2021 Annual Report (the Viva 2021 Financial Statements can be found on pages 110 to 220 of the Viva 2021 Annual Report published on 18 March 2022), available on:

https://www1.hkexnews.hk/listedco/listconews/gem/2022/0318/2022031801236.pdf

•	The Viva 2022 Annual Report (the Viva 2022 Financial Statements can be found on pages 81 to 208 of the Viva 2022 Annual Report published on 21 March 2023), available on:

https://www1.hkexnews.hk/listedco/listconews/gem/2023/0321/2023032101377.pdf

•	The Viva 2023 Annual Report (the Viva 2023 Financial Statements can be found on pages 154 to 275 of the Viva 2023 Annual Report published on 20 March 2024), available on:

https://www1.hkexnews.hk/listedco/listconews/sehk/2024/0320/2024032001353.pdf

•	The Viva 2023 Interim Report (the Viva 2023 Interim Financial Statements can be found on pages 15 to 64 of the Viva 2023 Interim Report published on 18 August 2023), available on:

https://www1.hkexnews.hk/listedco/listconews/sehk/2023/0818/2023081800801.pdf

•	The Viva 2024 Interim Report (the Viva 2024 Interim Financial Statements can be found on pages 19 to 68 of the Viva 2024 Interim Report published on 22 August 2024), available on:

https://www1.hkexnews.hk/listedco/listconews/sehk/2024/0822/2024082201302.pdf

III -3

APPENDIX III	FINANCIAL INFORMATION OF THE VIVA GROUP
3.	STATEMENT OF INDEBTEDNESS

Indebtedness and Contingent Liabilities

As at 31 October 2024, being the most recent practicable date for the purpose of this indebtedness statement, the Viva Group had the following indebtedness:

As at 31 October 2024
HK$'000

Bank loans – secured and guaranteed (Note i)	789,509
Bank loans – unsecured	50,000
Lease liabilities (Note ii)	1,788,993

2,628,502

Note i: Bank loans were secured by inventory and trade receivables of HK$803.9 million.

Note ii: None of the lease liabilities above are secured and guaranteed.

Other than the aforementioned indebtedness, as at 31 October 2024, the Viva Group had guarantees of approximately HK$48.5 million as outlined below:

1)	bank guarantee given in lieu of utility and property rental deposits amounted to HK$7.6 million;
2)	guarantee related to His Majesty's Revenue and Customs and insurance cover amounted to HK$40.9 million.

Save as disclosed above, and apart from intra-group liabilities and normal trade payable in the ordinary course of business, the Group did not, at the close of business on 31 October 2024, have any other loan issued and outstanding or agreed to be issued, bank overdrafts, charges or debentures, mortgages, term loans (whether guaranteed, unguaranteed, secured and unsecured), debts securities or any other similar indebtedness liabilities under acceptances (other than normal trade bills) or acceptable credits, debentures, mortgages, charges, finance leases or hire purchases commitments, guarantees, material covenants, or other material contingent liabilities.

III -4

APPENDIX III	FINANCIAL INFORMATION OF THE VIVA GROUP

4.	MATERIAL CHANGES

The Viva Directors confirm that, save as and except for the below, there had been no material changes in the financial or trading position or outlook of the Viva Group since 31 December 2023, being the date to which the latest published audited consolidated financial statements of the Viva Group were made up, up to and including the Latest Practicable Date:

(i)	the other income and other gains – net of the Viva Group for the ten months ended 31 October 2024 significantly increased as compared to that for the ten months ended 31 October 2023, which was mainly attributable to (1) the increase in government subsidies; (2) the increase in net gain from modification of lease; (3) the increase in fair value gain in derivative financial instruments; and (4) the increase in net exchange gain;
(ii)	the income tax of the Viva Group for the ten months ended 31 October 2024 significantly decreased as compared to that for the ten months ended 31 October 2023, which was mainly attributable to (1) the recognition of deferred tax assets on the operating losses of certain subsidiaries of the Viva Group; and (2) the reduction in operating profit of certain subsidiaries of the Viva Group;
(iii)	the composition of the Viva Group's major suppliers for the nine months ended 30 September 2024 varied from that for the year ended 31 December 2023, which was mainly attributable to the more favourable pricing and credit terms offered by other suppliers to the Viva Group, resulting in an increase in purchases from such suppliers during the corresponding period;
(iv)	the net cash used in financing activities of the Viva Group for the ten months ended 31 October 2024 significantly decreased as compared to that for the ten months ended 31 October 2023, which was mainly attributable to the completion of the acquisition of non- controlling interests in late January 2023. As disclosed in the annual report of Viva for the year ended 31 December 2023, Viva China Consumables Limited, a wholly-owned subsidiary of Viva, and LionRock Capital GP Limited entered into a sale and purchase agreement in relation to the acquisition of the remaining 49% interest in Viva Qile Limited on 17 November 2022. Pursuant to the agreement, Viva China Consumables Limited agreed to acquire 490 shares of Viva Qile Limited at the consideration of GBP114,900,000 (approximately HK$1,084,660,000). The acquisition was completed in late January 2023 and Viva Qile Limited became a wholly-owned subsidiary of Viva;
(v)	the restricted bank balances of the Viva Group increased from approximately HK$190.6 million as at 31 December 2023 to approximately HK$278.8 million as at 31 October 2024, representing an increase of approximately 46.3%, which was primarily due to (1) the cash injected by a subsidiary of C&J Clark (No 1) Limited ("Clarks", together with its subsidiaries, the "Clarks Group") into an escrow account to cover the potential liabilities related to the pension scheme; and (2) the deposits placed in an escrow account in connection with an operating lease agreement entered into by the Viva Group during the current period;

III -5

APPENDIX III	FINANCIAL INFORMATION OF THE VIVA GROUP
(vi)	the other non-current assets of the Viva Group increased from approximately HK$10.1 million as at 31 December 2023 to approximately HK$38.6 million as at 31 October 2024, representing an increase of approximately 282.2%, which was mainly attributable to the investment of 4.42% shareholding in LionRock Capital Aspire Limited which owns "Haglöfs" brand;
(vii)	the bank borrowings under current liabilities of the Viva Group increased from approximately HK$22.0 million as at 31 December 2023 to approximately HK$50.0 million as at 31 October 2024, representing an increase of approximately 127.3%, which was mainly attributable to the banking facilities utilised by the Viva Group in October 2024;
(viii)	the derivative financial instruments under current liabilities of the Viva Group decreased from approximately HK$59.3 million as at 31 December 2023 to approximately HK$24.3 million as at 31 October 2024, representing a decrease of approximately 59.0%, which was mainly attributable to (1) the decrease in outstanding cash flow hedges; and (2) the decrease in the difference between spot rate and forward rate for cash flow hedge;
(ix)	the provision under current liabilities of the Viva Group decreased from approximately HK$130.1 million as at 31 December 2023 to approximately HK$55.4 million as at 31 October 2024, representing a decrease of approximately 57.4%, which was mainly attributable to the guarantee settled by the Clarks Group to a joint venture company during the current period; and
(x)	the other current liabilities of the Viva Group decreased from approximately HK$37.8 million as at 31 December 2023 to approximately HK$13.7 million as at 31 October 2024, representing a decrease of approximately 63.8%, which was mainly attributable to the release of product return provision of the Clarks Group.
5.	FINANCIAL AND TRADING PROSPECTS OF THE VIVA GROUP

The Viva Group is principally engaged in the design and development, branding and sales of multi-brand apparel and footwear; and management and operation of sports parks, sports centres and ice- skating rinks and management and operation of e-sports clubs, coordination of sports events and sports- related marketing services. In terms of the multi-brand apparel and footwear business, the Viva Group has a portfolio of renowned international apparel and footwear brands, including Clarks, a British footwear brand with nearly two hundred years of history, Bossini and bossini.X, the famous casual wear brands, LNG, the affordable luxury fashion brand, TESTONI, a century-old Italian luxury leatherwear brand, and Haglöfs, a renowned Nordic outdoor equipment and apparel brand; and in terms of the sports experience business, the Viva Group operates and manages a total of 11 sports parks and 14 ice skating rinks across the PRC.

As an international brand operator, the Viva Group continues to develop and create products that suit different consumer groups. Through its consumer brand matrix, the Viva Group expects to lead the public in their pursuit of elegant, enjoyable, healthy and leisurely lifestyles, and to enhance people's quality of life and sense of well-being.

III -6

APPENDIX III	FINANCIAL INFORMATION OF THE VIVA GROUP

Clarks is one of the Viva Group's most important sources of income, where it contributed 85.9% of the Viva Group's overall revenue for the six months ended 30 June 2024. In order to cope with the uncertainty of the market environment and to improve operational efficiency, the Clarks brand continued its restructuring and maintained cost control. During the first half of 2024, the Viva Group actively optimised Clarks' product mix in different regions and expanded wholesale business in the European and American markets, with a view to maintaining the brand's market share. At the same time, the Viva Group also accelerated its inventory turnover to facilitate cash flow. In the Greater China market, the Viva Group re-examined and optimised its existing direct sales channels, focusing on improving shop efficiency. Meanwhile, the Viva Group continued to implement its 'China for China' strategy, focusing on developing and designing products for Chinese consumers, with a view to increasing Clarks' influence in the Greater China market.

The Viva Group has always maintained a keen business acumen and is always on the lookout for suitable investment opportunities. During the first half of 2024, the Viva Group announced the formation of a joint venture with LionRock Capital Aspire (HK) Limited to jointly operate the Haglöfs brand in Greater China, which will further expand the Viva Group's consumer brand portfolio to meet the needs of different consumer groups.

In the latest edition of the Global Economic Prospects report released by the World Bank, the global economic growth forecast was revised upwards from 2.4% to 2.6%, and the implementation of inflationary measures and interest rate cuts in the United States was expected to raise the growth rate of the United States economy from 1.6% to 2.5%. Meanwhile, at the Third Plenary Session of the 20th Central Committee of the Chinese Communist Party that was held in July 2024, it emphasised that it will steadfastly achieve the annual economic and social development targets, and will actively expand domestic demand and boost consumer confidence in anticipation of a new round of policies to revitalise the domestic consumer market.

Looking ahead, the Viva Group will remain cautiously optimistic and adapt to the times, paying close attention to global economic and market dynamics and flexibly adjusting its strategies to meet challenges and opportunities. In the face of uncertainties in the macro environment, the Viva Group will control costs reasonably, safeguard cash flow and develop its consumer brands in a prudent and orderly manner. In order to meet the increasingly diversified market demands, the Viva Group will persistently pursue excellence and endeavour to bring more quality brands to the public to serve elegant, enjoyable, healthy and leisurely lifestyles, and to contribute to people's well-being.

6.	FINANCIAL IMPACT OF THE PROPOSAL

Upon the Scheme becoming effective, Bossini will become a non-listed company and a wholly- owned subsidiary of Viva on the Scheme Effective Date. The profit and loss and the assets, liabilities and financial results of the Bossini Group will continue to be consolidated into the consolidated financial statements of the Viva Group. As disclosed in the paragraph headed "14. Reasons for, and Benefits of, the Proposal" of the Explanatory Statement and the paragraph headed "5. Financial and Trading Prospects of the Viva Group" of this section, the Viva Board believes that the privatisation of Bossini pursuant to the Scheme would have a positive impact on the growth of the Viva Group.

III -7

APPENDIX IV	GENERAL INFORMATION OF THE VIVA GROUP
1.	RESPONSIBILITY STATEMENT

This Scheme Document includes particulars given in compliance with the Takeovers Code for the purpose of providing information in relation to the Proposal, the Scheme, the Option Offer, the Offeror and the Viva Group.

The Viva Directors jointly and severally accept full responsibility for the accuracy of the information contained in this Scheme Document relating to the Viva Group (other than that relating to the Offeror and the Bossini Group) and the Viva Directors confirm, having made all reasonable inquiries, that, to the best of their knowledge, opinions expressed in this Scheme Document by the Viva Directors (other than those expressed by the Bossini Directors and the director of the Offeror at their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this Scheme Document, the omission of which would make any statement in this Scheme Document misleading.

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this Scheme Document (including such information relating to the Offeror but excluding such that relating to the Viva Group (other than the Offeror) or the Bossini Group) and confirm, having made all reasonable inquiries, that to the best of their knowledge, opinions expressed in this Scheme Document by the directors of the Offeror (other than those expressed by the Viva Directors or the Bossini Directors at their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this Scheme Document, the omission of which would make any statement in this Scheme Document misleading.

2.	SHARE CAPITAL

As at the Latest Practicable Date:

(a)	the authorised share capital of Viva is HK$1,060,000,000 divided into 20,000,000,000 ordinary shares of HK$0.05 each and preference shares of 6,000,000,000 HK$0.01 each;
(b)	the issued and paid-up share capital of Viva comprised 9,723,772,727 Viva Shares;
(c)	all of the Viva Shares (including the new Viva Shares to be issued as Scheme Consideration and the Option Cancellation Price) rank pari passu in all respects including as to rights to capital, dividends and voting;
(d)	there was no re-organisation of capital during the two financial years preceding the Announcement Date;
(e)	save for 1,496,000 Viva Shares had been issued by Viva, there has been no change to the issued share capital of Viva since 31 December 2023 (being the date to which the latest published audited consolidated financial statements of the Viva Group were made up);

APPENDIX IV	GENERAL INFORMATION OF THE VIVA GROUP

(f)	save for the convertible bonds in the principal amount of HK$555,100,000 which are convertible into 1,708,000,000 Viva Shares and the 386,867,333 outstanding share options of Viva, there are no other outstanding options, warrants, derivatives, convertible securities or other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) issued by Viva that carry a right to subscribe for or which are convertible into the Viva Shares.

None of the ordinary shares in Offeror or Viva have been bought back since the end of the last financial year of the Offeror or Viva (as the case may be), i.e. 31 December 2023.

3.	MARKET PRICES

The table below sets out the closing price of the Viva Shares on the Stock Exchange on (i) the last trading day of each of the calendar months during the Relevant Period, (ii) the Last Trading Day, and

(iii) the Latest Practicable Date:

Closing price for each Viva Share
(HK$)
30 April 2024	0.74
31 May 2024	0.73
28 June 2024	0.69
31 July 2024	0.58
30 August 2024	0.56
30 September 2024	0.58
14 October 2024 (being the Last Trading Day)	0.54
31 October 2024	0.61
29 November 2024	0.64
31 December 2024 (being the Latest Practicable Date)	0.61

During the Relevant Period, the highest closing price of the Viva Shares as quoted on the Stock Exchange was HK$0.83 on 20 May 2024, and the lowest closing price of the Viva Shares as quoted on the Stock Exchange was HK$0.49 on 11 September 2024.

4.	INTERESTS IN SHARES AND SECURITIES OF BOSSINI AND VIVA

As at the Latest Practicable Date:

(a)	save as disclosed in the paragraphs headed "7. Shareholding Structure of Bossini" and "8. Shareholding Structure of Viva" in the Explanatory Statement, none of the Offeror nor Offeror Concert Parties owned or has control or direction over any Bossini Shares or Viva Shares or any convertible securities, warrants, options or derivatives in respect of the Bossini Shares or Viva Shares;

APPENDIX IV	GENERAL INFORMATION OF THE VIVA GROUP

(b)	there was no arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code which existed between the Offeror or any of the Offeror Concert Parties, and any other person;
(c)	none of the Offeror, Viva or the Offeror Concert Parties had borrowed or lent any Viva Shares or Bossini Shares or any convertible securities, warrants, options or derivatives in respect of any Viva Shares or Bossini Shares, save for any borrowed Viva Shares or Bossini Shares which have been either on-lent or sold.

5.	DEALINGS IN SHARES AND SECURITIES OF BOSSINI AND VIVA

During the Relevant Period,

(a)	none of the Offeror, Viva, the Offeror Concert Parties, the directors of the Offeror or the Viva Directors had dealt for value in any Bossini Shares, Viva Shares or any convertible securities, warrants, options or derivatives in respect of the Bossini Shares or Viva Shares; and
(b)	no person who had an arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with the Offeror or any Offeror Concert Parties had dealt for value in any Bossini Shares or any convertible securities, warrants, options or derivatives in respect of any Bossini Shares.

6.	ARRANGEMENTS IN CONNECTION WITH THE PROPOSAL

As at the Latest Practicable Date,

(a)	there was no agreement, arrangement or understanding between the Offeror or Viva and any other person in relation to the transfer, charge or pledge of the Bossini Shares pursuant to the Proposal, and the Offeror and Viva had no intention to transfer, charge or pledge any Bossini Shares pursuant to the Proposal to any other person;
(b)	other than the Scheme Consideration and the Option Cancellation Price, the Offeror and the Offeror Concert Parties have not paid and will not pay any other consideration, compensation or benefit in whatever form to the Scheme Shareholders or persons acting in concert with them in relation to the Scheme Shares and the Bossini Option holders (as the case may be);
(c)	there is no understanding, arrangement or agreement or special deal (as defined in Rule 25 of the Takeovers Code) between (i) any Bossini Shareholder; and (ii)(a) the Offeror and the Offeror Concert Parties, or (b) Bossini, its subsidiaries or associated companies;
(d)	none of the directors of the Offeror or Viva Directors would be affected in terms of their emoluments by the Proposal or any other associated transactions; and
(e)	none of the Offeror nor the Offeror Concert Parties has received any irrevocable commitment to vote in favour of or against the Scheme at the Court Meeting or to accept the Option Offer.

APPENDIX IV	GENERAL INFORMATION OF THE VIVA GROUP

7.	MATERIAL LITIGATION

As at the Latest Practicable Date, no member of the Viva Group was engaged in any litigation or arbitration or claim of material importance and no litigation, arbitration or claim of material importance was known to the Viva Directors to be pending or threatened by or against any member of the Viva Group.

8.	MATERIAL CONTRACTS

Save for the agreement dated 17 November 2022 entered into between Viva China Consumables Limited and LionRock Capital GP Limited acting in its capacity as the general partner of LionRock Capital Partners QiLe L.P. in relation to the acquisition of 49% issued share capital of LionRock Capital Partners QiLe Limited for the consideration of GBP110.0 million, there were no material contracts entered into by any member of the Viva Group (other than the Bossini Group) within two years before the commencement of the offer period up to and including the Latest Practicable Date, other than contracts entered into in the ordinary course of business carried on or intended to be carried on by any member of the Viva Group (other than the Bossini Group).

9.	MISCELLANEOUS

(a)	Viva is a company incorporated in the Cayman Islands with limited liability whose shares are listed on the Main Board of the Stock Exchange. The registered office of Viva is situated at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. As at the Latest Practicable Date, the Viva Board comprised Mr. Li Ning, Mr. Li Chunyang, Mr. Li Qilin, Mr. Victor Herrero, Mr. Ma Wing Man, Ms. Lyu Hong, Mr. Qian Cheng, Mr. Li Qing, Mr. Pak Wai Keung, Martin, Mr. Wang Yan and Professor Cui Haitao.
(b)	The principal place of business of Viva in Hong Kong is situated at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, New Territories, Hong Kong.
(c)	The principal share registrar and transfer agent of Viva is Suntera (Cayman) Limited, whose registered office is at Suite 3204, Unit 2A, Block 3, Building D, P.O. Box 1586, Gardenia Court, Camana Bay, Grand Cayman, KY1-1100, Cayman Islands.
(d)	The share registrar of Viva is Tricor Investor Services Limited, whose registered office is at 17/F, Far East Finance Centre, 16 Harcourt Road, Hong Kong.
(e)	The Offeror is a company incorporated on 9 December 2010 in the British Virgin Islands with limited liability and an indirect wholly-owned subsidiary of Viva. The registered office of the Offeror is situated at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands and the correspondence address of the Offeror is at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, New Territories, Hong Kong. As at the Latest Practicable Date, the Offeror Board comprised Mr. Li Ning and Mr. Cheung Chi.
(f)	The registered office of TC Capital is situated at Unit A2, 21/F, OfficePlus@Mong Kok, 998 Canton Road, Mongkok, Kowloon, Hong Kong.

APPENDIX V	SCHEME OF ARRANGEMENT

IN THE SUPREME COURT OF BERMUDA
CIVIL JURISDICTION
COMMERCIAL COURT

2024: NO. 366

IN THE MATTER OF BOSSINI INTERNATIONAL HOLDINGS LIMITED
AND

IN THE MATTER OF SECTION 99 OF

THE COMPANIES ACT 1981 OF BERMUDA, AS AMENDED
SCHEME OF ARRANGEMENT

BETWEEN

BOSSINI INTERNATIONAL HOLDINGS LIMITED
AND

THE SCHEME SHAREHOLDERS

PRELIMINARY

(A)	In this Scheme of Arrangement, unless inconsistent with the subject or context, the following expressions shall have the meanings respectively set opposite them:

"Bossini Shares"	the ordinary share(s) of Bossini

"Business Day"	a day on which the Stock Exchange is open for the business of dealing in securities

"Companies Act"	the Companies Act 1981 of Bermuda, as amended from time to time

"Company" or "Bossini"	Bossini International Holdings Limited, an exempted company incorporated in Bermuda with limited liability, the shares of which are listed on the Main Board of the Stock Exchange (Stock Code: 592)

"Court"	the Supreme Court of Bermuda

"Executive"	the Executive Director of the Corporate Finance Division of the SFC or any delegate for the time being of the Executive Director

"HK$"	Hong Kong dollar(s), the lawful currency of Hong Kong

"Hong Kong"	the Hong Kong Special Administrative Region of the People's Republic of China

APPENDIX V	SCHEME OF ARRANGEMENT

"Latest Practicable Date"	31 December 2024, being the latest practicable date for ascertaining certain information contained in the Scheme Document

"Long Stop Date"	30 June 2025 (or such later date as the Offeror may agree and, to the extent applicable, as the Court may direct, and in all cases, as permitted by the Executive)

"Offeror"	Dragon Leap Consumables Limited, a company incorporated on 9 December 2010 in the British Virgin Islands with limited liability and an indirect wholly owned subsidiary of Viva

"Scheme"	the proposed scheme of arrangement of Bossini pursuant to Section 99 of the Companies Act between the Company and the Scheme Shareholders in its present form or with or subject to any modification or addition or condition which the Court may approve or impose

"Scheme Document"	the composite scheme document jointly issued by Viva, the Offeror and the Company containing, inter alia, details of the Scheme

"Scheme Effective Date"	the date upon which the Scheme becomes effective in accordance with its terms

"Scheme Share(s)"	the Bossini Share(s) other than those held by the Offeror

"Scheme Shareholders"	the registered holder(s) of the Scheme Share(s) as at the Record Date

"SFC"	Securities and Futures Commission of Hong Kong

"Stock Exchange"	The Stock Exchange of Hong Kong Limited

"Record Date"	Wednesday, 12 March 2025, or such other date as shall have been announced to the Scheme Shareholders, being the record date for determining the entitlements of the Scheme Shareholders under the Scheme

"Takeovers Code"	The Hong Kong Code on Takeovers and Mergers

APPENDIX V	SCHEME OF ARRANGEMENT

"Viva"	Viva Goods Company Limited, a company incorporated in the Cayman Islands with limited liability, the shares of which are listed on the Main Board of the Stock Exchange (Stock Code: 933) and the indirect controlling shareholder of Bossini

"Viva Share(s)"	the ordinary share(s) of Viva

(B)	Bossini is an exempted company incorporated in Bermuda with limited liability on 15 July 1993. As at the Latest Practicable Date, Bossini had an authorised share capital of HK$1,000,000,000 divided into 10,000,000,000 Bossini Shares of which 3,322,720,177 Bossini Shares had been issued fully paid or credited as fully paid.

(C)	Each of the Offeror and Viva has agreed to appear by Appleby (Bermuda) Limited at the hearing of the petition to sanction this Scheme and has undertaken to the Court to be bound by this Scheme and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed and/or done by the Offeror or Viva respectively for the purpose of giving effect to this Scheme.

(D)	The primary purpose of this Scheme is to cancel all Scheme Shares and to issue new Bossini Shares to the Offeror equal to the number of the Scheme Shares cancelled on the Scheme Effective Date.

 THE SCHEME

PART I

CANCELLATION OF THE SCHEME SHARES

1.	On the Scheme Effective Date:

(a)	all Scheme Shares shall be cancelled; and

(b)	Bossini shall issue new Bossini Shares (credited as fully paid) to the Offeror equal to the number of the Scheme Shares cancelled and Bossini shall apply the reserve created in its books of account as a result of the cancellation of the Scheme Shares in paying up in full at par such new Bossini Shares.

APPENDIX V	SCHEME OF ARRANGEMENT

PART II

CONSIDERATION FOR CANCELLATION OF THE SCHEME SHARES

2.	In consideration of the cancellation and extinguishment of the Scheme Shares, Viva shall allot and issue new Viva Shares, credited as fully paid, to the Scheme Shareholders whose names appear in the register of members of Bossini as at the Record Date, subject to paragraph 3 of this Scheme, on the basis of 1 Viva Share for every 5 Scheme Share cancelled.

3.	For the purpose of determining the entitlement for every Scheme Share held, holders of number of Scheme Shares not in multiple of 5 will be entitled to 0.2 Viva Shares per Scheme Share. Under the Scheme, fractions of a Viva Share will not be issued to any Scheme Shareholder and fractional entitlements to a Viva Share will be rounded down to the nearest whole number. Fractional entitlements of Scheme Shareholders to Viva Shares will be aggregated (and, if necessary, rounded down to the nearest whole number of a Viva Share) and sold on the open market with the proceeds (net of expenses and taxes) to be paid to and retained for the benefit of Viva.

PART III GENERAL

4.	(a) Share certificates in respect of the new Viva Shares shall be sent to the Scheme Shareholders whose names appear in the register of members of Bossini at the Record Date as soon as possible but in any event within seven Business Days after the Scheme Effective Date.

(b)	Any share certificates of new Viva Shares posted to the Scheme Shareholders pursuant to the Scheme which have been returned or undelivered will be cancelled. The branch share registrar and transfer office of Viva in Hong Kong may thereafter issue new share certificates in respect of such Viva Shares to persons who satisfy the Offeror that they are respectively entitled thereto, and transfer to them all accrued entitlements from the date of allotment and issue of the relevant Viva Shares, subject to the payment of any expenses incurred. The Offeror shall exercise its absolute discretion in determining whether or not it is satisfied that any person is so entitled, and a certificate of the Offeror to the effect that any particular person is so entitled or not so entitled, as the case may be, shall be conclusive and binding upon all persons claiming an interest in the relevant Viva Shares.

(c)	On the Scheme Effective Date, all of the Scheme Shares will be cancelled and the share certificates for the Scheme Shares will thereafter cease to be valid as documents or evidence of title.

(d)	The Scheme shall become effective as soon as a copy of the order of the Court sanctioning the Scheme under Section 99 of the Companies Act has been delivered to the Registrar of Companies for registration.

(e)	Bossini and the Offeror may jointly consent for and on behalf of all Scheme Shareholders to any modification(s) of or addition(s) to the Scheme or to any condition(s) which the Court may see fit to approve or impose.

APPENDIX V	SCHEME OF ARRANGEMENT

(f)	Unless the Scheme becomes effective on or before the Long Stop Date, the Scheme shall lapse.

(g)	Subject to the requirements of the Takeovers Code, Bossini and the Offeror have agreed that the parties shall bear their own costs, charges and expenses of and incidental to the Scheme.

APPENDIX VI	NOTICE OF COURT MEETING

BOSSINI INTERNATIONAL HOLDINGS LIMITED

(Incorporated in Bermuda with limited liability)

(Stock Code: 592)

IN THE SUPREME COURT OF BERMUDA CIVIL JURISDICTION COMMERCIAL COURT

2024: NO. 366

IN THE MATTER OF

BOSSINI INTERNATIONAL HOLDINGS LIMITED AND

IN THE MATTER OF SECTION 99 OF

THE COMPANIES ACT 1981 OF BERMUDA, AS AMENDED SCHEME OF ARRANGEMENT

BETWEEN

BOSSINI INTERNATIONAL HOLDINGS LIMITED AND

THE SCHEME SHAREHOLDERS

NOTICE OF COURT MEETING

NOTICE IS HEREBY GIVEN that, by an order (the "Order") dated 19 December 2024 made in the above matter, the Supreme Court of Bermuda (the "Court") has directed a meeting (the "Court Meeting") of the Scheme Shareholders (as defined in the Scheme hereinafter mentioned) to be convened and held for the purpose of considering and, if thought fit, approving (with or without modifications) a scheme of arrangement (the "Scheme") proposed to be made between Bossini International Holdings Limited (the "Company") and the Scheme Shareholders and that the Court Meeting will be held at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong on Monday, 10 February 2025 at 2:00 p.m. (Hong Kong time) at which place and time all the Scheme Shareholders are invited to attend.

A copy of the Scheme and a copy of the Explanatory Statement explaining the Scheme pursuant to Section 100 of the Companies Act 1981 (as amended) of Bermuda are incorporated in the composite scheme document of which this notice forms part. A copy of the composite scheme document can also be obtained by the Scheme Shareholders from the Company's branch share registrar and transfer office in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong.

APPENDIX VI	NOTICE OF COURT MEETING

Scheme Shareholders may vote in person at the Court Meeting or they may appoint another person, whether a member of the Company or not, as their proxy to attend and vote in their stead. A PINK form of proxy for use at the Court Meeting is enclosed with the composite scheme document. It is requested that Scheme Shareholders (other than a bank, a broker, or other nominee who holds Scheme Shares in its name on behalf of others or HKSCC Nominees Limited) who elect to vote must vote all of the shares registered in his/her/its name(s) either FOR the Scheme or AGAINST the Scheme and not to vote some of the shares registered in his/her/its name(s) FOR the Scheme and some of the shares registered in his/ her/its name(s) AGAINST the Scheme.

Where there are joint registered holders of any Scheme Share (as defined in the Scheme), any one of such persons may vote at the Court Meeting, either personally or by proxy, in respect of such share as if he was solely entitled thereto; but if more than one of such joint holders be present at the Court Meeting personally or by proxy, that one of the said persons so present whose name stands first on the register in respect of such share shall alone be entitled to vote in respect thereof.

It is requested that PINK form of proxy appointing proxies together with the power of attorney or other authority (if any) under which it is signed (or a notarially certified copy thereof) be lodged with the Company's branch share registrar in Hong Kong, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong, not later than 2:00 p.m. on Saturday, 8 February 2025, but if the PINK form of proxy are not so lodged they may be handed to the chairman of the Court Meeting at the Court Meeting (who shall have absolute discretion whether or not to accept the proxy form) before the taking of poll.

By the Order, the Court has appointed Mr. Lee Kwok Ming, an independent non-executive director of the Company, or failing which, any other independent non-executive director of the Company, or, failing which, any other person authorised by the board of directors of the Company, to act as the chairman of the Court Meeting and has directed the chairman of the Court Meeting (or a person duly authorised by the chairman of the Court Meeting) to report the results of the Court Meeting to the Court.

The Scheme will be subject to the subsequent approval of the Court.

Dated this 3 January 2025

By Order of the Court

Appleby (Bermuda) Ltd
Canon's Court
22 Victoria Street
Hamilton HM 12
Attorneys for the Company

Notes:

(1)	To ascertain the entitlements to attend and vote at the Court Meeting, Scheme Shareholders must lodge the relevant transfer document(s) and share certificate(s) at the branch share registrar and transfer office of the Company in Hong Kong, Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong not later than 4:30 p.m. on Tuesday, 4 February 2025 for registration.

APPENDIX VI	NOTICE OF COURT MEETING

(2)	If a tropical cyclone warning signal number. 8 or above is or is expected to be hoisted or "extreme conditions" warning or a black rainstorm warning signal is or is expected to be in force at any time after 11:00 a.m. on the date of the Court Meeting, the Court Meeting will be adjourned. The Company will post a supplementary notice on the respective websites of the Stock Exchange and the Company to notify the Scheme Shareholders of the date, time and venue of the adjourned meetings.

The Court Meeting will be held as scheduled (i) if a tropical cyclone warning signal number 8 or above is cancelled, or "extreme conditions" warning or a black rainstorm warning signal are no longer in force, at or before 11:00 a.m. on the date of the Court Meeting; or (ii) if a tropical cyclone warning signal number 3 or below is hoisted or an amber or red rainstorm warning signal is in force.

Scheme Shareholders should make their own decision as to whether to attend the Court Meeting under bad weather conditions bearing in mind their own situations, and if they choose to do so, they are advised to exercise care and caution.

As at the date of this Notice, the board of directors of the Company comprises three executive directors, namely Mr. ZHAO Jianguo (Chairman), Mr. CHEUNG Chi (Chief Executive Officer) and Ms. YU Xin, one non-executive director, namely Mr. LAW Ching Kit Bosco, and three independent non- executive directors, namely Mr. LEE Kwok Ming, Prof. SIN Yat Ming and Mr. CHEONG Shin Keong.

* for identification purpose only

APPENDIX VII	NOTICE OF SGM

BOSSINI INTERNATIONAL HOLDINGS LIMITED

(Incorporated in Bermuda with limited liability)

(Stock Code: 592)

NOTICE OF SPECIAL GENERAL MEETING

NOTICE IS HEREBY GIVEN that a special general meeting (the "SGM") of the members (the "Members") of Bossini International Holdings Limited (the "Company") will be held at 2:30 p.m. (Hong Kong time) on 10 February 2025 at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong (or as soon thereafter as the Court Meeting convened at the direction of the Court for the same day and place has concluded or been adjourned), for the purposes of considering and, if thought fit, passing the following resolutions (with or without modifications) as a special resolution and an ordinary resolution of the Company, respectively.

Unless otherwise defined, capitalised terms defined in the composite scheme document dated 3 January 2025 (the "Scheme Document") of which this notice forms part shall have the same meanings when used herein.

SPECIAL RESOLUTION

1.	"THAT for the purpose of giving effect to the scheme of arrangement between the Company and the Scheme Shareholders (the "Scheme") (with any modifications thereof or additions thereto or subject to any conditions approved or imposed by the Court) between the Company and the Scheme Shareholders as set out in the Scheme Document and subject to the approval of the Scheme by the Scheme Shareholders at the Court Meeting, on the Scheme Effective Date, the reduction of the issued share capital of the Company by the cancellation of the Scheme Shares be and is hereby approved."

ORDINARY RESOLUTION

2.	"THAT:

(a)	subject to and contemporaneously with the cancellation of the Scheme Shares, (i) the issued share capital of the Company shall be increased to the amount immediately prior to the cancellation of the Scheme Shares by the allotment and issue to the Offeror (as defined in the Scheme) such number of Bossini Shares, credited as fully paid, as is equal to the number of Scheme Shares cancelled; (ii) the Company shall apply the reserve created in the books of account of the Company as a result of the cancellation of the Scheme Shares in paying up in full at par such new Bossini Shares; and (iii) the Bossini Directors be and are hereby authorised to allot and issue the new Bossini Shares accordingly; and

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APPENDIX VII	NOTICE OF SGM

(b)	any one director of the Company be and is hereby unconditionally authorised to do all acts and things and/or sign such documents as considered by him/her to be necessary or desirable for or in connection with the implementation and completion of the Proposal (as defined in the Scheme) and the Scheme, including (without limitation) (i) the making of an application to the Stock Exchange for withdrawal of the listing of the Bossini Shares on the Main Board of the Stock Exchange, subject to the Scheme taking effect; (ii) any reduction of issued share capital of the Company referred to above; (iii) the allotment and issue of the new Bossini Shares to the Offeror referred to above; and (iv) the giving, on behalf of the Company, of consent to any modification of, or addition to, the Scheme, which the Court may see fit to impose and to do all other acts and things and/or sign such documents considered by him/her to be necessary for or desirable in connection with the implementation of the Proposal and the Scheme and in relation to the proposed privatisation of the Company by the Offeror by way of the Scheme as a whole."

By order of the board of directors of
Bossini International Holdings Limited
Wong Siu Pan

Company Secretary

Hong Kong, 3 January 2025

As at the date of this Notice, the board of directors of the Company comprises three executive directors, namely Mr. ZHAO Jianguo (Chairman), Mr. CHEUNG Chi (Chief Executive Officer) and Ms. YU Xin, one non-executive director, namely Mr. LAW Ching Kit Bosco, and three independent non- executive directors, namely Mr. LEE Kwok Ming, Prof. SIN Yat Ming and Mr. CHEONG Shin Keong.

*  For identification purpose only Notes:

1.	A member entitled to attend and vote at the SGM convened by the above notice (the "Notice") or its adjourned meeting (as the case may be) is entitled to appoint one (or, if he/she/it holds two or more Bossini Shares, more than one) proxy to attend the SGM and vote on his/her/its behalf in accordance with the Company's bye-laws (the "Bye-laws"). A proxy need not be a Member. A WHITE form of proxy for use at the SGM or its adjournment (as the case may be) is enclosed with the Scheme Document and is also available on the respective websites of the Stock Exchange and the Company.

2.	To be valid, a WHITE form of proxy, duly signed and completed, together with the power of attorney or other authority (if any) under which it is signed (or a notarially certified copy thereof), must be lodged with the branch share registrar and transfer office of the Company in Hong Kong (the "Registrar"), Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong, not less than 48 hours before the time appointed for holding the SGM or its adjourned meeting (as the case may be) and in default, the proxy will not be treated as valid. Completion and return of the WHITE form of proxy shall not preclude Members from attending and voting in person at the SGM or at its adjourned meeting (as the case may be) should they so wish. In that event, their WHITE form of proxy will be deemed to have been revoked.

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APPENDIX VII	NOTICE OF SGM

3.	To ascertain the entitlements to attend and vote at the SGM, Members must lodge the relevant transfer document(s) and share certificate(s) at the Registrar's office at Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong not later than 4:30 p.m. on Tuesday, 4 February 2025 for registration.

4.	Where there are joint registered holders of any Scheme Share, any one of such joint holders may attend and vote at the SGM or its adjourned meeting (as the case may be), either in person or by proxy, in respect of such Bossini Shares as if he/ she/it were solely entitled thereto; but if more than one of such joint holders are present at the SGM or its adjourned meeting (as the case may be), that one of the said persons so present whose name stands first on the register in respect of such share shall alone be entitled to vote in respect thereof.

5.	In compliance with Rule 13.39(4) of the Listing Rules and the Bye-laws, voting on all resolutions in respect of the above matters set out in the Notice and any other resolutions properly put to the vote of the SGM will be decided by way of poll.

6.	If a tropical cyclone warning signal number 8 or above is or is expected to be hoisted or a black rainstorm warning signal or "extreme conditions" warning as announced by the Government of Hong Kong is or is expected to be in force at any time after 11:00 a.m. on the date of the SGM, the SGM may be adjourned. The Company will post an announcement on the respective websites of the Stock Exchange and the Company to notify the Members of the date, time and venue of the rescheduled meetings. The SGM will be held as scheduled (i) if a tropical cyclone warning signal number 8 or above is cancelled, or "extreme conditions" warning or a black rainstorm warning signal are no longer in force, at or before 11:00 a.m. on the date of the SGM; or (ii) if a tropical cyclone warning signal number 3 or below is hoisted or an amber or red rainstorm warning signal is in force. Members should make their own decision as to whether to attend the SGM under bad weather conditions bearing in mind their own situations, and if they choose to do so, they are advised to exercise care and caution.

7.	Members are advised to read the Scheme Document which contains information concerning the resolutions to be proposed in the SGM.

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APPENDIX VIII	FORM OF LETTER TO BOSSINI OPTIONHOLDERS

The following is a form of the Option Offer Letter being sent to each Bossini Optionholder in connection with the Option Offer.

3 January 2025

Financial Adviser to the Offeror and Viva

To the Bossini Optionholders

Dear Sir or Madam,

OPTION OFFER IN RELATION TO PROPOSAL FOR THE DELISTING OF
BOSSINI INTERNATIONAL HOLDINGS LIMITED BY DRAGON LEAP
CONSUMABLES LIMITED BY WAY OF A SCHEME OF
ARRANGEMENT UNDER SECTION 99 OF THE COMPANIES ACT

A scheme document dated the same date as this letter issued jointly by the Offeror, Viva and Bossini (the "Scheme Document") and a form of acceptance of the Option Offer (the "Form of Acceptance") are provided to you together with this letter. Terms used but not defined in this letter shall have the same meanings as defined in the Scheme Document. This letter should be read in conjunction with the Scheme Document.

Reference is made to the Announcement, pursuant to which it is announced that the Offeror Board and the Viva Board requested the Bossini Board to put forward the Proposal to the Scheme Shareholders to the Proposal regarding the privatisation of Bossini by the Offeror by way of a scheme of arrangement under Section 99 of the Companies Act. As stated in the Announcement, the Offeror will make an appropriate offer to all the Bossini Optionholders in accordance with Rule 13 of the Takeovers Code, subject to and conditional upon the Scheme becoming effective.

This letter explains the terms of the Option Offer and the actions you may take in relation to any outstanding Bossini Share Options held by you. You are advised to refer to the Scheme Document when considering them.

Your attention is also drawn to the terms and conditions of the documentation under which each of your Bossini Options were granted (including the terms of the 2013 Bossini Share Option Scheme or 2023 Bossini Share Option Scheme (as the case may be)).

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APPENDIX VIII	FORM OF LETTER TO BOSSINI OPTIONHOLDERS

TERMS OF THE OPTION OFFER

As the exercise prices for all outstanding Bossini Share Options are higher than the ascribed value of HK$0.108 per Bossini Share under the Scheme, the Bossini Share Options are "out of money". As such, the Option Offer will be made on the following terms:

For every 1,000 Bossini Share Options cancelled	1 new Viva Share

You may accept the Option Offer by lodging a completed Form of Acceptance in respect of the Option Offer by the prescribed deadline and, if the Option Offer becomes unconditional, you will be entitled to the new Viva Shares with respect to your Bossini Share Options. The relevant Bossini Share Options together with all rights attaching thereto will be entirely cancelled and renounced.

Condition to the Option Offer

The Option Offer is conditional upon the Scheme becoming effective.

The Scheme Conditions to the Proposal and the Scheme are set out in the paragraph headed "4. Conditions to the Proposal and the Scheme" in the Explanatory Statement. You are further advised to refer to the paragraphs headed "17. Registration and Despatch of Viva Share Certificates" and "20. Overseas Scheme Shareholders and Bossini Optionholders" in the Explanatory Statement.

COURSES OF ACTION AVAILABLE TO BOSSINI OPTIONHOLDERS

The choices available to you in respect of your Bossini Share Options are set out below.

(A)	Accept the Option Offer

You may choose to accept the Option Offer on the terms (including all declarations and undertakings) as set out in this letter and the enclosed Form of Acceptance by ticking the relevant "Accept" box on the Form of Acceptance and signing, completing and returning it in accordance with the instructions set out below not later than 4:00 p.m. on Monday, 24 February 2025 (or such later time and/or date as may be notified to you through announcement(s)). Such acceptance of the Option Offer will be in respect of all Bossini Share Options held by you as at the Record Date at such Bossini Share Option exercise price, and you will receive the Option Cancellation Price for all such Bossini Share Options if the Scheme becomes effective.

(B)	Non-acceptance of the Option Offer

If you do not complete, sign and return the enclosed Form of Acceptance in accordance with the instructions set out below, you will be deemed to have rejected the Option Offer. Such rejection of the Option Offer will be in respect of all unexercised Bossini Share Options held by you as at the Record Date at such Bossini Share Options exercise price, and you will not be entitled to receive the Option Cancellation Price offered in respect of any of your Bossini Share Options with such Bossini Share Options exercise price.

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APPENDIX VIII	FORM OF LETTER TO BOSSINI OPTIONHOLDERS

Following receipt of this letter, if you (i) choose to do nothing (including not returning a Form of Acceptance), or (ii) fail to complete, sign and return a Form of Acceptance, or (iii) fail to return a duly completed and signed Form of Acceptance by 4:00 p.m. on Monday, 24 February 2025 or such other later time and/or date as may be notified to you through announcement(s), and the Scheme becomes effective, you will be treated as if not having accepted the Option Offer in respect of all Bossini Share Options held by you as at the Record Date and you will not receive the Option Cancellation Price. If any Bossini Share Options are not exercised by the Latest Options Exercise Time, they shall lapse on the Scheme Effective Date. Please refer to the paragraph headed "Lapse of Bossini Share Options" below.

(C)	Become a Scheme Shareholder

If any of your Bossini Share Options are or become exercisable, you may choose to pay the exercise price and applicable taxes and exercise your Bossini Shares Options under their terms prior to the Latest Options Exercise Time. If, as a result, you are a registered holder of the underlying Bossini Shares as at the Record Date (currently expected to be Wednesday, 12 March 2025), such Bossini Shares will form part of the Scheme Shares and will be cancelled if the Scheme becomes effective. You will then be entitled to receive 1 Viva Share for every 5 Scheme Shares so cancelled that you hold as at the Record Date.

Scheme Shareholders as at the Meeting Record Date will be entitled, subject to the Takeovers Code, to attend and vote at the Court Meeting and the Bossini SGM, whereas you will not have such right to attend and vote if you are only a Bossini Optionholder.

HOW TO RETURN THE FORM OF ACCEPTANCE

You should return the duly completed and executed Form of Acceptance to the Offeror, care of Bossini, at the principal place of business of Bossini at 2/F., PopOffice, 9 Tong Yin Street, Tseung Kwan O, Kowloon, Hong Kong, for the attention of the company secretary of Bossini and marked "Bossini International Holdings Limited – Option Offer" no later than 4:00 p.m. on Monday, 24 February 2025 (or such later time and/or date as may be notified to you through announcement(s)).

Before returning the Form of Acceptance, please ensure that you have duly completed and signed the Form of Acceptance and that your signature has been witnessed.

No acknowledgment of receipt of the Form of Acceptance or any other documents will be given.

LAPSE OF BOSSINI SHARE OPTIONS

Please note that nothing in this letter or the Scheme Document serves to extend the life of a Bossini Share Option which lapses, will lapse, or has already lapsed, under the terms of its grant or the 2013 Bossini Share Option Scheme and/or 2023 Bossini Share Option Scheme. You cannot accept the Option Offer in respect of a Bossini Share Option if you fail to lodge the Form of Acceptance for the acceptance of the Option Offer by no later than 4:00 p.m. on Monday, 24 February 2025 (or such later time and/or date as may be notified to you through announcement(s)).

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APPENDIX VIII	FORM OF LETTER TO BOSSINI OPTIONHOLDERS

According to the 2013 Bossini Share Option Scheme, in the event of a general or partial offer, whether by way of takeover or scheme of arrangement, is made to all Bossini Shareholders, Bossini shall use all reasonable endeavours to procure such offer to be extended to all grantees on the same terms, mutatis mutandis, and assuming that they will become, by the exercise in full of Bossini Share Options granted to them, shareholders of Bossini. If such offer becomes or is declared unconditional, a grantee shall be entitled to exercise his or her Bossini Share Options (to the extent, not already exercised) to its full extent or to the extent specified in the grantee's notice to Bossini in exercise of his or her Bossini Share Options at any time before the close of such offer (or any revised offer).

According to the 2023 Bossini Share Option Scheme, in the event of a general offer (whether by way of takeover offer or scheme of arrangement or otherwise in like manner) being made to all the Bossini Shareholders and such offer is approved by the requisite resolutions of Bossini Shareholders in general meeting, Bossini shall forthwith give notice thereof to all grantees, and thereupon the grantees may exercise the Bossini Share Options (to the extent vested and exercisable and not already exercised as at the date of the Bossini SGM) either in full or in part within such period as shall be notified by Bossini to the grantees.

If any Bossini Share Options are not exercised by the Latest Options Exercise Time, they shall lapse on the Scheme Effective Date.

RECOMMENDATION OF THE BOSSINI INDEPENDENT BOARD COMMITTEE AND THE BOSSINI INDEPENDENT FINANCIAL ADVISER

Your attention is drawn to the letter from the Bossini Independent Board Committee, set out in the "Letter from the Bossini Independent Board Committee" in Part V of this Scheme Document, and the letter from the Bossini Independent Financial Adviser, set out in the "Letter from the Bossini Independent Financial Adviser" in Part VI of this Scheme Document which contain the recommendation of the Bossini Independent Board Committee, and Bossini Independent Financial Adviser, respectively, in relation to the Proposal, the Scheme and the Option Offer.

INDEPENDENT FINANCIAL ADVICE

The information provided in this letter is intended to give you factual details on which to base your decision as to the action you wish to take.

If you are in any doubt as to any aspect of this letter, the Scheme Document, the Form of Acceptance or as to the action to be taken, you should consult your licensed securities dealer or registered institution in securities, a bank manager, solicitor, professional accountant or other professional advisor.

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APPENDIX VIII	FORM OF LETTER TO BOSSINI OPTIONHOLDERS

DECLARATION

By returning the Form of Acceptance, you:

(a)	confirm that you have read, understood and agreed to the terms and conditions of the Option Offer (including, without limitation, those set out in the Scheme Document, this letter and the Form of Acceptance), and that you have received the Scheme Document and this letter;

(b)	warrant and confirm that each Bossini Share Option in respect of which you accept the Option Offer is valid and subsisting, free from all liens, charges, mortgages and third party interests of any nature whatsoever and you acknowledge that any option certificate or documents in respect of such Bossini Option shall become void once that Bossini Share Option has been cancelled as a result of your acceptance of the Option Offer pursuant to the Form of Acceptance;

(c)	confirm that all local laws and requirements applicable to your actions taken in respect of the Option Offer have been complied with;

(d)	acknowledge and agree that you cease to have any rights or obligations, and waive all rights and claims against any party (including the Offeror, Viva and Bossini), in respect of such Bossini Share Option held by you for which you accept the Option Offer, that all rights and obligations under all such Bossini Share Option(s) will be cancelled;

(e)	confirm that any acceptance of the Option Offer cannot be withdrawn or altered;

(f)	authorise Bossini, the Offeror, Viva and/or TC Capital, jointly and severally, or any director or officer of Bossini or the Offeror or Viva or TC Capital or any agent of such person to do all acts and things and to execute any document as may be necessary or desirable to give effect to or in consequence of your acceptance of the Option Offer, and you hereby undertake to execute any further assurance that may be required in respect of such acceptance; and

(g)	undertake to confirm and ratify any action properly or lawfully taken on your behalf by any attorney or agent appointed by or pursuant to this letter or the Form of Acceptance.

GENERAL

All communications, notices, Form(s) of Acceptance, certificates and other documents of any nature to be delivered by or sent to or from Bossini Optionholders will be delivered by or sent to or from them, or their designated agents, at their risk, and none of Viva, the Offeror or Bossini or TC Capital accepts any liability for any loss or any other liabilities whatsoever which may arise as a result. This letter shall be taken as having been received by you within one business days of its despatch.

The provisions set out in the Form of Acceptance form part of the terms of the Option Offer.

The Option Offer and all acceptances will be governed by and construed in accordance with the laws of Hong Kong.

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APPENDIX VIII	FORM OF LETTER TO BOSSINI OPTIONHOLDERS

Due execution of the Form of Acceptance in respect of the Option Offer will constitute an authority to Viva, the Offeror, any director of the Offeror, the Offeror Board or TC Capital or their respective agents to complete and execute any document on behalf of the Bossini Optionholders and to do any other act, that may be necessary or expedient for the purpose of cancelling, or transferring to the Offeror or such person(s) as the Offeror shall direct, all rights of the Bossini Optionholders in respect of the Bossini Share Options which are the subject of such acceptance.

The delivery of the Form of Acceptance, duly signed, may, if the Offeror determine it appropriate, be as effective as if it were duly completed and received notwithstanding that it is not completed or received strictly in accordance with the instructions set out in the Form of Acceptance and this letter, including the date specified for receipt.

By accepting the Option Offer in respect of a particular Bossini Share Option, you irrevocably and at your own risk elect to authorise the Offeror, Bossini, Viva, TC Capital and/or such person(s) as the Offeror shall direct to send to you, or procure the sending to you of, the payment to which you are entitled.

Any acceptance of the Option Offer and the receipt of Option Cancellation Price may trigger taxes subject to withholding obligations of the Offeror, Viva and/or Bossini. All Bossini Optionholders are recommended to consult their professional advisers if in any doubt as to the taxation implications of the Option Offer.

RESPONSIBILITY STATEMENTS

The Bossini Directors jointly and severally accept full responsibility for the accuracy of the information contained in this letter (other than that relating to the Offeror and the Viva Group) and the Bossini Directors confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this letter by the Bossini Directors (other than those expressed by the Viva Directors and the directors of the Offeror as their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this letter the omission of which would make any statements in this letter misleading.

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this letter (including such information relating to the Offeror but excluding such that relating to the Viva Group (other than the Offeror) or the Bossini Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this letter by the directors of the Offeror (other than those expressed by the Viva Directors or the Bossini Directors in their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this letter, the omission of which would make any statements in this letter misleading.

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APPENDIX VIII	FORM OF LETTER TO BOSSINI OPTIONHOLDERS

The Viva Directors jointly and severally accept full responsibility for the accuracy of the information contained in this letter (other than that relating to the Offeror and the Bossini Group) and the Viva Directors confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this letter by the Viva Directors (other than those expressed by Bossini Directors and the directors of the Offeror as their capacity as such) have been arrived at after due and careful consideration and there are no other facts not contained in this letter, the omission of which would make any statements in this letter misleading.

Yours faithfully,
For and on behalf of

TC Capital International Limited

Edward Wu	Edith Lee
Chairman	Managing Director

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